Registration No. 333-218604-02
Dated April 19, 2018
Securities Act of 1933, Rule 424(b)(2)

UNDERLYING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT DATED JUNE 30, 2017, THE PROSPECTUS
SUPPLEMENT DATED JUNE 30, 2017 AND PROSPECTUS DATED JUNE 30, 2017

Credit Suisse AG

Medium-Term Notes and Warrants

Underlying Supplement for Indices

As part of our Medium-Term Notes and Warrants program, Credit Suisse AG (“Credit Suisse”) from time to time may offer certain securities (the “securities”) linked to the performance of one or more indices, each of which we refer to as a “reference index,” or to a weighted basket of reference indices. We refer to such weighted basket as the “basket” and to each reference index included in the basket as a “basket component.” We refer generally to any reference index and basket component as an “underlying.” References to a “reference index,” “basket component” and “underlying” are deemed to include reference to any relevant successor underlying.

This prospectus supplement, which we refer to as an “underlying supplement,” describes some of the underlyings to which the securities may be linked. The specific terms of each security offered will be described in the applicable pricing supplement and product supplement.

With respect to any notes, you should read this underlying supplement, the related prospectus dated June 30, 2017, the related prospectus supplement dated June 30, 2017, any applicable product supplement, the applicable pricing supplement and any applicable free writing prospectus (each, an “offering document”) carefully before you invest. With respect to any warrants, you should read this underlying supplement, the related prospectus dated June 30, 2017, the related prospectus supplement dated June 30, 2017, any applicable product supplement, the applicable pricing supplement and any applicable free writing prospectus (each, also an “offering document”) carefully before you invest. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein (or with those described in the prospectus, prospectus supplement, any applicable product supplement or any applicable free writing prospectus), the terms described in the applicable pricing supplement will control.

This underlying supplement describes only select reference indices to which the securities may be linked. We do not guarantee that we will offer securities linked to any of the reference indices described herein. In addition, we may offer securities linked to one or more reference indices that are not described herein. In such case, we will describe any such additional reference index or reference indices in the applicable pricing supplement or any applicable product supplement or in another underlying supplement.

For risks related to an investment in the securities, please refer to the “Risk Factors” section in any accompanying product supplement and the “Selected Risk Considerations” or “Key Risks” section, as applicable, in the applicable pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this underlying supplement or any other offering document to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this underlying supplement is April 19, 2018.

table of contents

Page

The Securities	US-1
The Reference Indices	US-2
The NYSE Arca Gold Miners Index	US-2
The NYSE Arca Hong Kong 30 Index	US-5
The DAX Indices	US-6
The DAX	US-6
The MDAX	US-7
The FTSE Russell Indices	US-14
The FTSE 100 Index	US-14
The FTSE China 50™ Index	US-15
The Russell 2000® Index	US-18
The Hang Seng® Indices	US-31
The Hang Seng® Index	US-31
The Hang Seng® China Enterprises Index	US-35
The JPX-Nikkei Index 400	US-38
The Korea Stock Price Index 200	US-42
The MVIS® Global Junior Gold Miners Index	US-44
The MSCI Indices	US-50
The MSCI Australia Index	US-51
The MSCI Brazil Index	US-51
The MSCI Brazil 25/50 Index	US-51
The MSCI Canada Index	US-52
The MSCI Germany Index	US-52
The MSCI Emerging Markets Index	US-52
The MSCI EAFE® Index	US-52
The MSCI EASEA® Index	US-53
The MSCI Japan Index	US-53
The MSCI Korea Index	US-53
The MSCI Korea 25/50 Index	US-53
The MSCI Singapore Free Index	US-54
The MSCI Taiwan Index	US-54
The MSCI All Country (AC) Asia Ex Japan Index	US-54
The MSCI All Country (AC) Far East Ex Japan Index	US-54
The MSCI ACWI Index	US-55
The NASDAQ-100 Index	US-66
The NIFTY 50 Index	US-70
The Nikkei 225 Index	US-74
The S&P Dow Jones Indices	US-76
The Dow Jones Industrial Average™	US-76
The Dow Jones U.S. Financials and Real Estate Indices	US-77
The Dow Jones U.S. Financials Index	US-77
The Dow Jones U.S. Real Estate Index	US-78
The S&P 500® Index	US-82
The S&P MidCap 400® Index	US-82
The S&P 100® Index	US-82
The S&P Select Industry Indices	US-87
The S&P® Homebuilders Select IndustryTM Index	US-87
The S&P® Metals & Mining Select IndustryTM Index	US-87
The S&P® Oil & Gas Exploration & Production Select IndustryTM Index	US-87
The S&P/ASX 200 Index	US-91
The S&P Select Sector Indices	US-93
The Consumer Discretionary Select Sector Index	US-93
The Consumer Staples Select Sector Index	US-94

The Energy Select Sector Index	US-94
The Financial Select Sector Index	US-94
The Health Care Select Sector Index	US-94
The Industrials Select Sector Index	US-94
The Materials Select Sector Index	US-94
The Real Estate Select Sector Index	US-94
The Technology Select Sector Index	US-94
The Utilities Select Sector Index	US-95
The STOXX Indices	US-97
The STOXX® Europe 600 Index	US-97
The EURO STOXX 50® Index	US-98
The EURO STOXX® Banks Index	US-99
The STOXX® Europe 600 Basic Resources Index	US-100
The Swiss Market Index	US-104
The Tokyo Stock Price Index	US-107

ii

The Securities

We are responsible for the information contained and incorporated by reference in this underlying supplement. As of the date of this underlying supplement, we have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this document or the accompanying product supplement, prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

We are offering securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of this underlying supplement or the accompanying pricing supplement, product supplement, prospectus supplement or prospectus and the offering of securities in some jurisdictions may be restricted by law. If you possess this underlying supplement and the accompanying pricing supplement, product supplement, prospectus supplement and prospectus, you should find out about and observe these restrictions. This underlying supplement and the accompanying pricing supplement, product supplement, prospectus supplement and prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or from any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” or “Supplemental Plan of Distribution” section, as the case may be, of the applicable product supplement and the “Supplemental Plan of Distribution (Conflicts of Interest),” “Supplement to the Plan of Distribution” or “Supplemental Plan of Distribution” section, as the case may be, of the applicable pricing supplement for additional information. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will control.

In this underlying supplement and accompanying pricing supplement, product supplement, prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

The Reference Indices

The securities may be linked to the performance of one or more of the following reference indices. We have derived all information contained in this underlying supplement regarding each reference index, including, without limitation, its composition, its method of calculation and changes in its components and its historical closing values, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the sponsor(s) of each such reference index.

If any Bloomberg symbol for a particular reference index differs from, or is more precise than, any Bloomberg symbol referenced below, we will set forth the different, or more precise, Bloomberg symbol in the relevant pricing supplement. We have not participated in the preparation of, or independently verified, the information obtained from Bloomberg Financial Markets.

Each reference index is developed, calculated and maintained by its respective sponsor(s) and/or publisher. Neither we nor any of the agents have participated in the preparation of such information or made any due diligence inquiry with respect to any reference index, sponsor(s) or publisher. We cannot give any assurance that all events occurring prior to the date of the applicable pricing supplement (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that may affect the level of any reference index (and therefore the level of any such reference index at the time we price the securities, as applicable) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor of any reference index could affect the interest, payment at maturity or any other amounts payable, if any, on the securities, as applicable, and therefore the market value of the securities in the secondary market, if any.

You, as an investor in the securities, should make your own investigation into any relevant reference index, sponsor(s) or publisher. The sponsors and publishers are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities. The sponsors and/or publishers have no obligation to continue to publish the reference indices, and may discontinue or suspend publication of any reference index at any time in their sole discretion.

The historical performance of a reference index is not an indication of its future performance and future performance may differ significantly from historical performance, either positively or negatively.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this underlying supplement or the accompanying prospectus supplement and prospectus.

The NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold and silver. The NYSE Arca Gold Miners Index includes common stocks, American depositary receipts (“ADRs”) and Global depositary receipts (“GDRs”) of selected companies that are involved in mining for gold and silver ore and that are listed for trading on the NYSE or the NYSE Arca, Inc. (“NYSE Arca”) or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $750 million that have a daily average trading volume of at least 50,000 shares over the past three months are eligible for inclusion in the NYSE Arca Gold Miners Index. If a company has more than one listing, the listing representing the company’s ordinary shares is generally used. The index compiler has discretion not to include all companies that meet the minimum levels for inclusion.

The NYSE Arca Gold Miners Index is calculated on a price return basis using a modified market capitalization divided by the divisor. The divisor was set on December 20, 2002 to obtain a base level of 500.00 at the base market capitalization. As described below, the divisor is continually adjusted as a result of corporate actions and composition changes to maintain continuity in the index. More specifically, the index is calculated using the following formula:

Where:

t	day of calculation
N	number of constituent equities in index
Qi,t	number of shares of equity i on day t
Mi,t	multiplier of equity i
Ci,t	price of equity i on day t
DIV	current index divisor on day t

Quarterly Review of the NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is reviewed quarterly so that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. The NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Components will be removed from the index during the quarterly review if their market capitalization falls below $450 million, or the traded average daily shares for the previous three months is lower than 30,000 shares and the traded average daily value for the previous three months is lower than $600,000.

Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month, in connection with the quarterly index rebalance. An index announcement on the website of NYSE Euronext will announce such changes. The inclusion of companies in the index will be announced at least three trading days before the actual inclusion. The component to be removed will be announced no later than 3 p.m. ET on the business day before the effective date of removal.

The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1) the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2) the component securities are split into two subgroups—large and small—which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large securities are defined as having a NYSE Arca Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having an index weight below 5%; and

(3) the aggregate weight of those component securities that individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 45% of the total NYSE Arca Gold Miners Index value.

During the scheduled quarterly adjustments to the index, the component weights are adjusted using the following process to maintain the above three asset diversification requirements:

(1) If any component stock exceeds 20% of the total value of the index, then all stocks greater than 20% of the index are reduced to represent 20% of the value of the index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

(2) The components are sorted into two groups, large and small. Large components are components with a starting index weight of 5% or greater and small components are those that are under 5% (after any adjustments for

Diversification Rule 1). The large and small group in aggregate will represent 45% and 55%, respectively, of the final index weight.

(3) The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately.

(4) Finally, the weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Corporate Action-Related Adjustments

The index may be adjusted in order to maintain the continuity of the index level and the composition. The underlying aim is that the index continues to reflect as closely as possible the value of the underlying portfolio. Adjustments take place in reaction to events that occur with constituents, in order to mitigate or eliminate the effect of that event on the index.

(1) Removal of constituents. Any stock deleted from the index as a result of a corporate action such as a merger, acquisition, spin-off, delisting or bankruptcy is not replaced by any new stock. The total number of stocks in the index is reduced by one every time a company is deleted. If a company is removed from the index, the divisor will be adapted to maintain the index level.

(a) Mergers and acquisitions. In the event that a merger or acquisition occurs between members of the index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock. In the event that only one of the parties to a merger or acquisition is a member of the index, an acquiring member of the index continues as a member of the index and its shares will be adjusted at the next rebalance while an acquired member of the index is removed from the index and the acquiring company may be considered for inclusion at the next rebalance.

(b) Suspensions and company distress. Immediately upon a company’s bankruptcy announcement, the stock is removed from the index at the closing price of the first trading day following the announcement. If the stock does not trade on the relevant exchange between the bankruptcy announcement and the next rebalance effective date, the stock may be deleted from the index with a presumed market value of $0.

(c) Split-up / spin-off. The closing price of the index constituent is adjusted by the value of the spin-off. Spun-off companies will not be automatically added into the index at the time of the event.

(2) Dividends. The price index will be adjusted for dividends that are special. To determine whether a dividend should be considered a special dividend, the compiler will use the following criteria: (a) the declaration of a dividend additional to those dividends declared as part of a company’s normal results and dividend reporting cycle; or (b) the identification of an element of a dividend paid in line with a company’s normal results and dividend reporting cycle as an element that is unambiguously additional to the company’s normal payment.

(3) Rights issues and other rights. In the event of a rights issue, the price is adjusted for the value of the right on the ex date, and the shares are increased according to the terms of the offering. The value of the right is determined from the market value of the right. The compiler shall only effect adjustments if the rights represent a positive value.

(4) Bonus issues, stock splits and reverse stock splits. For bonus issues, stock splits and reverse stock splits, the number of shares included in the index will be adjusted in accordance with the ratio given in the corporate action. Since the event won’t change the value of the company included in the index, the divisor will not be changed because of this.

(5) Changes in number of shares. Changes in the number of shares in issue will not be reflected in the index until the next review unless the change is related to a specific corporate action.

The NYSE Arca Hong Kong 30 Index

The NYSE Arca Hong Kong 30 Index (“NYSE Arca Hong Kong 30 Index”) is a broad-market index that measures the composite price performance of 30 stocks actively traded on the Stock Exchange of Hong Kong (“SEHK”) and is designed to reflect the movement of the Hong Kong stock market as a whole. The NYSE Arca Hong Kong 30 Index was established on June 25, 1993 with a benchmark value of 350.00. The NYSE Arca Hong Kong 30 Index is calculated and disseminated each New York business day based on the most recent official closing price of each of the component stocks as reported by the SEHK and a fixed HK$/US$ exchange rate. The NYSE Arca Hong Kong 30 Index is calculated, maintained and published by the NYSE Arca, an indirect, wholly owned subsidiary of the American Stock Exchange LLC (“AMEX” or the “American Stock Exchange”), which completed its merger with NYSE Euronext on October 1, 2008. The combined entity is referred to herein as the “Exchange.” The NYSE Arca Hong Kong 30 Index is reported by Bloomberg under the ticker symbol “HKX.”

Eligibility Standards for the Inclusion and Maintenance of Component Stocks in the NYSE Arca Hong Kong 30 Index

NYSE Arca states that it selects securities comprising the NYSE Arca Hong Kong 30 Index based on their market weight, trading liquidity and representativeness of the business industries reflected on the SEHK. NYSE Arca will require that each NYSE Arca Hong Kong 30 Index component security be one issued by an entity with major business interests in Hong Kong, listed for trading on the SEHK, and have its primary trading market located in a country with which NYSE Arca has an effective surveillance sharing agreement. NYSE Arca will remove any NYSE Arca Hong Kong 30 Index component security that fails to meet any of the foregoing listing and maintenance criteria within 30 days after such a failure occurs. To ensure that the NYSE Arca Hong Kong 30 Index does not consist of a number of thinly-capitalized, low-priced securities with small public floats and low trading volumes, NYSE Arca has established additional listing and maintenance criteria:

•	All component securities selected for inclusion in the NYSE Arca Hong Kong 30 Index must have, and thereafter maintain, an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior six-month period, of at least HK$3 billion (approximately US$380 million);

•	All component securities selected for inclusion in the NYSE Arca Hong Kong 30 Index must have, and thereafter maintain, a minimum free float value (total freely tradable outstanding shares less insider holdings), based on a monthly average measured over the prior three-month period, of US$238 million, although up to, but no more than, three NYSE Arca Hong Kong 30 Index component securities may have a free float value of less than US$238 million but in no event less than US$150 million, measured over the same period;

•	All component securities selected for inclusion in the NYSE Arca Hong Kong 30 Index must have, and thereafter maintain, an average daily closing price, measured over the prior six-month period, not lower than HK$2.50; and

•	All component securities selected for inclusion in the NYSE Arca Hong Kong 30 Index must have, and thereafter maintain, an average daily trading volume, measured over the prior six-month period, of more than one million shares per day, although up to, but no more than, three component securities may have an average daily trading volume, measured over the prior six-month period, of less than one million shares per day but in no event less than 500,000 shares per day.

NYSE Arca reviews the NYSE Arca Hong Kong 30 Index’s component securities on a quarterly basis, conducted on the last business day in January, April, July and October. Any component security failing to meet the above listing and maintenance criteria is reviewed on the second Friday of the second month following the quarterly review again to determine compliance with the above criteria. Any NYSE Arca Hong Kong 30 Index component stock failing this second review is replaced by a “qualified” NYSE Arca Hong Kong 30 Index component stock, effective upon the close of business on the following Friday, provided, however, that if such Friday is not a business day, the replacement will be effective at the close of business on the first preceding business day. NYSE Arca will notify its membership immediately after it determines to replace an NYSE Arca Hong Kong 30 Index component stock.

The NYSE Arca Hong Kong 30 Index is maintained by NYSE Arca and contains at least thirty component stocks at all times. NYSE Arca may change the composition of the NYSE Arca Hong Kong 30 Index at any time in order to reflect more accurately the composition and track the movement of the Hong Kong stock market. Any replacement component stock must also meet the component stock listing and maintenance standards as discussed above. If the number of NYSE Arca Hong Kong 30 Index component securities in the NYSE Arca Hong Kong 30 Index falls below thirty, no new option series based on the NYSE Arca Hong Kong 30 Index will be listed for trading unless and until the Securities and Exchange Commission approves a rule filing pursuant to section 19(b) of the Exchange Act of 1934 reflecting such change.

License Agreement with the Exchange

We have entered into an agreement with the Exchange, providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the NYSE Arca Hong Kong 30 Index, which is owned and published by the Exchange, in connection with certain securities.

The securities are not sponsored, endorsed, sold or promoted by the Exchange (including its affiliates). The Exchange has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the securities. The Exchange makes no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the NYSE Arca Hong Kong 30 Index to track general stock market performance. The Exchange has no relationship to Credit Suisse with respect to the NYSE Arca Hong Kong 30 Index other than the licensing of the NYSE Arca Hong Kong 30 Index and the related trademarks for use in connection with the securities, which index is determined, composed and calculated by the Exchange without regard to Credit Suisse or the securities. The Exchange has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculating the NYSE Arca Hong Kong 30 Index. The Exchange is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Exchange has no liability in connection with the administration, marketing or trading of the securities.

The Exchange is under no obligation to continue the calculation and dissemination of the NYSE Arca Hong Kong 30 Index and the method by which the NYSE Arca Hong Kong 30 Index is calculated and the name “NYSE Arca Hong Kong 30 Index” may be changed at the discretion of the Exchange. No inference should be drawn from the information contained in this underlying supplement that the Exchange makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of the NYSE Arca Hong Kong 30 Index to track general stock market performance. The Exchange has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the NYSE Arca Hong Kong 30 Index. The use of and reference to the NYSE Arca Hong Kong 30 Index in connection with the securities have been consented to by the Exchange.

The Exchange disclaims all responsibility for any inaccuracies in the data on which the NYSE Arca Hong Kong 30 Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the NYSE Arca Hong Kong 30 Index.

The DAX Indices

The DAX

The DAX® Index (the “DAX”) comprises the 30 largest and most actively traded companies listed on the Frankfurt Stock Exchange. These companies are selected from the continuously traded companies in the Prime Standard Segment that meet certain selection criteria. To be listed in the Prime Standard, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must satisfy additional transparency requirements. The reference date of the DAX is December 30, 1987. The DAX is reported by Bloomberg under the ticker symbol “DAX.”

The DAX is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the DAX capitalization, measured quarterly. Weighting is based exclusively on the free float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free float factor are updated on one day each quarter (the “chaining date”). The DAX is a performance (i.e., total return) index, which reinvests all income from dividend and bonus payments in the DAX portfolio. For information concerning the methodology of the DAX, please refer to “Methodology of the DAX Indices” below.

The MDAX

The MDAX® Index (the “MDAX”) comprises 50 issuers based in Germany from classic sectors (i.e., sectors other than technology sectors) which, in terms of size and turnover, follow after the DAX companies. These companies are selected from the continuously traded companies in the Prime Standard Segment that meet certain selection criteria. To be listed in the Prime Standard, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must satisfy additional transparency requirements. The reference date of the MDAX is December 30, 1987. The MDAX is reported by Bloomberg under the ticker symbol “MDAX.”

The MDAX is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the MDAX capitalization, measured quarterly. Weighting is based exclusively on the free float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free float factor are updated on one day each quarter (the “chaining date”). The MDAX is a performance (i.e., total return) index, which reinvests all income from dividend and bonus payments in the MDAX portfolio. For information concerning the methodology of the MDAX, please refer to “Methodology of the DAX Indices” below.

Methodology of the DAX Indices

The Working Committee for Equity Indices and the Management Board of Deutsche Börse

The Working Committee for Equity Indices (the “Committee”) advises Deutsche Börse AG (“Deutsche Börse” or the “DAX Index Sponsor”) on all issues related to the DAX and the MDAX (each a “DAX Index,” and together the “DAX Indices”), recommending measures that are necessary in order to ensure the relevance of the DAX Indices range and the correctness and transparency of the DAX Indices calculation process. In accordance with the various rules, the Committee pronounces recommendations in respect of the composition of the DAX Indices. However, any decisions on the composition of and possible modifications to the DAX Indices are exclusively taken by the Management Board of Deutsche Börse (the “Board”). Such decisions are published in a press release and on Deutsche Börse’s publicly available website in the evening after the Committee has concluded its meeting. We have not participated in the preparation of, or independently verified, the information contained on Deutsche Börse’s website.

The Committee’s meetings usually take place on the fifth trading day in each of March, June, September and December. The date for the respective next meeting is announced via a press release on Deutsche Börse’s website on the evening of the current meeting.

The so-called “equity index ranking” is published monthly by Deutsche Börse, containing all relevant data in respect of the key criteria order book turnover and market capitalization. This publication also serves the Committee as a basis for decision-making at its quarterly meetings. It is produced at the beginning of each month and published via the Internet.

Free Float

For the determination of the free float portion used to weight a company’s class of shares in the DAX Indices and for the ranking lists, the following definition applies:

1. All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float. Shareholdings of an owner also include shareholdings:

•	held by the family of the owner as defined by section §15a of the German Securities Trading Act (“WpHG”);

•	for which a pooling has been arranged in which the owner has an interest;

•	managed or kept in safe custody by a third party for account of the owner; and

•	held by a company which the owner controls as defined by section 22(3) of the WpHG.

2. The definition of “non-free float”—irrespective of the size of a shareholding—covers any shareholding of an owner that is subject to a statutory or contractual qualifying period of at least six months with regard to its disposal by the owner. This applies only during the qualifying period. Shareholdings as defined by No. 1 above are counted as shareholdings for the calculation according to No. 1. Shares held by the issuing company (treasury shares) are always considered as block holdings and are not part of the free float of the share class.

3. As long as the size of such a shareholding does not exceed 25% of a company’s share capital, the definition of free float includes all shareholdings held by:

•	asset managers and trust companies;

•	funds and pension funds; and

•	investment companies or foreign investment companies in their respective special fund assets with the purpose of pursuing short-term investment strategies. Such shares, for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to actively influence the company policies and ongoing business of the company, are not considered as such a short-term investment. In addition, shares having been acquired through a public purchase offer are not considered as short-term investment. This does not apply to shareholdings managed or held in safe custody according to No. 1, or to venture capital companies, or other assets serving similar purposes. The shareholdings as defined by No. 1 above are not counted as shareholdings for the calculation according to No. 1.

4. In the case of an ongoing takeover, shares that are under the control of the overtaking companies via derivatives will also be considered for the determination of the stock’s free float. The derivatives need to be subject to registration according to legislation in WpHG and the German Securities Acquisition and Takeover Act (“WpÜG”).

The various criteria in Nos. 1 to 4 are also fully applied to classes of shares that are subject to restrictions of ownership.

Index Composition

Selection Criteria

To be included or to remain in the DAX Indices, companies have to satisfy certain prerequisites. All classes of the company’s shares must:

•	be listed in the Prime Standard Segment on the Frankfurt Stock Exchange;

•	be traded continuously on Deutsche Börse’s electronic trading system Xetra®;

•	show a free float portion of at least 10%;

•	have their legal headquarters or operating headquarters in Germany; and

•	for inclusion in the MDAX, belong to a sector or subsector that is assigned to the “Classic” (i.e., non-technology) area.

Companies that are first listed at Xetra® have additionally to be listed for a minimum of at least 30 trading days.

If, for any company, more than one class of shares fulfills the above criteria, only the respective larger or more liquid class can be included in the DAX Indices. Moreover, companies must either:

•	have a registered office in Germany or their operating headquarters in Germany; or

•	have their focus of trading volume on Xetra® and their legal headquarters in the European Union or in a European Free Trade Association country (“EFTA”).

Operating headquarters is defined as the location of management or company administration, in part or in full. If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The major trading turnover requirement is met if at least 33% of aggregate turnover inside the EU/EFTA over the past twelve months took place on the Frankfurt Stock Exchange, including Xetra®.

To preserve the character of the DAX Indices, the Board reserves the right to exclude certain companies from the DAX Indices in coordination with the Committee. One possible reason for such an exclusion could be that the applicable company is a foreign holding company with headquarters in Germany, but a clear focus on business activities abroad.

For companies already part of the DAX Indices, the above paragraph does not apply.

Companies that satisfied the prerequisites listed above are selected for inclusion in the DAX Indices according to the following two key criteria:

•	order book turnover on Xetra® and in Frankfurt floor trading (within the preceding twelve months); and

•	free float market capitalization (determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month) on the last trading day of each month.

In addition, for the MDAX, the following factors influence the decision-making process:

•	the free float;

•	market availability (measured on the basis of trading volumes, frequency of price determination, exchange turnover or the Xetra® Liquidity Measure);

•	sector affiliation; and

•	the period during which a company has met the criteria for inclusion in, or elimination from, the MDAX (retroactive view).

Taking these criteria into account, the Committee submits proposals to the Board to leave the current composition of the DAX Indices unchanged or to effect changes. The final decision as to whether or not to replace an index component issue is taken by the Board. In the case of the DAX, such decisions will be directly reflected by the respective rankings.

Adjustments to Index Composition

The index composition of the DAX Indices is reviewed quarterly based on the Fast Exit and Fast Entry rules. The index composition of the DAX is reviewed every September based on the Regular Exit and Regular Entry rules, while the index composition of the MDAX is reviewed semiannually based on the Regular Exit and Regular Entry rules.

The purpose of the review on the basis of the Fast Exit and Fast Entry rules is to account for significant changes in rankings. These changes may occur when companies no longer possess the required size (free float market capitalization) or liquidity (order book volume), which may arise due to large issues (e.g., major changes in the free float or a steep price drop) and should be taken into consideration promptly in the index.

The “Overview of rules” table shows when and how the rules detailed below apply.

Overview of rules

FF MCap: free float market capitalization

OB volume: Order book volume

DAX	Candidate rank FF MCap/OB volume	Alternate candidate rank FF MCap/OB volume	Mar	Jun	Sep	Dec
Fast Exit	45/45	35/35; 35/40; 35/45	X	X	X	X
Fast Entry	25/25	35/35	X	X	X	X
Regular Exit	40/40	35/35			X
Regular Entry	30/30	35/35			X
MDAX	Candidate rank FF MCap/OB volume	Alternate candidate rank FF MCap/OB volume	Mar	Jun	Sep	Dec
Fast Exit	65/65	55/55; 55/60; 55/65	X	X	X	X
Fast Entry	45/45	55/55	X	X	X	X
Regular Exit	60/60	55/55	X		X
Regular Entry	50/50	55/55	X		X

The selection of companies in the DAX Indices is based on the quantitative criteria of free float market capitalization and order book volume. The currently valid ranking list always forms the basis for the application of the rules outlined below. The four rules are applied successively.

1. Fast Exit: A company in the index is replaced if it has a worse rank than the “candidate rank” in one of the two criteria of free float market capitalization or order book volume (see the “Overview of rules” table; for example, greater than 45 in free float market capitalization criterion or greater than 45 in the order book volume criterion in the DAX ranks). It is replaced by the company with the highest free float market capitalization that has the corresponding ranking positions for both criteria in the “alternate candidate rank” stated in the “Overview of rules” table for the respective DAX Index (e.g., less than or equal to 35 in the DAX ranks). If there are no companies that meet these conditions, the successor is determined by relaxing the order book volume criterion twice gradually, each time by five ranks (e.g., 35/40, then 35/45 in the DAX ranks). If there is still no company that meets the criteria, the company with the highest free float market capitalization is determined as the successor.

2. Fast Entry: A company is included in the index if it has the same or better rank than the candidate rank in both the free float market capitalization and order book volume criteria (e.g., less than or equal to rank 25 for the free float market capitalization criterion and less than or equal to rank 25 in the order book volume criterion in the DAX ranks). The company with the lowest free float market capitalization that is ranked worse than the alternate candidate rank in one of the criteria is excluded (e.g., greater than 35 in one of the two criteria in the DAX ranks). If there are no companies in the index that meet these criteria, the company with the lowest free float market capitalization is removed from the index.

3. Regular Exit: A company in the index may be replaced if it has a worse rank than the candidate rank in one of the two criteria of free float market capitalization or order book volume (for example, greater than 40 in the free float market capitalization criterion or greater than 40 in the order book volume criterion in the DAX ranks). It may be replaced by the company with the highest free float market capitalization that has the corresponding ranking positions for both criteria in the alternate candidate rank stated in the “Overview of rules” table for the respective index (e.g., less than or equal to 35 in the DAX ranks). If no successor can be determined, no change takes place.

4. Regular Entry: A company may be included in the index if it has the same or better rank than the candidate rank in both the free float market capitalization and order book volume criteria (e.g., less than or equal to rank 30 for the free float market capitalization criterion and less than or equal to rank 30 in the order book volume criterion in the DAX ranks). The company with the lowest free float market capitalization that is ranked worse than the alternate candidate rank in one of the criteria may be excluded (e.g., greater than 35 in one of the two criteria in the DAX ranks). If no alternate candidate can be determined, no exchange takes place.

In principle, the following applies to all four rules: if there are several companies that fulfill the criteria, the best/worst candidate in terms of free float market capitalization is included/replaced.

In exceptional cases, for example, takeovers announced at short notice or significant changes in the free float, Deutsche Börse may deviate from rules 1 – 4 mentioned above. The Committee can be consulted as an advisory council. Furthermore, Deutsche Börse may also decide to undertake a market consultation.

Actions in case of shortfalls in the DAX Indices

It may be the case that there is a shortfall in the relevant DAX Index during the index review. This may occur when a company no longer meets the basic criteria (see “Index Composition—Selection Criteria” above). An example would be a company publicly announcing the discontinuation of the Prime Standard listing. Remaining in the relevant DAX Index is therefore no longer justified; however, this will only take effect in the next regular review. In this case, the company would be removed during the regular review before the application of the four rules above. Consequently there would be a shortfall in the relevant DAX Index.

If there is a shortfall during the regular review before the four rules of the DAX Indices are applied, a check is performed to see whether there is a relegation candidate from a superior index (e.g., a shortfall may occur in the MDAX due to an exit from DAX and the simultaneous promotion of an MDAX company). In this case, a review using the Regular Exit rule for the respective DAX Index will be performed for the exit candidate, reviewing the eligibility for acceptance into the subordinate DAX Index.

a.  If the company meets the Regular Exit rule, the relegation candidate is directly accepted into the relevant DAX Index in which the shortfall occurred.

b.  If the Regular Exit rule is not met, the relegation candidate is not accepted directly into the relevant DAX Index with the shortfall.

c.  If there are no other relegation candidates and a shortfall continues to exist in the relevant DAX Index, this shortfall in the relevant DAX Index is treated as a Fast Exit. Consequently, the Fast Exit rule of the respective DAX Index with the shortfall is applied. In this case, the company which caused the shortfall is considered the Fast Exit candidate. A company that in turn could be accepted into the relevant DAX Index with the shortfall is found using the Fast Exit rule.

There is still a possibility for a shortfall in the relevant DAX Index. This may occur when a company that so far had not been included in a DAX Index as it failed to meet the base criteria (see “Index Composition—Selection Criteria” above) qualifies for the new index composition and replaces a company. An example of this would be if a company has only recently been listed (IPO). If two companies are exchanged and the example above or a similar situation applies, this may lead to a surplus in the subordinate DAX Index. If, for example, a recently listed company qualifies directly for the DAX, the replaced company could be included into the MDAX and cause a surplus there.

If a company changes from a DAX Index into a subordinate DAX Index without a security from the subordinated DAX Index being promoted at the same time, this may lead to a surplus of companies (e.g., a recently listed company is promoted to the DAX following the regular review. At first the composition of the DAX is finalized. As soon as the review of the DAX is complete, the review of the exchanged candidate for acceptance into the MDAX is carried out using the Regular Exit rule). In this case, a check using the Regular Exit rule for the respective DAX Index is performed for the exit candidate, reviewing the eligibility for acceptance into the subordinated DAX Index.

a.  If the company does not violate the Regular Exit rule, the relegation candidate is directly accepted into the subordinated DAX Index.

b.  If the Regular Exit rule is not met, the relegation candidate is not accepted directly into the subordinated DAX Index with the shortfall.

c.  If there are no other relegation candidates and there is still a shortfall in the relevant DAX Index, this surplus is treated as a Fast Entry. Consequently, the Fast Entry rule of the respective DAX Index is applied. In this case, the company that caused the surplus is considered as the Fast Entry candidate. A company that, in turn, could be removed from the relevant DAX Index with the surplus is found using the Fast Entry rule.

The relevant DAX Index is restored to the fixed number of companies before the four rules for the relevant DAX Index are applied (Fast Exit, Fast Entry, Regular Exit and Regular Entry). The aim of this is to ensure that the relevant DAX Index contains the designated number of companies before the review of the index is performed.

Extraordinary Index Review

Extraordinary adjustments to the index composition have to be performed, regardless of the “fast-exit” or “fast-entry” rules, upon occurrence of specific events, such as insolvency. In addition, a company can be removed immediately if its index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis. The Board, in agreement with the Committee, may decide on the removal and may replace the company two full trading days after the announcement.

Adjustments are also necessary in two scenarios in the mergers and acquisitions context:

•	if an absorbing or emerging company meets basis criteria for inclusion in the applicable DAX Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the applicable DAX Index under the ordinary or extraordinary adjustments described above. The absorbed company is replaced by the absorbing or emerging company on the same date; and

•	if an absorbing company is already included in the applicable DAX Index or does not meet the basis criteria for inclusion in the applicable DAX Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the applicable DAX Index under the ordinary or extraordinary adjustments described above. On the same date, the absorbed company is replaced by a new company determined by the Fast Exit Rule (for the DAX) or after recommendation of the Committee (for the MDAX).

The weight of the company represented in the applicable DAX Index is adjusted to the new number of shares on the quarterly date after the merger has taken place.

Index Calculation

The DAX Indices are weighted by market capitalization; however, only freely available and tradable shares (“free float”) are taken into account. The DAX Indices are performance (i.e., total return) indices, which reinvests all income from dividend and bonus payments in the applicable DAX Index portfolio.

The DAX Indices Formula

The DAX Indices are conceived according to the Laspeyres formula set out below:

whereby:

cit	=	Adjustment factor of company i at time t
ffiT	=	Free float factor of share class i at time T
n	=	Number of shares in the applicable DAX Index
pi0	=	Closing price of share i on the trading day before the first inclusion in the applicable DAX Index
piT	=	Price of share i at time t
qi0	=	Number of shares of company i on the trading day before the first inclusion in the applicable DAX Index
qiT	=	Number of shares of company i at time T
t	=	Calculation time of the applicable DAX Index

KT	=	Applicable DAX Index chaining factor valid as of chaining date T
T	=	Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weighting:

Index calculation can be reproduced in simplified terms by using the expression Fi:

•	multiply the current price by the respective Fi weighting factor;

•	take the sum of these products; and

•	divide this by the base value (A) which remains constant until a modification in the applicable DAX Index composition occurs.

The Fi factors provide information on the number of shares required from each company to track the underlying Index portfolio.

Calculation Frequency

Index calculation is performed on every exchange trading day in Frankfurt, using prices traded on Deutsche Börse’s electronic trading system Xetra®, whereby the last determined prices are used. The DAX Indices are calculated continuously once a second. The DAX is distributed as soon as current prices are available for all 30 index components included in the DAX (but no later than 9:06 a.m.). As long as opening prices for individual shares are not available, the particular closing prices of the previous day are taken instead for calculating the indices.

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations. If such suspension occurs before the start of trading, the closing price of the previous day is taken instead. The “official” closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

Adjustments

The DAX Indices are adjusted for exogenous influences (e.g., price-relevant capital changes) by means of certain correction factors, assuming a reinvestment according to the “opération blanche.” If the absolute amount of the accumulated distributions (dividends, bonus and special distributions, spin-offs or subscription rights on other security classes) between two regular chaining dates accounts for more than 10% of the market capitalization of the distributing company on the day before the first distribution, the part of the distribution exceeding the 10% will not be reinvested in a single stock but in the overall index portfolio per unscheduled chaining date.

Licensing Agreement with Deutsche Börse

The DAX Indices are a registered trademark of Deutsche Börse. The securities are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse (the “licensor”). Neither the publication of the DAX Indices by the licensor nor the granting of a license regarding the DAX Indices as well as the DAX and MDAX trademarks for the utilization in connection with the securities or other securities or financial products that are derived from the DAX Indices, represents a recommendation by the licensor for a capital investment or contains in any manner a warranty or opinion by the licensor with respect to the attractiveness on an investment in the securities.

The FTSE Russell Indices

The FTSE 100 Index, the FTSE China 50™ Index and the Russell 2000® Index (together, the “FTSE Russell Indices”) are maintained by FTSE Russell. Since 2015, “FTSE Russell” is a trading name of FTSE International Limited, Frank Russell Company, and FTSE TMX Global Debt Capital Markets Limited and its subsidiaries (including MTSNext Limited).

The FTSE 100 Index

The FTSE 100 Index is a free float-adjusted index that measures the composite price performance of stocks of the largest 100 blue-chip companies (determined on the basis of market capitalization) traded on the London Stock Exchange PLC (“LSE”). The 100 stocks included in the FTSE 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE International Limited (“FTSE”), a company owned equally by the LSE and the Financial Times Limited (the “FT”). The FTSE 100 Index is reported by Bloomberg under the ticker symbol “UKX.”

The FTSE 100 Index was first calculated on January 3, 1984 with an initial base level index value of 1,000 points. Publication of the FTSE 100 Index began in February 1984. The FTSE 100 Index is calculated on systems managed by Reuters. Prices and FX rates used are supplied by Reuters. The FTSE 100 Index is calculated, published and disseminated by FTSE, and calculated in association with the Institute and Faculty of Actuaries.

Security Inclusion Criteria

Companies that are large enough to be constituents of the FTSE 100 Index but do not pass the liquidity test are excluded.

Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that the secondary line’s full market capitalization (i.e., before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal line and the secondary line satisfies the eligibility rules and screens in its own right in all respects.

Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion. Existing constituents who do not currently meet this requirement have a five-year grandfathering period to comply.

At the next annual review, the companies are retested against all eligibility screens.

Calculation of the FTSE 100 Index

The FTSE 100 Index level is the summation of the free float-adjusted market values (or capitalizations) of all companies within the FTSE 100 Index divided by the divisor. The price movement of a larger company (say, representing 5% of the value of the FTSE 100 Index) will therefore have a larger effect on the FTSE 100 Index than a smaller company (say, representing 1% of the value of the FTSE 100 Index).

The FTSE 100 Index is reviewed quarterly by the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee (the “Regional Committee”) in order to maintain continuity in the level. Changes to the constituents can be prompted by new listings on the exchange, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization. The Regional Committee undertakes the reviews of the FTSE 100 Index and ensures that constituent changes and index calculations are made in accordance with the ground rules of the FTSE 100 Index. The meetings to review the constituents are held on a quarterly basis in March, June, September and December. Each review is based on data from the close of business on the Tuesday before the first Friday of the review month. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiry of the ICE Futures Europe futures and options contracts.

The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Regional Committee, to be a viable component of the FTSE 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. A constant number of constituents will be maintained for the FTSE 100 Index. Where a greater number of companies qualify to be interested in the FTSE 100 Index than those qualifying to be deleted, the lowest-ranking constituents presently included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest-ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

For more information on the FTSE 100 Index, see “Methodology of the FTSE Russell Indices” below.

License Agreement with FTSE

We have entered into an agreement with FTSE providing us and certain of our affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the FTSE 100 Index, which is owned and published by the FTSE, in connection with certain securities, including the securities.

All rights to the FTSE 100 Index are owned by the FTSE, the publisher of the FTSE 100 Index. None of the LSE, the Financial Times and FTSE has any relationship to Credit Suisse or the securities. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the securities, or has any obligation or liability in connection with the administration, marketing or trading of the securities.

The securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the LSE or by the FT and none of FTSE, the LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the FTSE 100 Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated solely by FTSE. However, none of FTSE, the LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and none of FTSE, the LSE or FT shall be under any obligation to advise any person of any error therein.

“FTSE™” and “Footsie™” are trademarks of LSE and FT and are used by FTSE under license.

The FTSE China 50™ Index

The FTSE China 50™ Index (the “FTSE China 50 Index”) is a stock index calculated, published and disseminated by FTSE Index Limited (“FXI”), a joint venture of FTSE Russell and Xinhua Financial Network Limited (“Xinhua”), and is designed to represent the performance of the mainland Chinese market that is available to international investors and comprises 50 of the largest and most liquid Chinese stocks (H Shares, Red Chips and P Chips) listed and traded on the Stock Exchange of Hong Kong (“SEHK”).

The FTSE China 50 Index is calculated and published in Hong Kong and U.S. dollars. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the SEHK. “Red Chip” shares are securities of companies incorporated outside of the People’s Republic of China, which are substantially owned, directly or indirectly, by Chinese state-owned enterprises and have the majority of their revenue or assets derived from mainland China. “P Chip” companies are incorporated outside the People’s Republic of China, which are controlled by mainland China individuals, with the establishment and origin of the company in mainland China and the majority of their revenue or assets derived from mainland China. FTSE Index Limited has no obligation to continue to publish, and may discontinue publication of, the FTSE China 50 Index. The FTSE China 50 Index is reported by Bloomberg under the ticker symbol “XIN0I.”

Methodology of the FTSE China 50 Index

The FTSE China 50 Index is calculated using the free float index calculation methodology of FTSE Russell. The FTSE China 50 Index is calculated using the following algorithm:

where:

(i)	is 1, 2, … , N;

(N)	is the number of securities in the FTSE China 50 Index;

(p)	is the latest trade price of the component security (or the price at the close of the FTSE China 50 Index on the previous day);

(e)	is the exchange rate required to convert the security’s currency into the FTSE China 50 Index’s base currency;

(s)	is the number of shares in issue used by the FTSE China 50 Index for the security;

(f)	is the investability weighting, a factor to be applied to each security to allow amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100% free float. The investability weighting for each security is published by FTSE;

(c)	is the capping factor to be applied to a security to correctly weight that security in the FTSE China 50 Index. The factor maps the investable market capitalization of each stock to a notional market capitalization for inclusion in the FTSE China 50 Index;

(d)	is the divisor, a figure that represents the total issued share capital of the FTSE China 50 Index at the base date, which can be adjusted to allow changes in the issued share capital of individual securities to be made without distorting the FTSE China 50 Index.

The FTSE China 50 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.

Free float is calculated using available published information rounded to 12 decimal places. Companies with a free float of 5% or below are excluded from the FTSE China 50 Index. Following the application of an initial free float restriction, a constituent’s free float will only be changed if its rounded free float moves to more than 3 percentage points above or below the existing rounded free float. Where a company’s actual free float moves to above 99%, it will not be subject to the 3 percentage point threshold and will be rounded to 100%. A constituent with a free float of 15% or below will not be subject to the 3 percentage point threshold. Foreign ownership limits, if any, are applied after calculating the free float restriction. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

The FTSE China 50 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE China 50 Index. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Implementation of any changes takes place after the close of the index calculation on the third Friday in March, June, September and December. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE China 50 Index, any change in free float is implemented at the same time as the corporate action.

Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

•	Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE China 50 Index if it considers that an “accurate and reliable” price is not available.

•	Liquidity. Securities in the FTSE China 50 Index will be reviewed semiannually for liquidity in March and September. Securities which do not turn over at least 0.05% of their shares in issue, after the application of any free float restrictions and based on their median daily trading volume per month for ten of the twelve months prior to the quarterly review will not be eligible for inclusion in the FTSE China 50 Index. An existing constituent failing to turn over at least 0.04% of its shares in issue, after the application of any free float restrictions and based on its median daily trading volume per month for more than eight of the twelve months prior to the quarterly review, will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

•	New Issues. New issues must have a minimum trading record of at least three months prior to the date of the review and turnover of a minimum of 0.05% of their shares in issue, after the application of any free float restrictions and based on the median daily trading volume each month, on a pro rata basis, except in certain circumstances. When testing liquidity, the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period.

•	The FTSE China 50 Index, like other indices of FXI, is governed by an independent advisory committee that ensures that the FTSE China 50 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE China 50 Index.

Changes to Constituent Weightings

Changes in Free Float. The FTSE China 50 Index will be reviewed quarterly for changes in free float. Implementation of any changes will happen at close of trading on the third Friday in March, June, September and December. A constituent’s free float will also be reviewed and adjusted if necessary:

•	by identifying information which necessitates a change in free float weighting;

•	following a corporate event; or

•	expiry of a lock-in clause.

If a corporate event includes a corporate action which affects the FTSE China 50 Index, any change in free float will be implemented at the same time as the corporate action.

New Issues. Where an eligible non-constituent of the FTSE China 50 Index undertakes an Initial Public Offering of a new equity security, that security will be eligible for fast entry inclusion to the FTSE China 50 Index providing it meets the following conditions: (a) if it is a Fast Entry into the FTSE All-World Index and (b) if its full market capitalization (shares in issue * price) when ranked in descending order is in 20th position or higher. The full market capitalization will be based on the closing price on the first day of trading and the security’s inclusion will be implemented after the close of business on the fifth day of trading. Where a fast entrant is added to the FTSE China 50 Index the lowest ranking constituent by full market capitalization of the FTSE China 50 Index will be selected for removal using the closing prices on the first day of trading and implemented after the close of business on the fifth day of trading. In the event of the fifth day of trading being in close proximity to an index review, FTSE Russell may use its discretion to include a fast entrant at the index review date following advance notice. Following the announcement of a Fast Entry constituent, the FTSE China 50 Index is capped using prices adjusted for corporate events as at the close of business on the fourth day of official trading based on the constituents, shares in issue and free float on the next trading day following the fifth day of official trading. Newly issued securities which do not qualify for early entry will be eligible for inclusion at the next quarterly review, if large enough to become a constituent of the FTSE China 50 Index at that time. The security may also qualify for inclusion in the FTSE China 50 Index Reserve List. If FTSE Russell decides to include a new security as a constituent security other than as part of the normal periodic review procedure, this decision will be publicly announced at the earliest practicable time.

Suspended Companies. Where the company is removed from the FTSE China 50 Index it will be replaced with the highest-ranking company, by full market capitalization, on the Reserve List eligible to be included in the index as at the close of the index calculation on the day preceding the inclusion of the replacement company. This change will be effected after the close of the index calculation and prior to the start of the index calculation on the following day.

For more information on the FTSE China 50 Index, see “Methodology of the FTSE Russell Indices” below.

License Agreement with FTSE Index Limited

The securities are not in any way sponsored, endorsed, sold or promoted by FXI, FTSE Russell or Xinhua or by the LSE or by FT and neither FXI, FTSE Russell, Xinhua nor the LSE nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE China 50 Index and/or the figure at which the FTSE China 50 Index stands at any particular time on any particular day or otherwise. The FTSE China 50 Index is compiled and calculated by or on behalf of FXI. However, neither FXI or FTSE Russell or Xinhua or the LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE China 50 Index and neither FXI, FTSE Russell, Xinhua or the LSE or FT shall be under any obligation to advise any person of any error therein.

The FTSE China 50 Index is calculated by or on behalf of FXI. FXI does not sponsor, endorse or promote the securities.

All copyright in the FTSE China 50 Index values and constituent list vest in FXI. Credit Suisse has obtained full license from FXI to use such copyright in connection with the securities.

“FTSE™” is a trademark jointly owned by LSE and FT. “FTSE” is a trademark of FTSE Russell. “Xinhua” is a service mark and trademark of Xinhua Financial Network Limited. All marks are licensed for use by FXI.

The Russell 2000® Index

The Russell 2000® Index is intended to track the performance of the small-cap segment of the U.S. equity market. The Russell 2000® Index is reconstituted annually and eligible initial public offerings (“IPOs”) are added to the Russell 2000® Index quarterly. The Russell 2000® Index is a subset of the Russell 3000E Index, which contains the largest 4,000 companies incorporated in the U.S. and its territories and represents approximately 99% of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 U.S. companies ranked from 1,001 to 3,000 (based on descending total market capitalization) within the Russell 3000E Index members. As of November 30, 2017, the largest five sectors represented by the Russell 2000® Index were Financial Services, Health Care, Producer Durables, Technology, and Consumer Discretionary. Real-time dissemination of the value of the Russell 2000® Index by Reuters began on December 31, 1986. The Russell 2000® Index was developed by Russell Investments and is calculated, maintained and published by FTSE Russell. The Russell 2000® Index is reported by Bloomberg under ticker symbol “RTY.”

Methodology for the Russell U.S. Indices

Companies which FTSE Russell assigns to the U.S. equity market are included in the Russell U.S. indices. If a company incorporates, has a stated headquarters location, and also trades in the same country (ADRs and ADSs are not eligible), the company is assigned to the equity market of its country of incorporation. If any of the three do not match, FTSE Russell then defines three Home Country Indicators (“HCI”): (a) country of Incorporation, (b) country of Headquarters, and (c) country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. Using the HCIs, FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of assets matches any of the HCIs, then the company is assigned to its primary asset location. However, if there is not enough information to determine the country in which the company’s assets are primarily located, FTSE Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to its home country in a similar fashion. If conclusive country details cannot be derived from assets or revenue, FTSE Russell assigns the company to the country where its headquarters are located, unless the country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. FTSE Russell lists the following countries as BDIs: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and the U.S. Virgin Islands, a U.S. HCI is assigned.

Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the Russell U.S. Indices. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies, limited partnerships and companies that generate or have historically generated unrelated business taxable income (“UBTI”) and have not taken steps to block UBTI from equity holders are also not eligible for inclusion in the Russell U.S. Indices. Companies that are required to report Acquired Fund Fees and Expenses, business development companies, exchange-traded funds and mutual funds are excluded. Bulletin board, pink sheets, and over-the-counter (“OTC”) traded securities (as defined by the SEC) are not eligible for inclusion, including securities for which prices are displayed on the FINRA ADF. Stocks must trade at or above $1.00 on their primary exchange on the rank day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day in May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank day is equal to or greater than $1.00. Initial public offerings must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the rank day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion. Companies with a total market capitalization of less than $30 million are not eligible. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible. When unavailable shares are determined to be 94.5% or greater, this will be rounded to 95%.

The primary criterion used to determine the initial list of securities eligible for the Russell U.S. Indices is total market capitalization, which is determined by multiplying total outstanding shares by the market price as of the rank day in May for those securities being considered at annual reconstitution.

Common stock, non-restricted exchangeable shares that may be exchanged at any time at the holder’s option on a one-for-one basis for common stock, and partnership units/membership interests (in certain cases, described below) are used to determine market capitalization for a company. FTSE Russell includes membership or partnership units/interests as part of total market capitalization when the company in question is merely a holding company of an underlying entity that issues membership or partnership units/interests and these units are the company’s sole assets. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately. Stapled units and other paired share structures are considered eligible for index inclusion, unless an underlying component of the stock is an ineligible security type (e.g., convertible debt). On the rank day in May of each year, all eligible securities are ranked by their total market capitalization. Reconstitution occurs on the last Friday in June. However, at times this date precedes a long U.S. holiday weekend, when liquidity is low. In order to ensure proper liquidity in the markets, when the last Friday in June is the 29th or 30th, reconstitution will occur on the preceding Friday. In addition, FTSE Russell adds initial public offerings on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

Once the market capitalization for each security is determined by use of total shares and price, each security is placed in the appropriate FTSE Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes companies ranked from 1001 to 3000 (based on descending total market capitalization) included in the Russell 3000E™ Index.

After the initial market capitalization breakpoints are determined by the ranges listed above, new members are assigned on the basis of the breakpoints and existing members are reviewed to determine if they fall within a cumulative 5% market capitalization range around these new market capitalization breakpoints. If an existing member’s market capitalization falls within this cumulative 5% of the market capitalization breakpoint, it will remain in its current index rather than be moved to a different market capitalization-based Russell index.

For more information on the Russell 2000® Index, see “Methodology of the FTSE Russell Indices” below.

License Agreement with Russell

We and Russell have entered into a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Russell 2000® Index in connection with the securities. The license agreement between Russell and us provides that language substantially the same as the following language must be stated in this underlying supplement. The Russell 2000® Index is the intellectual property of Russell (the “Sponsor”). The Sponsor reserves all rights including copyright, to the Russell 2000® Index.

The securities are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in these securities particularly or the ability of the Russell U.S. Indices to track general stock market performance or a segment of the same. Russell’s publication of the Russell U.S. Indices in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell U.S. Indices are based. Russell’s only relationship to Credit Suisse is the licensing of certain trademarks and trade names of Russell and of the Russell U.S. Indices which are determined, composed and calculated by Russell without regard to Credit Suisse or the securities. Russell is not responsible for and has not reviewed the securities, nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell U.S. Indices. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL U.S. INDICES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE RUSSELL U.S. INDICES TO INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL U.S. INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Methodology of the FTSE Russell Indices

Float Adjustments for the FTSE Russell Indices

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks in the Russell U.S. Indices are weighted by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution and for corporate actions such as mergers. Effective June 2017 for the FTSE 100 Index and the Russell 2000® Index and September 2017 for the FTSE China 50 Index, the following types of shares are considered unavailable for purchase and removed from total market capitalization to arrive at free float or available market capitalization:

•	Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments);

•	Shares held by directors, senior executives and managers of the company, by their family and direct relations and by companies with which they are affiliated*;

•	Shares held within employee share plans;

•	Shares held by public companies or by non-listed subsidiaries of public companies;

•	All shares where the holder is subject to a lock-in clause (for the duration of that clause)**;

•	Shares held for strategic reasons, as evidenced by specific statements to that effect in publicly available announcements, by an investor, investment company or investment fund that has an employee on the board of directors of a company, has a shareholder agreement, has successfully placed a current member to the board of directors, or has nominated a current member to the board of directors alongside a shareholder agreement with the company;

•	Shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

* For the analysis of US company free float, holdings of options, warrants and convertibles will be removed from the officer and director holdings when those shares are provided in summed format within the footnotes of the SEC filings. Where FTSE Russell determines that a company is being excluded from index membership solely on the basis of the minimum float requirement, FTSE Russell will use the best available information contained in the SEC filings to determine the free float.

** Free float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lock-in expiry date and the Tuesday before the first Friday of the review month. If the previously locked-in shares are sold by way of a corporate event (such as a secondary offering), any change to the free float will be applied T+2 following completion and will not be subject to the minimum 20 business day rule.

•	The following rules also apply to the FTSE China 50 Index:

•	Shares that are non-negotiable which are held by companies that have not converted these shares following the A Share reform;

•	Non-tradable A Shares subject to a lock-in (until the lock-in expires and the shares are freely tradable on the exchange).

•	Free float restrictions where holding is 10% or greater:

•	Shares that are held by sovereign wealth funds;

•	Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies, individuals (including employees) and shares held by several holders acting in concert.

The shares will remain restricted until the holding falls below 10%.

•	Free float restrictions where holding is 30% or greater

•	For clarity, portfolio holdings (such as pension fund, insurance fund or investment companies) are generally not considered as restricted. However, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted. The shares will remain restricted until the holding falls below 30%.

•	If in addition to the above restricted holdings, the company’s shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be applied.

•	Nominee accounts

•	Shares disclosed as being held by a nominee account are typically regarded as free float. However if a restricted shareholder (as defined above) is identified as holding shares through a nominee account, then that portion of shares will be restricted.

•	High shareholding concentration

Where a company is the subject of a high shareholding concentration warning notice by a regulatory authority to the effect that the company is in the hands of a limited number of shareholders, the following rules apply:

•	Companies that are the subject of a warning notice that has been issued within the two years prior to the free float cut-off date ahead of a forthcoming index review, and which has not subsequently been rescinded, are ineligible for index inclusion at that review. Existing index constituents that become subject to such a notice before the free float cut-off date will be deleted at the forthcoming review.

•	Companies that are the subject of a warning notice after the free float cut-off date but before an index review effective date are assessed on a case-by-case basis which generally results in scheduled index review additions, investability weight and shares in issue changes no longer being implemented at the forthcoming review.

•	Companies that are the subject of a warning notice, which has not subsequently been rescinded, that was issued more than two years before the free float cut-off date ahead of a forthcoming index review, will only be considered for index eligibility at that review if FTSE Russell determine that the company has published sufficient information to demonstrate that the concerns that led to the issue of the warning notice no longer apply.

•	Where a company has been the subject of a warning notice, but that notice has either subsequently been rescinded or FTSE Russell has determined that the conditions described in sub-clause (c) above have been met, the company will be treated as a new issue for the purposes of determining index eligibility.

Corporate Actions and Events Affecting the FTSE Russell Indices

Depending upon the time an event is determined to be final, FTSE Russell either (a) applies the event before the open on the ex date, or (b) applies the event providing appropriate notice if it is deemed to be “actionable” for passive index managers. The timing of when corporate actions and events are applied is critical for accurate market representation, and how it impacts tracking for passive managers. FTSE Russell believes this methodology strikes the best balance between the two. The impact of the event and the effective date will be communicated to clients on a regular schedule, via the daily corporate actions and events deliverables. The following describes the treatment of the most common corporate actions and events within the Russell Indices. A full description of all corporate action driven change to the Russell U.S. Indices can be found on FTSE Russell’s website.

•	Splits (sub-division) / Reverse Splits (consolidation)

Event Type	Index Divisor Adjustment	Adjustment Factor	Timing of Application
Split / Reverse Split	No	Number of shares held before issue ÷ Number of shares held after issue	Ex date

•	Ordinary Dividends, Special Dividends, and Capital Repayments

Dividend Type	Capital Index Divisor Adjustment	Notes	Total Return Ex Date Adjustment
Cash – Ordinary	No	Reinvested on ex date	Yes
Cash – with Scrip option	No. Same as Cash – Ordinary	Any additional shares issued will be reviewed per the share update section of the applicable index series.	Yes
Scrip – with a cash option	No. Same as Cash – Ordinary	Any additional shares issued will be reviewed in line with “Changes to Shares Outstanding and Free Float for the FTSE Russell Indices” below.	Yes
Stock – Scrip only	No. Applied as “Scrip Issue of Same Stock” below		No
Capital Repayment	Yes		No
Special – cash	Yes – unless recognized as ordinary		No

•	Unknown Ordinary Dividends and Corrections

•	If a company distributing an ordinary dividend subsequently announces a retraction (i.e., dividend is no longer being paid), FTSE Russell will apply a corrective negative adjustment with T+1 notice.

•	Where dividends that have been confirmed or estimated by the company prior to the ex date, the confirmed or estimated value is applied on the ex date. For dividends that are confirmed or estimated by the company after the ex date, a further positive or negative ex date adjustment will be applied on the next business day following the receipt of data.

•	Where the dividend remains undetermined on the ex date, FTSE Russell will apply the dividend amount paid from the same period in the previous year (adjusted by any capital change) on the ex date. If there was no dividend paid from the same period in the previous year, a dividend value of zero will be used.

•	Special dividends – Tax Adjustments

Where the special cash distribution is 10% or greater against the share price, and subject to FTSE Russell identifying that there are withholding tax implications, a compensating negative ex date adjustment will be applied to provide the correct return, net of tax. FTSE Russell withholding tax rates are used to calculate the adjustment. There is also an associated adjustment to the Total Return Index to reflect the tax liability. Note: tax adjustments for special cash dividends are not implemented within the Russell 3000E Index Series.

•	REIT Conversions

For US index constituents converting to a REIT structure, a capital repayment representing the value of the cash and stock distribution will be applied to the index constituent on the effective date of the distribution. Concurrently a separate stock distribution dummy line will be added to the same indexes as the index constituent to reflect the value of the stock proportion of the distribution until the stock distribution ratio is confirmed. Subsequently, the dummy line will be deleted and the shares in issue of the index constituent will be increased by the stock distribution ratio.

•	Non-Ranking for Dividend Lines

In the event that an existing index constituent issues new shares which do not rank for the next dividend, FTSE Russell may include these in the index on a separate temporary non-ranking for dividend line.

•	Where the non-ranking for dividend line ceases trading on or before the ex dividend date, the temporary line will be deleted from FTSE Russell indexes on the open of the ex dividend date and the new shares consolidated into the main line. FTSE Russell will also make an adjustment to the declared dividend in order to reflect that only the existing shares were entitled to the dividend.

•	Where the non-ranking for dividend line ceases trading after the ex dividend date, the temporary line will be deleted from FTSE Russell indexes at close of the ex dividend date and the new shares consolidated into the main line. As a result no adjustment to the declared dividend is necessary.

•	Scrip Issues and Stock Distributions

Event Type	Index Divisor Adjustment	Adjustment Factor	Timing of Application
Scrip issue of same stock	No (No Change in Market Capitalization)	Number of shares held before issue ÷ Number of shares held after issue	Ex date
Scrip issue of different eligible stock	No	Price of company after deducting capital repayment ÷ Price of company before capital repayment	Ex date
Scrip issue of different ineligible stock where a valuation is available	No	Price of company after deducting capital repayment ÷ Price of company before capital repayment	Ex date. The ineligible stock will be temporarily added to the FTSE Russell Indexes and subsequently deleted at market price T+2, after settlement can reasonably be assumed to have occurred. Where the ineligible stock is listed, but a settlement date cannot be confirmed, the distribution will be reviewed every 20 business days. If settlement can be confirmed, or can reasonably be assumed to have occurred, the distribution shares will be removed from the index at market price. If settlement cannot be confirmed within 80 business days, the distribution shares will be removed from the index at zero value with T+2 notice.
Scrip issue of different ineligible stock where no valuation is available and stock is timetabled to list after the ex date	No	No price adjustment is applied.	Ex date. The ineligible stock will be temporarily added to the FTSE Russell Indexes at zero value and subsequently deleted at market price T+2 after settlement. If the settlement date remains unknown after 20 business days from the ex date, the ineligible stock will be removed from the index at zero value with T+2 notice.
Scrip issue of different ineligible stock where no valuation is available and stock is expected to remain unlisted	No	No price adjustment is applied.	No price adjustment will be applied and the ineligible stock will not be added to the FTSE Russell Indexes.

Note: An adjustment to free float may be required when no newly issued shares are being distributed into another index constituent.

•	Rights Issues / Entitlement Offers

Event Type	Index Divisor	Adjustment Factor	Timing of Application
Rights Issue / Entitlement Offer – where subscription price is at a discount to the market price	Yes	Yes – shares and price adjusted in accordance with offer terms.	Ex date
Rights Issue / Entitlement Offer – where subscription price is equal to or at a premium to the market price	Yes – when shares are added	No adjustment or share increase on the ex date.	Any additional shares will be reviewed for inclusion at the next quarterly review.
Rights Issue where offer is considered highly dilutive (terms are greater than 10 for 1)	Yes – on ex date open only.	Yes – on ex date open to account for the rights offer, and again when the temporary lines are deleted to ensure zero divisor change.	Temporary lines added and PAF applied on the ex date. Temporary lines deleted and PAF applied at the expiration of the subscription period.
Rights Issue / Entitlement Offer – where subscription price is unknown before ex date	Yes

Yes – where the subscription price is unknown but a reasonable estimate can be calculated using the amount of cash to be raised relative to the offer terms.

Where a reasonable subscription price cannot be estimated, no adjustment will be applied on the ex date. Upon subscription price discovery and subject to the subscription price representing a discount to the cum-price, an adjustment will be applied T+1 to the prevailing market price.

T+1 (applied at close of subscription price announcement date)
Rights Issue / Entitlement Offer – cancelled after ex date	Yes	Subsequent adjustment by removing new rights shares from company’s shares in issue at the subscription price on a T+1 basis.

•	Mergers, Acquisitions and Tender Offers

Mergers and acquisitions activity may result in changes to index membership as well as to the shares included within the index. Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final, typically after the close of the last trade date of the target company*, with provision of appropriate notice. To avoid unnecessary delays, FTSE Russell may consider merger and acquisition transactions “final” prior to shareholder approval, or prior to a delisting notice. FTSE Russell will consider prevailing shareholder sentiment, board/director recommendations, exchange notification, expected completion date, and stock price versus offer value when making this decision.

* In the event that a constituent is being acquired for cash or delisted subsequent to an index review, it will be removed from the index concurrent with the index review assuming that the event can be considered “final” and a minimum of two days’ notice can be provided, e.g., the last trade date of a constituent being acquired is confirmed for the day following the index review. The constituent will be removed from the index in conjunction with the index review, assuming that two days’ notice can be provided.

Tender offers are generally implemented immediately after all prerequisites have been achieved, with appropriate notice. Note: When non-tradable Contingent Value Rights (“CVRs”) are included within the tender offer terms, FTSE Russell may consider a tender offer “final” prior to the expiration date of the offer. Doing so minimizes the risk of index implementation moving into “delayed” status, and prevents managers who are passively investing in the index from receiving CVRs that do not carry a confirmed and realizable economic value. FTSE Russell will establish the likelihood of tender offer completion using confirmed tendered shares, board/director recommendations, exchange notifications, stock price versus deal value, and any other available information.

Event Type	Index Treatment
Constituent acquired for cash	Target company deleted from indexes at last traded price (if trading) or at offer price (if not trading). Index divisor adjustment.
Constituent acquired by another constituent for shares or a combination of cash and shares

Target company deleted at last traded price (if trading) or at default offer terms (if not trading).

Shares of acquiring company increased in accordance with the announced transaction results.

No divisor adjustment only if target is acquired for shares and deleted at offer terms.

Constituent acquired by a quoted non-constituent for shares or a combination of cash and shares

Target company deleted at last traded price (if trading) or at default terms (if not trading).

Shares of acquiring company received as a result of the transaction added to the same indexes as the target company in accordance with the offer terms provided the acquiring company is eligible in all other respects.

Shares of the acquiring company will be updated subsequently as per “Changes to Shares Outstanding and Free Float for the FTSE Russell Indices” below.

If the acquiring company has a different nationality assignment, it will be transferred to the appropriate country classification, with suitable notice, after the listing of the new shares.

•	Voluntary exchange offers (commonly known as “Split-Offs” in the U.S.)

A publicly traded company may offer to exchange or split-off some or all of its ownership in a separate publicly traded company. Shareholders are given the option to retain their shares or to exchange them, in full or in part, for shares of the split-off company. Once the offer expires, FTSE Russell will decrease the available shares in the offering company, and increase the available shares of the split-off company, based on the results of the offering. FTSE Russell will effect this change based on, but not limited to, preliminary results, company filings and exchange notices. Implementation will be contingent on the change to the parent company being greater than 3% (to index shares).

•	Spin-offs (including demergers)

Event Type	Index Divisor Adjustment	Timing of Application
Existing constituent is split and forms two or more companies by issuing new equity to existing shareholders	No – A price adjustment will be applied to the parent company on the ex date by way of a capital repayment. Spun-off entity is initially included in the same benchmarks as the parent company.	Ex date

•	Tracker Stocks

A line of stock issued to “track” the fortunes of a particular division, business unit, subsidiary or group of assets of the issuing company (the “parent”) is generally referred to as a tracker stock. A distribution into a tracker stock that is scheduled to list will commonly be implemented in accordance with the spin-off guidelines within the FTSE Russell Indexes. A distribution into an already listed tracker stock will be implemented per the scrip issue guidelines detailed in “Scrip Issues and Stock Distributions” above.

•	Stock Conversion

Event Type	Index Treatment	Timing of Application
Company mandatorily converts existing constituent share Class B into existing constituent share Class A

Shares of Class A are increased in accordance with the conversion ratio.

Class B deleted at last traded price (if trading) or a synthetic price based on the conversion ratio (if not trading).

No divisor adjustment only if Class B is deleted at the conversion terms.

Where only a proportion of a share class is being converted, shares of Class B will be reduced and shares of Class A will be increased proportionately in accordance with the conversion terms.

Ex date
A non-constituent share class converting into a constituent share class	No change on the ex date. The shares of the constituent will be evaluated at the next quarterly review.
A constituent share class converting into a non-constituent share class	If the non-constituent share class is eligible for index inclusion, it will replace the existing share class in accordance with the conversion ratio. Any additional shares previously attributed to the non-constituent will be evaluated at the next quarterly review.	Ex date

Note: Where a Chinese company publicly announces its intention to mandatorily convert Class B shares into ineligible Class A shares, the Class B shares will be deleted with a minimum T+2 notice.

•	Deletions

A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated or where evidence of a change in circumstances makes it ineligible for index inclusion.

•	Suspended Companies*

If a constituent is suspended, FTSE Russell will determine its treatment as follows:

•	If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the index with T+2 notice.

•	In all other cases, the constituent will continue to be included in the index for a period of up to 20 business days at its last traded price.

•	If the constituent continues to be suspended at the end of that period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the index for a further period of up to 20 business days or to remove it at zero value. In making this determination, FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading.

•	This procedure will be repeated at successive 20 business day intervals thereafter until either trading recommences or the suspension period reaches 80 business days.

•	If the suspension period reaches 80 business days FTSE Russell will provide notice that the constituent will be removed at zero value at the index review immediately following the expiry of a minimum 40 business day notice period.

•	In certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the 80 business day period.

•	If following the end of the 80 business day period, a suspended constituent resumes trading before the Wednesday before the first Friday of March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the index. If the constituent resumes trading after these dates but before the review effective date, the constituent will continue to be removed from the index as previously announced but in these circumstances the deletion may instead be implemented at market value.

•	If a constituent has been removed from the index and trading is subsequently restored, the constituent will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

* The Suspended Companies policy also applies to constituents which have a price that FTSE Russell considers to be unreliable.

Changes to Shares Outstanding and Free Float for the FTSE Russell Indices

To maintain representativeness and maximize the available investment opportunity for index managers, the FTSE Russell Indexes will be reviewed quarterly for updates to shares outstanding and to free floats used within the index calculation. The changes will be implemented quarterly, on the third Friday of the month (after the close), although the Russell Index June reconstitution will continue to be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th, when reconstitution will occur on the Friday prior).

In June the shares and free float updates will be implemented regardless of size (i.e. buffers will not be applied). The June updates will be implemented using data sourced primarily from company filings for all constituents, and free floats will be rounded to 12 decimal places.

•	Quarterly Updates – FTSE 100 Index and FTSE China 50™ Index

In March, September and December, shares outstanding and free float will be updated to reflect changes greater than 1% for cumulative shares in issue changes and changes greater than 3 percentage points for cumulative free float changes. A constituent with a free float of 15% or below will not be subject to the 3 percentage points threshold and will instead be updated if the change is greater than 1 percentage point.

The March, September, and December updates will be triggered by vendor changes and confirmed appropriately with the cut-off for new information occurring on the third Wednesday of the month prior to the review month.

Please note:

•	Shares in issue is defined as the number of shares outstanding excluding shares held in treasury and unissued shares.

•	Free Float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lock-in expiry date and the Tuesday before the first Friday of the review month. If the previously locked-in shares are sold by way of a corporate event (such as a secondary offering), any change to the free float will be applied in accordance with the intra-quarter update rules.

•	Greenshoes (over allotment option): those shares potentially to be offered as a greenshoe will not be included in the initial calculation of the free float of a company offering shares to the market. Following the offering, if the greenshoe option is exercised, any change to the free float will be applied at the next quarterly review.

•	Intra-Quarter Updates

Outside of the quarterly update cycle, shares and free float will be updated with at least two days’ notice if occasioned by primary or secondary offerings if there is a $1 billion investable market cap change related to a primary/secondary offering or there is a resultant 5% change in index shares related to a primary or secondary offerings AND a $250 million investable market cap change.

These changes will be implemented after the close on the day that the subscription period closes, assuming two days notice can be provided; if two days’ notice cannot be provided prior to the end of the subscription period, the change will still proceed with two days’ notice and will be implemented at the earliest opportunity.

If discovery of the event occurs more than two days after the close of the subscription period, the changes will be deferred until the quarterly review cycle.

In the absence of a disclosed subscription period, the pricing date will serve as the trigger for implementation; i.e., once FTSE Russell is aware that an offering has priced (confirmed via an appropriate publicly disclosed announcement or filing), the update will be implemented with two days’ notice from market close (contingent on the thresholds described above being triggered). If discovery of the pricing date occurs more than two days after the pricing date, the update will be deferred until the next quarterly review.

Please note:

•	Index shares is defined as the number of shares in issue x free float.

•	The market close price on the day prior to discovery (converted, if necessary, using the WM/Reuters 4 p.m. spot rates from the day prior to discovery) will be used to calculate whether the intra-quarter thresholds have been triggered. Any change to the market price between this date and index implementation will not result in a cancellation of the change. Similarly, if discovery occurs at the beginning of the subscription period and it does not achieve the triggers for intra-quarter implementation; but during the subscription period, the market price moves upwards and the thresholds are consequently triggered, the event will not be implemented and it will be deferred until the quarterly index review.

•	The share and free float change triggers are calculated from an international investor stance. In the event that an index constituent is represented both in a global and domestic index (e.g., FTSE UK Series and FTSE Global Equity Index Series), the update will only be implemented if the parameters are breached at global level. Such a situation may arise where a constituent is subject to a foreign ownership restriction in the global index.

•	For primary offerings: There will be no change to the free float with any potential updates being deferred to the next quarterly review. For example, in the event an existing restricted shareholder is diluted as a consequence of the primary offering, any change to free float will be made at the next quarterly update subject to a review of the shareholder structure at that time

•	For secondary offerings: If the shares being offered were previously restricted, entirely or partially, the free float will be adjusted accordingly; otherwise there will be no change to the free float with any potential updates being deferred to the next quarterly review. Where all the previously restricted shares are solely being offered to another restricted holder then there will be no change to free float

•	Secondary offerings are defined as share offerings of existing shares made directly by the company; by the company on behalf of selling shareholders; or offerings by shareholders themselves if the appropriate filings have been submitted

Free float and share changes resulting from corporate events will not be subject to the buffers as detailed above and will be implemented in line with the event.

The Hang Seng® Indices

The Hang Seng® Index

The Hang Seng® Index is a free float-adjusted, market capitalization-weighted stock market index of the Stock Exchange of Hong Kong (“SEHK”) and purports to be an indicator of the performance of the Hong Kong stock market. The Hang Seng® Index is calculated, maintained and published by HSI Services Limited, a wholly owned subsidiary of Hang Seng Bank. The Hang Seng® Index was first calculated and published on November 24, 1969. The Hang Seng® Index is reported by Bloomberg  under the ticker symbol “HSI.”

Hang Seng® Index Composition

Only companies and real estate investment trusts with their primary listing on the Main Board of the SEHK are eligible as constituents of the Hang Seng® Index. The H-shares of mainland Chinese enterprises listed on SEHK will not be selected unless the company has no unlisted share capital.

To be eligible for selection in the Hang Seng® Index, a company: (a) must be among those that constitute the top 90% of the total market capitalization of all eligible shares listed on the SEHK (market value is expressed as an average of the past 12 months); (b) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (c) should normally have a listing history of 24 months on the SEHK though companies with an average market capitalization in the top 25 may qualify with a shorter listing history. From the candidates, final selections are based on the following:

(a) the market capitalization and turnover rankings of the companies;

(b) the representation of the sub-sectors within the Index directly reflecting that of the market; and

(c) the financial performance of the companies.

The Hang Seng® Index is reviewed quarterly. Whether to remove a suspended constituent from the Hang Seng® Index and replace it with an appropriate candidate will be determined in the regular index review. Should a suspended constituent be removed from the Hang Seng® Index, its last traded price may be adjusted down to the system lowest price, i.e., $0.0001 in the security’s price currency, or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes. Companies that are the subject of a Securities and Futures Commission High Shareholding Concentration notice will not be eligible for inclusion in the Hang Seng® Index.

Hang Seng® Index Calculation

Shares held by entities that control more than 5% of the shareholdings are generally considered non-free float and excluded from index calculation. More specifically, the following shareholdings are excluded for calculation (subject to the 5% threshold): (a) strategic holdings such as by governments, affiliated entities or any other entities which hold substantial shares in the company; (b) shares held by directors, members of the board committee, principal officers or founding members (as measured individually); (c) shares held by publicly traded companies or private firms / institutions; and (d) shareholdings with a publicly disclosed lock-up arrangement. However, holdings by the following investor classes are generally exempt from the non-free float classification: custodians, trustees, mutual funds and investment companies. A free float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest 1% for actual free float adjustment factors below 10% and otherwise to the nearest 5% for the calculation of the Hang Seng® Index and is updated quarterly.

A cap of 10% on individual stock weightings is applied. A cap factor is calculated quarterly to coincide with the regular update of the free float adjustment factor. Additional re-capping is performed upon constituent changes.

Current Index =	Current Aggregate Freefloat-adjusted Market Capitalization of Constituents	X Yesterday’s Closing Index
Yesterday’s Aggregate Freefloat-adjusted Market Capitalization of Constituents

Current Index =	∑(Pt x IS x FAF x CF) ∑(Pt-1 x IS x FAF x CF)	X Yesterday’s Closing Index

Pt	: Current Price at Day t
Pt-1	: Closing Price at Day t-1
IS	: Number of Issued Shares (In case of H-share constituents, only H-share portion is taken into calculation)
FAF	: Freefloat-Adjusted Factor, which is between 0 and 1
CF	: Cap Factor, which is between 0 and 1

Corporate Action-Related Adjustments

The following table describes the adjustments made to the index in response to certain corporate actions. An index divisor may decrease (â) or increase (á) or keep constant (■) when corporate actions occur for a component stock.

Event	Description	Adjustment
Issued Shares (“IS”)	Closing Price (“P”)	Divisor (“D”)
(a)	Subdivision of Shares/ Split	X existing share(s) to be subdivided into Y subdivided share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	■
(b)	Consolidation/ Reverse Split	X existing shares to be consolidated into Y consolidated share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	■
(c)	Cash Dividend/ Distribution	Dividend/ distribution in cash

No adjustment will be made to the price index. Instead, the cash dividend or distribution will be reflected in the total return index counterpart as reinvestment on the ex date.

Note:

(i) Besides normal cash dividends, the following types of dividends are also considered as cash dividend equivalents

Cash dividends with scrip option;

Scrip dividends with cash option; and

Scrip dividends with a preannounced cash value.

(ii) If new shares allotted from bonus, rights issues, etc. have a dividend disadvantage (i.e., the new shares receive a different dividend amount from that paid on the old shares), the dividend amount used in the index calculation will also be adjusted accordingly.

(iii) For late dividend (a dividend that is known only after the ex date):

An estimate will be used for index calculation on the ex date;

Post-adjustment will be made on the payment date when the actual dividend has been finalized;

The number of shares effective on the original cum-date will be used for the post-adjustment.

(d)	Bonus/ Stock Dividend	X bonus share(s) for holding of every Y existing share(s)	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = Pbefore * Y / (X + Y)	■
(e)	Listed Non-cash Distribution	Dividend/ Distribution in specie of X share(s) in Company A for holding of every Y existing share(s) of Company Y	↔	Padjusted = Pbefore – (Pdistribution * X / Y)	↓
(f)	To-be-listed Non-cash Distribution	X share(s)/ unit(s) of the distribution for holding of every Y existing shares

The price of the constituent will be suspended on the ex date.

An estimated market value (based on the price drop of the constituent on the ex date) will be added to the price index on the trading day after ex date until the trading day before listing of the distributed instrument.

The distributed instrument will be added to the price index on its listing date and removed after market close. Hang Seng Indexes Company Limited (“HSIL”) will have the discretion to defer the removal of the distributed instrument from the index if the distribution is material. Note: To-be-listed non-cash distributions include stock dividend of another company, bonus warrant, etc.
(g)	Preferential Offer	Preferential offer of X share(s) in another unlisted company for holding of every Y share(s) at $Z per share	To avoid stock price estimation of any unlisted company, no adjustment will be made for preferential offer.
(h)	Rights Issue/ Open Offer	X rights/ offer share(s) for holding of every Y existing share(s) at subscription price of $Z per rights/ offer share	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = [(Pbefore * Y) + (X * Z)] / (X + Y)	↑
Note: Adjustment will not be made if Z is greater than the cum-rights closing price, unless the rights issue/ open offer is being fully underwritten.
(i)	Open Offer of Unlisted Securities	Open offer of X share(s) of unlisted securities for holding of every Y share(s) at $Z per share

To avoid price estimation of any unlisted securities, no adjustment will be made for the open offer.

Note:

If price cannot be evaluated objectively, no adjustment will be made. However, if the unlisted securities is priced at an obvious discounted level, HSIL will analyze it on a case by case basis and reserve the right to make final decision.

(j)	Spin-off/ Demerger	Creation of a company through the sale or distribution of new shares of an existing business/ division of a parent company. A spin-off is a type of divestiture.

For index adjustment of listed and to-be-listed non-cash distributions, please refer to (e) and (f) above respectively.

The newly spun-off/ detached entity will be considered inclusion into the index family according to regular schedule.

(k)	Merger and Acquisition	The combination of two or more constituents into one, through a mutual agreement or a tender offer.

The enlarged company will remain in the relevant index with a potential adjustment in its issued shares and weighting factors, subject to the terms of the transaction.

Example: Merger between China Unicom and China Netcom in October 2008.

(l)	Withdrawal of Listing	Delisting of a company. It might be resulted from privatization, takeover or other corporate actions.	The company in concern will be removed from the relevant index as soon as practicable.
(m)	Prolonged Suspension	Trading in a company’s shares has been halted for more than one month.

The company in concern will be removed from the relevant index. Such a constituent may be retained in the index only in exceptional circumstances if it is believed to resume trading in the near future.

In case of stock suspension, last traded price will be used for index calculation regardless of the time of suspension.
(n)	Parallel Trading	Trading in a company’s shares under both a temporary stock code and the original stock code. Usually applied to securities which have undergone corporate actions such as consolidation, subdivision, change in board lot size or re-organization involving share exchange other than on a one-to-one basis.

The company in concern will be included in the relevant indices using the temporary stock code during the period where the original stock code is not available.

Example: Temporary stock code change of Li & Fung (from 0494.HK to 2909.HK) from May 19, 2011 to June 1, 2011 after its share subdivision.

The Hang Seng® China Enterprises Index

The Hang Seng China Enterprises Index (“HSCEI”) is a free float-adjusted, market capitalization-weighted index consisting of 40 H-share companies reflecting the overall performance of Mainland securities listed in Hong Kong. A Mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from mainland China. Mainland securities include H-shares, Red-chips and P-chips. H-shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the Stock Exchange of Hong Kong (“SEHK”). A Red-chip is a Mainland security with a minimum of 30% of its shareholdings held by a Mainland entity or entities (including State-owned organizations and provincial or municipal authorities of the Mainland). A P-chip is a Mainland security that is not classified as an H-share or a Red-chip. Red-chip and P-chip stocks were added to the HSCEI in March 2018 and will be incorporated throughout a transition period spanning from the March 2018 rebalancing to the March 2019 rebalancing. The HSCEI was launched on August 8, 1994. The HSCEI is calculated, maintained and published by HSI. The HSCEI was rebased with a value of 2000 as of January 3, 2000. The HSCEI is reported by Bloomberg under the ticker symbol “HSCEI.”

HSCEI Composition

In order to be eligible for inclusion in the HSCEI, a company must be a Mainland security with its primary listing on the Main Board of the SEHK, and should have been listed for at least one month prior to the review cut-off date. Additionally, all eligible stocks must have had a turnover velocity of at least 0.1% for 10 of the last 12 months. If a current constituent fails to meet this turnover requirement, they will have to meet the alternative requirement of having their monthly aggregate turnover be among the top 90th percentile of the total market. The total market includes securities primarily listed on the Main Board of the SEHK, excluding securities that are secondary listings, foreign companies, preference shares, debt securities, mutual funds and other derivatives. Finally, eligible stocks which are not current constituents of the HSCEI at the time of the review must also have a turnover velocity of at least 0.1% for each of the three months prior to review to be eligible. Turnover velocity is calculated by dividing the median daily traded shares for a given month by the free float-adjusted shares outstanding at the end of such month. H-share constituents failing to meet the aforementioned turnover requirements will be removed from the HSCEI. Red-chip and P-chip constituents will remain unchanged until the end of the transition period (from March 2018 rebalancing to March 2019 rebalancing). However, the index manager retains the right to make changes to the Red-chip and P-chip constituents in the case of any exceptional circumstances. Review of the composition of the HSCEI is conducted quarterly by Hang Seng Indexes Company Ltd with data cut-off dates as of the end of March, June, September and December of each year.

Additional terms apply regarding the eligibility of Red-chips and P-chips. For stocks listed through an IPO, stocks should have been listed for at least three years, starting from the listing date to the review cut-off date (both dates inclusive). For stocks listed through a backdoor listing, stocks should have been listed for at least six years, starting from the listing date to the review cut-off date (both dates inclusive). The past one-month, three-month and 12-month historical price volatility (i.e., a standard deviation of the daily logarithmic return for the past one, three and 12 months to the data cut-off date) of a stock should not be greater than three times the historical price volatility of the HSCEI for the respective period. The stock will not be eligible if its trading has been suspended for a complete month in the past one month before the review cut-off date. For a stock to be eligible, the following parameters recorded in the annual reports of a stock should be greater than zero for three consecutive fiscal years: (1) net profit attributable to equity holders of the company; (2) net cash generated from operating activities; and (3) cash dividends.

The number of constituent stocks is fixed at 50: 40 H-shares and a total of 10 Red-chips and P-chips. Eligible H-shares are ranked according to their combined market capitalization, which is calculated by assigning a 50% weight to a company’s average full market capitalization for the last 12 months (or a shorter period for stocks with a listing history of less than 12 months) and a 50% weight to a company’s average free float-adjusted market capitalization for such period. The 40 H-shares that have the highest combined market capitalization ranking will be selected as constituents of the HSCEI. Companies that are the subject of a Securities and Futures Commission High Shareholding Concentration notice will not be eligible for inclusion in the HSCEI.

Throughout the transition period (from March 2018 rebalancing to March 2019 rebalancing), constituent selection for Red-chips and P-chips will only be performed once at the beginning of the transition period. The data cut-off date will be December 31, 2017. Eligible Red-chips and P-chips are then ranked according to their combined market capitalization, which is calculated by assigning a 50% weight to a company’s average full market capitalization for the last 12 months (or a shorter period for stocks with a listing history of less than 12 months) and a 50% weight to a company’s average free float-adjusted market capitalization for such period. The top 10 eligible Red-chip and P-chip stocks with the highest combined market capitalization ranking will be selected as constituents of the HSCEI. No buffer zone will be applied for these 10 constituents.

HSCEI Calculation

The current index level at the close of each business day is equal to the product of (x) the previous day’s index level and (y) the current aggregate free float-adjusted market capitalization of the HSCEI’s constituents divided by the previous day’s aggregate free float-adjusted market capitalization of the HSCEI’s constituents. Component stocks in the HSCEI are reviewed quarterly to ensure that no one component stock dominates the HSCEI. If any component stock exceeds 10% of the value of the HSCEI, HSI will cap such component stock’s representation in the HSCEI at 10% until the next review. The HSCEI is a price index and is not adjusted for cash dividends or warrant bonuses. The following shareholdings are viewed as strategic in nature and are excluded from the HSCEI calculation:

•	shares held by strategic shareholder(s) who individually or collectively control more than 30% of the shareholdings;

•	shares held by director(s) who individually control more than 5% of the shareholdings;

•	shares held by a Hong Kong-listed company that controls more than 5% of the shareholdings as investments; and

•	shares held by shareholder(s) who individually or collectively represent more than 5% of the shareholdings in the company and have a publicly disclosed lock-up arrangement.

Current Index =	Current Aggregate Free float-adjusted Market Capitalization of Constituents	X Yesterday’s Closing Index
Yesterday’s Aggregate Free float-adjusted Market Capitalization of Constituents

Current Index =	∑(Pt x IS x FAF x CF)	X Yesterday’s Closing Index
∑(Pt-1 x IS x FAF x CF)

Pt	: Current Price at Day t
Pt-1	: Closing Price at Day t-1
IS	: Number of Issued Shares (In case of H-share constituents, only H-share portion is taken into calculation)
FAF	: Free float-adjusted Factor, which is between 0 and 1
CF	: Cap Factor, which is between 0 and 1

HSCEI Rebalancing

The update of the issued shares, adjustment of the free float-adjusted factor and calculation of the cap factor are undertaken quarterly. In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations. Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float-adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

An inclusion factor will be applied to Red-chip and P-chip constituents in each of the five rebalancings that will take place during the transition period. The inclusion factors for the rebalancings are listed below:

Rebalancing Month	Inclusion Factor
March 2018	0.2
June 2018	0.4
September 2018	0.6
December 2018	0.8
March 2019	1.0

The weightings of the constituents will be derived in the following manner:

•	Initial weightings of the constituents are derived in accordance with the free float-adjusted market capitalization and are capped at 10%.

•	The initial weightings of the 10 Red-chip and P-chip constituents will be multiplied by the applicable inclusion factor for that particular rebalancing. The resultant figures will be the final weightings for the Red-chip and P-chip constituents.

•	Any excessive weightings arising from the application of the inclusion factors will be re-distributed to H-share constituents with weightings of less than 10% in proportion to their original weightings.

•	If, subsequent to re-distribution, H-share constituents with weightings of more than 10% emerge, they will be capped at 10% and the excessive weightings will be re-distributed to the H-share constituents with weightings of less than 10% in proportion to their redistributed weightings. This will be repeated until none of the constituents has a weighting of more than 10%.

Licensing Agreement with HSI Services Limited

We have entered into an agreement with HSI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Hang Seng Index and the Hang Seng China Enterprises Index, which is owned and published by HSI, in connection with certain securities.

The Hang Seng Index and the Hang Seng China Enterprises Index are published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name of the Hang Seng Index and the Hang Seng China Enterprises Index are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng Index and Hang Seng China Enterprises Index by Credit Suisse, in connection with the securities, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE SECURITIES, OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX AND THEIR COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN THEM; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN THEM FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Hang Seng Index and the Hang Seng China Enterprises Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX BY CREDIT SUISSE IN CONNECTION WITH THE SECURITIES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HANG SENG INDEX AND THE HANG SANG CHINA ENTERPRISES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HANG SENG INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE SECURITIES, OR ANY OTHER PERSON DEALING WITH THE SECURITIES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE SECURITIES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE SECURITIES. Any broker, holder or other person dealing with the securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi- contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

The JPX-Nikkei Index 400

The JPX-Nikkei Index 400 is developed, calculated, maintained and published by the Japan Exchange Group, Inc. (“JPX”), the Tokyo Stock Exchange (“TSE”) (collectively, the “JPX group”) and Nikkei Inc. (“Nikkei,” and together with the JPX group, “JPX-Nikkei”). The JPX-Nikkei Index 400 is composed of 400 Japanese common stocks listed on the TSE First Section, Second Section, Mothers (Market of the High-Growth and Emerging Stocks) or JASDAQ market. As of August 31, 2015, 392 constituents were listed on the First Section, one was listed on the Second Section, one was listed on Mothers and six were listed on the JASDAQ market. Constituents are selected based on market capitalization, trading value, return on equity and other factors.

Publication of the JPX-Nikkei Index 400 began on January 6, 2014, based on an initial index value of 10,000 on August 30, 2013. The JPX-Nikkei Index 400 is calculated in both price return and total return versions and is calculated in yen.

The JPX-Nikkei Index 400 index value is computed and published every second via TSE’s Market Information System and is reported to securities companies across Japan and available worldwide through computerized information networks. The JPX-Nikkei Index 400 is reported by Bloomberg under the ticker symbol “JPNK400.”

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the JPX-Nikkei Index 400 on a trading day will generally be available in the United States by the opening of business on the same calendar day.

Constituent Selection

The stocks composing the JPX-Nikkei Index 400 are reviewed annually based on the selection criteria applied as of the base selection date. The initial base selection date was June 28, 2013. For subsequent annual reviews, the base selection date will be the final business day of June of each year. The calculation of the JPX-Nikkei Index 400 using the new constituents will begin on the final business day of August following the annual review. The selection process and criteria are as follows:

(a) In order to be eligible for the JPX-Nikkei Index 400, a stock must be a common stock whose main market is the TSE First Section, Second Section, Mothers or JASDAQ market as of the base selection date. Issues other than common stocks may be treated as eligible for inclusion if they are regarded as equivalent to common stocks and their inclusion is deemed necessary by JPX-Nikkei. Stocks are excluded from selection if they fall under any of the following criteria:

•	listed for less than three years;

•	non-disclosure of the latest earnings reports, except in cases that JPX-Nikkei deems this to be unavoidable;

•	the company’s liabilities are in excess of its assets during any of the past three fiscal years;

•	the company has an operating loss in each of the past three fiscal years;

•	the company has a net loss in each of the past three fiscal years;

•	the company’s financials have disclosed doubt regarding its ability to continue as a going concern;

•	disclosure of insufficient internal controls;

•	the stock has been designated as a security to be delisted or security on alert; or

•	certain listing violations have occurred over the past year.

(b) To construct the JPX-Nikkei Index 400, the top 1,000 issues are selected in descending order from the 1,200 eligible issues with the highest trading values in the three years from the base selection date. In cases of absorption-type mergers/stock swaps during the relevant period, as a general rule, the trading value of the surviving company following the merger or the new parent company following the stock swap shall be used prior to such merger/stock swap. In cases of technical listing via succession due to corporate consolidation (stock transfer), merger involving the establishment of a new company, or corporate split, the trading value of the company which JPX-Nikkei deems the subject of the corporate action pertaining to such technical listing shall be used prior to the technical listing.

(c) Each stock is scored by (a) three-year average return on equity (weighted 40%), (b) three-year cumulative operating profit (weighted 40%) and (c) market capitalization on the base selection date (weighted 20%).

(d) 400 stocks are selected by the final ranking with the scores calculated above in (c) and the qualitative scores determined as of the base selection date using the following criteria: (i) the appointment of independent outside directors (out of the total number of directors, at least one-third or a minimum of three directors are appointed as independent outside directors, and if one-third of the total number of directors is less than two, then at least two independent outside directors are appointed), (ii) releasing the most recent earnings report according to international financial reporting standards and (iii) the release of English language earnings information via TDnet. The final score for each stock equals the sum of the score calculated above in (c) plus the score from the qualitative factors. Stocks are ranked from highest to lowest based on their final scores, with the exception that stocks whose three-year average return on equity and most recent return on equity are negative or that have negative three-year cumulative operating profit are moved to the bottom of the ranking. In the event of a tie in final scores, the stock with the higher market capitalization is ranked higher. The top 400 stocks based on their rankings are selected for inclusion in the JPX-Nikkei Index 400. If, as a result of the selection process above, the 400 constituents contain issues that will be delisted due to corporate consolidation, etc., adjustments for the final constituents may be conducted where deemed necessary. Additionally, in cases where JPX-Nikkei deems selected issue is significantly inappropriate as a constituent of the JPX-Nikkei 400, such issue may not be added.

Index Calculation

The JPX-Nikkei Index 400 is calculated using free float adjusted market value weighting and is denominated in points (as a decimal figure) rounded to the second decimal place. The JPX-Nikkei Index 400 is calculated by dividing the current free float adjusted market value (the “Current Market Value”) by the market value on the base date (the “Base Market Value”). The market value is the sum of the number of shares of each constituent multiplied by that constituent’s stock price.

The calculation of the JPX-Nikkei Index 400 can be represented by the following formula:

Index	=	Current Market Value Base Market Value	× Base Point

The number of shares of each constituent is determined by multiplying the total number of listed shares by the free float weight ratio following cap-adjustment. The weight of each constituent is capped at 1.5%, and if any constituent exceeds that weight, it is adjusted downwards at the time of the annual review. The free float weight is the percentage of listed shares deemed to be available for trading in the market. The free float weight is determined by excluding the estimated number of listed shares that are deemed not to be available for trading in the market, using publicly available documents. Shares that are treated as non-free float shares include, among others, shares held by specified types of major shareholders and shares held by board members and other representatives. The free-float weights are reviewed annually for each index constituent, with the announcement and effective date for each index constituent occurring on a quarterly basis, depending upon the relevant company’s earnings release schedule. In addition to this annual review, JPX-Nikkei may also adjust a company’s free float weight to reflect extraordinary events.

Adjustments to Base Market Value

In order to maintain continuity, the Base Market Value is adjusted from time to time as a result of an increase or decrease in constituent issues, capital raising or similar events other than market fluctuations. The events that require such adjustment are:

The inclusion or removal of constituents as a result of one of the following:

•	the new listing of a newly established company resulting from a corporate event that results in a JPX-Nikkei Index 400 constituent being delisted and the new company being included in the JPX-Nikkei Index 400;

•	the periodic review in August;

•	delisting for reasons other than the above; and

•	designation as a security to be delisted or designation as securities on alert.

Changes in the number of shares used for the JPX-Nikkei Index 400 calculation as a result of one of the following:

•	changes in the free float weight ratio following cap-adjustment;

•	public offerings;

•	third-party allotments;

•	capital increases via paid-in allotment of shares to shareholders;

•	exercise of subscription warrants;

•	conversion of preferred stock, etc.;

•	cancellation of treasury stock;

•	sale of shares held by the Japanese government;

•	rights offerings;

•	mergers and acquisitions;

•	company splits; and

•	other adjustments.

The formula for the adjustment is as follows:

New Base Market Value	=	Old Base Market Value × (Previous Business Day Market Value ± Adjustment Amount) Previous Business Day Market Value

Where Adjustment Amount = Increase (decrease) in the number of shares used for the index calculation × stock price used for adjustment

License Agreement with JPX-Nikkei

We have entered into a non-exclusive license agreement with JPX-Nikkei providing for the license to Credit Suisse and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the JPX-Nikkei Index 400, which is owned and published by JPX-Nikkei, in connection with the securities.

The JPX-Nikkei Index 400 trademarks are subject to the intellectual property rights owned by JPX-Nikkei and JPX-Nikkei owns all rights relating to the JPX-Nikkei Index 400, such as calculation, publication and use of the JPX-Nikkei Index 400 and relating to the JPX-Nikkei Index 400 trademarks.

JPX-Nikkei shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the JPX-Nikkei Index 400 or to change the JPX-Nikkei Index 400 trademarks or cease the use thereof.

JPX-Nikkei makes no warranty or representation whatsoever, either as to the results stemming from the use of the JPX-Nikkei Index 400 and the JPX-Nikkei Index 400 trademarks or as to the figure at which the JPX-Nikkei Index 400 stands on any particular day.

JPX-Nikkei gives no assurance regarding accuracy or completeness of the JPX-Nikkei Index 400 and data contained therein. Further, the JPX-Nikkei Index 400 shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the JPX-Nikkei Index 400.

The securities are in no way sponsored, endorsed or promoted by JPX-Nikkei.

JPX-Nikkei shall not bear any obligation to give an explanation of the securities or any advice on investments to any purchaser of the securities or to the public.

JPX-Nikkei neither selects specific stocks or groups thereof nor takes into account any needs of the issuer or any purchaser of the securities, for calculation of the JPX-Nikkei Index 400.

Including but not limited to the foregoing, JPX-Nikkei shall not be responsible for any damage resulting from the issue and sale of the securities.

“JPX-Nikkei Index 400” is a trademark of JPX-Nikkei. The securities have not been and will not be passed on by JPX-Nikkei as to their legality or suitability. The securities will not be issued, endorsed, sold or promoted by JPX-Nikkei. JPX-NIKKEI MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE SECURITIES.

The Korea Stock Price Index 200

The Korea Stock Price Index 200 (the “KOSPI 200”) is a capitalization-weighted index of 200 Korean blue-chip stocks listed on the Korea Exchange (the “KRX”). The KOSPI 200 is calculated, maintained and published by the KRX. The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups. The KOSPI 200 is reported by Bloomberg under the ticker symbol “KOSPI2.”

Methodology of the KOSPI 200

All common stocks that have been listed on the KRX for at least one year as of the periodic realignment date (as defined below) will be included in the selection process, excluding the following equity securities:

•	administrative issues and issues scheduled to be delisted,

•	real estate investment company, ship investment company and investment and financing company,

•	new issues listed on the KOSPI market less than one year, excluding the following cases: (a) a new issue moving from the KOSDAQ market whose listing period combined with the KOSDAQ market is more than a year, (b) a newly included issue in the KOSPI 200 Index before the last business day of April by Special Entry Rule for a Spin-off and (c) a newly included issue in the KOSPI 200 Index before the last business day of April by Fast Entry Rule for New Listing and

•	an issue whose free-float rate is under 10%.

The companies listed on the KOSPI 200 are classified into the following industry groups: (a) energy, (b) materials, (c) industrials, (d) customer discretionary, (e) customer staples, (f) health care, (g) financials and real estate, (h) information technology and telecommunication services and (i) utilities. The constituents of the KOSPI 200 are selected first from the non-manufacturing industry cluster, and then from the manufacturing industry cluster.

The constituents from the non-manufacturing industry cluster are selected in accordance with the following:

•	Selection is made by ranking average daily market capitalization, while ensuring that the accumulated market capitalization of the selected stocks reaches 80% of the total market capitalization of the concerned industry sector.

•	Notwithstanding the above, the stocks whose ranking of trading volume in descending order is at or below 85% of the stocks included in deliberation within the same industry group are excluded. In such case, the excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

After making selection from the non-manufacturing groups, the remaining constituents are selected from the manufacturing industry group following the same selection method used for the non-manufacturing industries but without applying the 80% market capitalization standard.

If an issue whose rank of the last 15 trading days’ market cap as of the base date is higher than or equal to 50th in the whole KOSPI market is not selected in the previous process, the issue shall be chosen as a new constituent and the minimum market cap issue shall be disqualified accordingly. KRX selects 10 issues for each sector in order of market cap among the unselected issues as reserved issues. If any constituent happens to be excluded due to corporate events, the empty slot will be occupied by a reserved issue.

Computation of the KOSPI 200

The KOSPI 200 is computed by multiplying (a) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (b) 100. The base date of the KOSPI 200 is January 3, 1990, with a base index of 100. Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the concerned common share.

If the number of listed shares increases due to rights offering, bonus offering and stock dividend, which accompany ex-right or ex-dividend, such increase is included in the number of listed shares on the ex-right date or ex-dividend date. The base market capitalization would be adjusted as well.

Share prices refer to the market price established during the regular trading session. If no trading took place on such day, the quotation price is used and if no quotation price is available, the closing price of the most recent trading day is used.

Stock Revision

The constituents of the KOSPI 200 are realigned once a year while observing each of the following, in order to replace the smallest number of stocks possible.

For the sake of managing the turnover ratio of the index portfolio in an appropriate level, buffer rules are applied to the selection process of each non-manufacturing sector. An issue that is a current constituent is kept as a new constituent if the issue satisfies the liquidity requirement and its market rank is less than or equal to 110% of the number of the existing constituents in the sector. An issue that is not an existing constituent is designated as a new constituent if the issue is a member of the shortlist and its market cap rank is less than or equal to 90% of the number of the existing constituents in the sector.

The periodic realignment date is the trading day of the KSPI 200 futures’ last trading day which arrives first.

Special realignment occurs when existing constituents are designated as administrative stock or affected by merger, delisting, etc. In these circumstances, stocks will be selected in ranking order from the replacement list for each industry group chosen during the previous periodic realignment. In the event that the replacement list includes no stock for a specific industry, a stock is chosen from the manufacturing industry group. If a new issue whose rank of 15 trading days’ market cap from its listing date is higher than or equal to 50th in the whole KOSPI market, the issue chosen as a new constituent and the minimum market cap issue is excluded. The related rebalancing is conducted on the next day of the KOSPI 200 futures’ last trading day which arrives first 15 days after the issue’s listing date; the expiration dates are the second Thursdays in March, June, September, and December.

In cases where there is an initial listing of a stock deemed to have high liquidity and worthwhile impact on KOSPI 200, a constituent is merged with a non-constituent, or consolidation occurs among constituents, KOSPI 200 could select the stock of that firm or acquired firm as a constituent even before the periodic realignment date. Such stocks are included in the KOSPI 200 on the trading day following the last trading day of the nearest-month contracts for both futures and options, which comes 30 trading days after the listing date of such stocks. At this time, the stock with the smallest market capitalization on the most recent periodic realignment date, regardless of industry, is removed and becomes first in line as a replacement stock for that industry.

License Agreement with Korea Exchange

The securities are not sponsored, endorsed, sold or promoted by KRX, the successor of Daehan Stock Exchange, who calculates the KOSPI 200 and owns the intellectual property rights over it. KRX makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the KOSPI 200 to track general stock market performance. KRX’s only relationship to Credit Suisse is the licensing of certain trademarks and trade names of KRX and of the KOSPI 200 which is determined, composed and calculated by KRX without regard to Credit Suisse or the securities. KRX has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculating the KOSPI 200. KRX is not responsible for and has not participated in the determination of the prices and amount of the securities, or the timing of the issuance or sale of the securities, or in the determination or calculation of the equation by which the securities are to be converted into cash. KRX has no obligation or liability in connection with the administration, marketing or trading of the securities.

KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The MVIS® Global Junior Gold Miners Index

The MVIS® Global Junior Gold Miners Index (the “GDXJ Index”) is a modified capitalization-weighted, float-adjusted index intended to give investors a means of tracking the overall performance of foreign and domestic publicly traded companies of small capitalization that are involved primarily in the mining for gold and/or silver. The GDXJ Index covers 100% of the free float market capitalization of the investable universe with at least 25 components. The GDXJ Index was launched on August 31, 2009, with a base index value of 1,000 as of December 31, 2003. The GDXJ Index is exclusively owned, maintained and published by MV Index Solutions GmbH (the “ Index Owner”), which has contracted with Structured Solutions AG to maintain and calculate the GDXJ Index. The U.S. dollar price return version of the GDXJ Index is reported by Bloomberg under the ticker symbol “MVGDXJ.”

Index Composition and Maintenance

The Index Universe

The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited Partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.

Only stocks that have a full market capitalization exceeding $50 million are eligible for the index universe.

In addition, to be included in the index universe, a company must:

•	generate at least 50% of its revenues (25% for current components) from gold mining and/or silver mining; and/or

•	have mining projects that have the potential to generate at least 50% of their revenues from gold and silver when developed.

Investable Index Universe

Companies with a free float (or shares available to foreign investors) of less than 5% for existing index components or less than 10% for new components are ineligible for inclusion.

In addition to the above, stocks that are currently not in the GDXJ Index must meet the following size and liquidity requirements:

•	a full market capitalization exceeding $150 million;

•	a three-month average-daily-trading volume of at least $1 million at the current review and also at the previous two reviews; and

•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the GDXJ Index, the following requirements apply:

•	a full market capitalization exceeding $75 million; and

•	a three-month average-daily-trading volume of at least $0.2 million in at least two of the latest three quarters (current review and also at the previous two reviews).

•	In addition, a three-month average-daily-trading volume of at least $0.6 million at the current review or at one of the previous two reviews; or

•	at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number for the respective index, additional companies are flagged eligible by the Index Owner’s decision until the number of eligible stocks equals the minimum component count.

Only one share line of each company is eligible. In case more than one share line fulﬁls the above size and liquidity rules, only the largest share line by free ﬂoat market capitalization is eligible. The Index Owner can, in exceptional cases (e.g., signiﬁcantly higher liquidity), decide for a different share line.

For each stock, the pricing from the respective home market is used. In cases where ADRs, GDRs or similar products, or a secondary listing exists either on an exchange in the U.S. or in the UK, the alternative price source is used (instead of the home market price source) if it meets the following standard liquidity requirements at a quarterly review:

•	a three-month average-daily-trading volume of at least $1 million at the current review and also at the previous two reviews; and

•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

The Index Owner can, in exceptional cases, use price sources other than the home market, even if these price sources are less liquid than the home market listing. Once the price source is switched to the alternative price source, the standard liquidity requirements apply again.

Index Constituent Selection

The GDXJ Index is reviewed on a quarterly basis. The Index Owner can, in exceptional cases, add stocks to the GDXJ Index and also remove stocks from the GDXJ Index.

The target coverage of the GDXJ Index is 100% of the free float market capitalization of the investable small-cap universe with at least 25 companies. Index constituents are selected using the following procedure:

(1)	All companies in the index universe are valued by full market capitalization (all secondary lines are grouped). All companies (and not securities) are sorted by full market capitalization in descending order.

(2)	Companies covering the top 60% of the full market capitalization of the index universe are excluded. Only companies ranking between 60% and 98% of the full market capitalization of the index universe qualify for inclusion in the GDXJ Index, except that companies ranking between 55% and 60% or 98% and 99%, and that are already included in the GDXJ Index, also qualify for inclusion.

(3)	All companies that qualified in step 2 are now viewed as securities (companies with secondary lines are un-grouped and treated separately). Only securities that meet all of these requirements are added to the GDXJ Index.

(4)	In case the number of eligible companies is below 25, additional companies are added by the Index Owner’s decision until the number of stocks equals 25.

The revenue quota for each company is reviewed quarterly; only companies with at least 50% of their revenues in the gold and/or silver sector are eligible. The revenue quota for companies that have already been in the GDXJ Index may drop to 25% and these companies would remain eligible. The Index Owner can, in exceptional cases, add stocks to the GDXJ Index with a lower revenue portion.

Quarterly Review Schedule

The GDXJ Index is reviewed quarterly and changes to the GDXJ Index are implemented and based on the closing prices of the third Friday of every quarter-end month (i.e., March, June, September and December). If the third Friday is not a business day, then the review will take place on the last business day before the third Friday of the relevant month. If an index constituent does not trade on the third Friday of a quarter-end month, then the last available price for that index constituent will be used. Changes become effective on the next business day.

The quarterly reviews are based on the (adjusted) closing data on the last business day in February, May, August and November (a “snapshot date”). If an index constituent does not trade on the last business day in February, May, August or November, then the last available price for this index constituent will be used. The component changes to the GDXJ Index are announced on the second Friday in a quarter-end month. The GDXJ Index data (e.g., new number of shares, new free float factors, and new company weighting cap factors) is announced on the second Friday in a quarter-end month. The weighting cap factors are based on closing data from the Wednesday prior to the second Friday in a quarter-end month.

With respect to the GDXJ Index, “business day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt.

Ongoing Maintenance

In addition to the quarterly reviews, the GDXJ Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.

Replacements. For all corporate events that result in a stock deletion from the GDXJ Index, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the GDXJ Index would drop below 20. The replacement stock will be added at the same weight as the deleted stock. In case of a merger of index components, the replacement stock will be added with its uncapped free ﬂoat market capitalization weight. In all other cases, the additional weight resulting from the deletion will be redistributed proportionally across all other index constituents.

In case the number of index components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to the Index Owner’s decision.

Changes to Free Float Factor and Number of Shares. Changes to the number of shares or the free float factors due to corporate actions such as stock dividends, splits and rights issues are implemented immediately and will be effective the next trading day (i.e., the ex date). Simple share/ﬂoat changes are implemented after a three-day notice period.

Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the GDXJ Index at the next quarterly review (if it has been trading since at least the last trading day prior to the review snapshot date) or else at the then following quarterly review. In order to be added to the GDXJ Index, the IPO stock has to meet the following size and liquidity requirements:

•	the IPO must have a full market capitalization exceeding $150 million;

•	the IPO must have a free ﬂoat factor of at least 10%;

•	the IPO must have an average-daily-trading volume of at least $1 million; and

•	the IPO must have traded least 250,000 shares per month (or per 22 days).

This rule is applicable for newly spun off companies as well.

Changes Due to Mergers and Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be delisted from their respective trading system(s). A surviving stock that does not qualify for the GDXJ Index will be deleted immediately. A surviving stock that qualifies for the GDXJ Index is added to the GDXJ Index.

Changes Due to Spin-Offs. Each spin-off stock is immediately added to the GDXJ Index for at least two trading days, if traded on its ex date. If a spin-off company does not qualify for the GDXJ Index it will be deleted based on its respective closing price. Shares and ﬂoats of the surviving companies are adjusted according to the terms of the spin-off.

Index Calculation

The value of the GDXJ Index is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:

where (for all stocks (i) in the GDXJ Index):

pi = stock price (rounded to four decimal places);

qi = number of shares;

ffi = free float factor (rounded to two decimal places);

fxi = exchange rate (local currency to U.S. Dollar) (rounded to twelve decimal places);

cfi = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to sixteen decimal places);

M = free float market capitalization of the GDXJ Index; and

D = divisor (rounded to six decimal places).

Free Float

The GDXJ Index is free float adjusted—that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single multiplier. To avoid double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result.

Sector-Weighting Cap Factor

Companies determined to be “silver” stocks may not constitute more than 20% of the GDXJ Index. If at a quarterly review the aggregated weighting of all silver stocks represents more than 20% of the GDXJ Index, a sector-weighting cap factor is applied. The sector-weighting cap factor is calculated to ensure that the aggregated weighting of all gold stocks will not be less than 80% and the aggregated weighting of all silver stocks is capped at 20%. If the aggregated weighting of all gold stocks represents more than 80% of the GDXJ Index, then no sector-weighting cap factor is needed.

Company-Weighting Cap Factors

Companies in the GDXJ Index are weighted according to their free float market capitalization. To ensure portfolio diversity, the company-weighting cap factors are applied to individual companies if they exceed a certain weight in the GDXJ Index. The company-weighting cap factors are reviewed quarterly and applied, if necessary.

The company-weighted cap factors are applied differently to gold companies and silver companies. For gold companies, all companies are ranked by their free float market capitalization, and the maximum weight for any single stock is 8.0%. If a stock exceeds the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be redistributed proportionally across all other index constituents. This process is repeated until no stocks have weights exceeding the respective maximum weight.

The company-weighting scheme will be applied to the largest stocks and the excess weight after each step will be redistributed across all other (smaller) stocks in the GDXJ Index on a proportional basis:

•	If the largest two stocks exceed 8.0%, then both will be capped at 8.0%.

•	If the 3rd largest stock exceeds 7.0%, then it will be capped at 7.0%.

•	If the 4th largest stock exceeds 6.5%, then it will be capped at 6.5%.

•	If the 5th largest stock exceeds 6.0%, then it will be capped at 6.0%.

•	If the 6th largest stock exceeds 5.5%, then it will be capped at 5.5%.

•	If the 7th largest stock exceeds 5.0%, then it will be capped at 5.0%.

•	If any other stock exceeds 4.5%, then it will be capped at 4.5%.

•	In addition, the maximum weight of any single silver stock is 4.5%.

Divisor Adjustments

Index maintenance—reflecting changes in shares outstanding, capital actions, addition or deletion of stocks to the GDXJ Index—should not change the level of the GDXJ Index. This is accomplished with an adjustment to the divisor. Any change to the stocks in the GDXJ Index that alters the total market value of the GDXJ Index while holding stock prices constant will require a divisor adjustment.

where ΔMC is the difference between closing and adjusted closing market capitalization of the GDXJ Index.

Data Correction

Incorrect or missing input data will be corrected immediately.

Corporate Action-Related Adjustments

Corporate actions range widely from routine share issuances or buybacks to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted.

pi = stock price

qi = number of shares

Special cash dividend

Divisor change: Yes

Split

Divisor change: No

Shareholders receive “B” new shares for every “A” share held.

Rights offering

Divisor change: Yes

Shareholders receive “B” new shares for every “A” share held.

If the subscription price is either not available or not smaller than the closing price, no adjustment will be made.

Stock dividend

Divisor change: No

Shareholders receive “B” new shares for every “A” share held.

Stock dividend from treasury

Divisor change: Yes

Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive “B” new shares for every “A” share held.

Stock dividend of a different company security

Divisor change: Yes

Shareholders receive “B” shares of a different company for every “A” share held.

Spin-offs

Divisor change: Yes

Shareholders receive “B” new shares for every “A” share held.

Addition/deletion of a company

Divisor change: Yes

Net change in market value determines the divisor adjustment.

Changes in shares outstanding

Divisor change: Yes

Any secondary issuance, share repurchase, buyback, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the quarterly review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (three trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting ﬂoat changes will be taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.

Changes due to a merger/takeover/spin-off

Divisor change: Yes

Net change in free ﬂoat market value determines the divisor adjustment. In case of no change, the divisor change is 0.

With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex dividend day (the first day when a new shareholder is eligible to receive the distribution.) The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the GDXJ Index. Corporate actions are announced at least four days prior to implementation.

Dissemination

The GDXJ Index is calculated weekdays between 01:00 and 22:40 (CET) and the index values are disseminated to data vendors every 15 seconds. The GDXJ Index is disseminated on days when either the U.S. equity market is open for trading or at least one of the index components is available for trading.

The MSCI Indices

The MSCI Australia Index, the MSCI Brazil Index, the MSCI Brazil 25/50 Index, the MSCI Canada Index, the MSCI Germany Index, the MSCI Emerging Markets Index, the MSCI EAFE® Index, the MSCI EASEA® Index, MSCI Japan Index, the MSCI Korea Index, the MSCI Korea 25/50 Index, the MSCI Singapore Free Index, the

MSCI Taiwan Index, the MSCI AC (All Country) Asia ex Japan Index, the MSCI AC (All Country) Far East ex Japan Index and the MSCI ACWI Index (each an “MSCI Index,” and together, the “MSCI Indices”) are market capitalization-weighted by adjusted free float, meaning that each component security is included in the MSCI Indices at the value of its free public float, adjusting by a foreign inclusion factor (“FIF”) that accounts for foreign ownership limits applicable to a specific security. In cases where other foreign investment restrictions exist that materially limit the ability of international investors to freely invest in a particular equity market, sector or security, a limited investability factor (the “Limited Investability Factor”) may also be applied to the free float to insure that the investability objectives of the indices can be achieved.

Prices used in calculating the applicable level for component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. MSCI converts the closing prices into U.S. dollars on a real-time basis and publishes and disseminates the MSCI Indices daily on its website and through numerous data vendors. MSCI Indices levels are disseminated every 15 seconds or 60 seconds during market trading hours on Bloomberg and Reuters Limited depending on the index type and its use in the market place. The MSCI Indices are calculated, maintained and published by MSCI Inc. (“MSCI”).

On May 30, 2008, MSCI completed changes to the methodology used in its MSCI International Equity Indices, which includes the MSCI Emerging Markets Index, the MSCI EAFE® Index, the MSCI Singapore Free Index, the MSCI Taiwan Index, the MSCI AC (All Country) Asia ex Japan Index and MSCI AC (All Country) Far East ex Japan Index. MSCI modified its Standard Index methodology by moving from a sampled multi-cap approach to an approach targeting exhaustive coverage with non-overlapping size and style segments. The MSCI Standard Indices and the MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the “Global Investable Market Indexes Methodology” described below.

The MSCI Australia Index

The MSCI Australia Index is a free float-adjusted market capitalization index of securities listed on the Australian Securities Exchange. The MSCI Australia Index is calculated daily in U.S. dollars and published in real time during market trading hours. The MSCI Australia Index seeks to measure the performance of the Australian equity market. It is a capitalization-weighted index that covers approximately 85% of the free float-adjusted market capitalization. As of March 30, 2018, the MSCI Australia Index’s three largest industries were Financials, Materials and Real Estate. Component companies are adjusted for available float and must meet objective criteria for inclusion to the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Australia Index is intended to reflect the sectoral diversity of the Australian equity market and to represent Australian companies that are available to investors worldwide. The U.S. dollar price return version of the MSCI Australia Index is reported by Bloomberg under the ticker symbol “MXAU.” For information concerning the methodology of the MSCI Australia Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Brazil Index

The MSCI Brazil Index is a free float-adjusted, capitalization-weighted index that is designed to measure the performance of the large and mid cap segments of the Brazilian market. As of March 30, 2018, the MSCI Brazil Index covers approximately 85% of the free float-adjusted market capitalization in Brazil. The MSCI Brazil Index is calculated daily in U.S. dollars and published in real time during market trading hours. The MSCI Brazil Index consists of stocks traded primarily on the Bolsa de Valores, Mercadorias & Futuros de São Paulo (BM&FBOVESPA). Component companies must meet objective criteria for inclusion in the MSCI Brazil Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. As of March 30, 2018, the MSCI Brazil Index’s three largest industries were Financials, Materials and Energy. The U.S. dollar price return version of the MSCI Brazil Index is reported by Bloomberg under the ticker symbol “MXBR.” For information concerning the methodology of the MSCI Brazil Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Brazil 25/50 Index

The MSCI Brazil 25/50 Index is designed to measure broad-based equity market performance in Brazil and replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of the MSCI Brazil 25/50 Index and limiting the sum of the weights of all issuers representing more than 5% of the MSCI Brazil 25/50 Index to a maximum of 50% of the weight of the MSCI Brazil 25/50 Index in the aggregate. The MSCI Brazil 25/50 Index covers approximately 85% of the free float-adjusted market capitalization in Brazil. As of March 30, 2018, the MSCI Brazil 25/50 Index’s three largest industries were Financials, Materials and Energy.

The MSCI Brazil 25/50 Index is an index created by applying certain weight constraints to the MSCI Brazil Index. The MSCI Brazil 25/50 Index is calculated daily in U.S. dollars and published in real time during market trading hours. The U.S. dollar price return version of the MSCI Brazil 25/50 Index is reported by Bloomberg under the ticker symbol “MXBR2550.” For more information on the MSCI Brazil 25/50 Index, please refer to “MSCI 25/50 Indexes Methodology” below.

The MSCI Canada Index

The MSCI Canada Index is a free float-adjusted market capitalization index of securities listed on the Toronto Stock Exchange. The MSCI Canada Index is calculated daily in U.S. dollars and published in real time during market trading hours. The MSCI Canada Index seeks to measure the performance of the Canadian equity market. It is a capitalization-weighted index that covers approximately 85% of the free float-adjusted market capitalization. As of March 30, 2018, the MSCI Canada Index’s three largest industries were Financials, Energy and Materials. Component companies are adjusted for available float and must meet objective criteria for inclusion in the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Canada Index is intended to reflect the sectoral diversity of the Canadian equity market and to represent Canadian companies that are available to investors worldwide. The U.S. dollar price return version of the MSCI Canadian Index is reported by Bloomberg under the ticker symbol “MXCA.” For information concerning the methodology of the MSCI Canada Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Germany Index

The MSCI Germany Index is a free float adjusted, capitalization weighted index that aims to capture 85% of the free float-adjusted market capitalization in Germany. As of March 30, 2018, the MSCI Germany Index’s three largest industries were Consumer Discretionary, Financials and Materials. Component companies must meet objective criteria for inclusion in the MSCI Germany Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The U.S. dollar price return version of the MSCI Germany Index is reported by Bloomberg under the ticker symbol “MXDE.” For information concerning the methodology of the MSCI Germany Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of March 30, 2018, the MSCI Emerging Markets Index consisted of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, the Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates. The three largest industries represented in the MSCI Emerging Markets Index were Information Technology, Financials and Consumer Discretionary. Each of the MSCI Emerging Markets Index Component Country Indices is a sampling of equity securities across industry groups in such country’s equity markets. The U.S. dollar price return version of the MSCI Emerging Markets Index is reported by Bloomberg under ticker symbol “MXEF.” For information concerning the methodology of the MSCI Emerging Markets Index, please refer to “Global Investable Market Indexes Methodology” below.

According to MSCI, beginning in June 2018, MSCI will include China A shares in the MSCI Emerging Markets Index.

The MSCI EAFE® Index

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of developed markets, excluding the U.S. and Canada. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE®

Index includes components from all countries in Europe, Australasia and the Far East that are designated by MSCI as Developed Markets. As of March 30, 2018, the MSCI EAFE® Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE® Index covers approximately 85% of the free float-adjusted market capitalization of each country. As of March 30, 2018, the three largest industries represented in the MSCI EAFE® Index were Financials, Industrials and Consumer Discretionary. Unless otherwise specified in the applicable pricing supplement, we are currently one of the companies that make up the MSCI EAFE® Index. The U.S. dollar price return version of the MSCI EAFE® Index is reported by Bloomberg under the ticker symbol “MXEA.” For information concerning the methodology of the MSCI EAFE® Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI EASEA® Index

The MSCI EASEA® Index (also known as the MSCI EAFE ex Japan Index) is a free float-adjusted market capitalization index that captures large and mid cap representation across developed markets across the world, excluding Canada, Japan and the United States. As of March 30, 2018, the MSCI EASEA® Index consisted of the following 20 developed market countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EASEA® Index covers approximately 85% of the free float-adjusted market capitalization in each country. As of March 30, 2018, the three largest industries represented in the MSCI EASEA® Index were Financials, Industrials and Consumer Staples. Unless otherwise specified in the applicable pricing supplement, we are currently one of the companies that make up the MSCI EASEA Index. The MSCI EASEA® Index is reported by Bloomberg under the ticker symbol “MXEAJ.” For more information concerning the methodology of the MSCI EASEA® Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Japan Index

The MSCI Japan Index is a free float-adjusted market capitalization index of securities listed on the Tokyo Stock Exchange, Osaka Stock Exchange, JASDAQ and Nagoya Stock Exchange. The MSCI Japan Index is calculated in JPY on a real time basis and disseminated every 60 seconds during market trading hours. The MSCI Japan Index seeks to measure the performance of the Japanese equity market. It is a capitalization-weighted index that covers approximately 85% of the free float-adjusted market capitalization in Japan. As of March 30, 2018, the MSCI Japan Index’s three largest industries were Industrials, Consumer Discretionary and Information Technology. Component companies are adjusted for available float and must meet objective criteria for inclusion in the MSCI Japan Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Japan Index is intended to reflect the sectoral diversity of the Japanese equity market and to represent Japanese companies that are available to investors worldwide. The U.S. dollar price return version of the MSCI Japan Index is reported by Bloomberg under the ticker symbol “MXJP.” For information concerning the methodology of the MSCI Japan Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Korea Index

The MSCI Korea Index seeks to measure the performance of the South Korea equity market. It is a capitalization-weighted index that covers approximately 85% of the free float-adjusted market capitalization in South Korea. As of March 30, 2018, the MSCI Korea Index’s three largest industries were Information Technology, Financials and Consumer Discretionary. Component companies are adjusted for available float and must meet objective criteria for inclusion in the MSCI Korea Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The U.S. dollar price return version of the MSCI Korea Index is reported by Bloomberg under the ticker symbol “MXKR.” For information concerning the methodology of the MSCI Korea Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Korea 25/50 Index

The MSCI Korea 25/50 Index is designed to measure broad-based equity market performance in South Korea and replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of the MSCI Korea 25/50 Index and limiting the sum of the weights of all issuers representing more than 5% of the MSCI Korea 25/50 Index to a maximum of 50% of the weight of the MSCI Korea 25/50 Index in the aggregate. As of March 30, 2018, the MSCI Korea 25/50 Index covers approximately 85% of the free float-adjusted market capitalization in South Korea. As of March 30, 2018, the MSCI Korea 25/50 Index’s largest three industries were Information Technology, Financials and Consumer Discretionary.

The MSCI Korea 25/50 Index is an index created by applying certain weight constraints to the MSCI Korea Index. The MSCI Korea 25/50 Index is calculated daily in U.S. dollars and published in real time during market trading hours. The MSCI Korea 25/50 Index is reported by Bloomberg under the ticker symbol “MXKR2550.” For more information on the MSCI Korea 25/50 Index, please refer to “MSCI 25/50 Indexes Methodology” below.

The MSCI Singapore Free Index

The MSCI Singapore Free Index is a free float adjusted market capitalization index that is designed to measure equity market performance in Singapore. As of March 30, 2018, the MSCI Singapore Free Index’s three largest industries were Financials, Real Estate and Industrials. The U.S. dollar price return version of the MSCI Singapore Free Index is reported by Bloomberg under the ticker symbol “SIMSCI.” For information concerning the methodology of the MSCI Singapore Free Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI Taiwan Index

The MSCI Taiwan Index is a free float-adjusted market capitalization index that is designed to measure the performance of large and mid cap segments of the Taiwan market. As of March 30, 2018, the MSCI Taiwan Index’s three largest industries were Information Technology, Financials and Materials. The MSCI Taiwan Index is calculated daily in U.S. and local currencies and published in real time during market trading hours. The U.S. dollar price return version of the MSCI Taiwan Index is reported by Bloomberg under the ticker symbol “TAMSCI.” For information concerning the methodology of the MSCI Taiwan Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI All Country (AC) Asia Ex Japan Index

The MSCI All Country (AC) Asia ex Japan Index (“MSCI AC Asia ex Japan Index”) is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of Asia, excluding Japan. As of March 30, 2018, the MSCI AC Asia ex Japan Index’s three largest industries were Information Technology, Financials and Consumer Discretionary. As of March 30, 2018, the MSCI AC Asia ex Japan Index consisted of the following eleven developed and emerging market country indices: China, Hong Kong, India, Indonesia, Korea, Malaysia, Pakistan, the Philippines, Singapore, Taiwan and Thailand. Singapore and Hong Kong are classified by MSCI as developed markets; the remaining countries in the index are classified as emerging markets. The U.S. dollar price return version of the MSCI AC Asia ex Japan Index is reported by Bloomberg under ticker symbol “MXASJ.” For information concerning the methodology of the MSCI AC Asia ex Japan Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI All Country (AC) Far East Ex Japan Index

The MSCI All Country (AC) Far East ex Japan Index (“MSCI AC Far East ex Japan Index”) is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the Far East, excluding Japan. As of March 30, 2018, the MSCI AC Far East ex Japan Index’s three largest industries were Information Technology, Financials and Consumer Discretionary. As of March 30, 2018, the MSCI AC Far East ex Japan Index consisted of the following nine developed and emerging market country indices: China, Hong Kong, Indonesia, Korea, Malaysia, the Philippines, Singapore, Taiwan and Thailand. Singapore and Hong Kong are classified by MSCI as developed markets; the remaining countries in the index are classified as emerging markets. The U.S. dollar price return version of the MSCI AC Far East ex Japan Index is reported by Bloomberg under ticker symbol “MXFEJ.” For information concerning the methodology of the MSCI AC Far East ex Japan Index, please refer to “Global Investable Market Indexes Methodology” below.

The MSCI ACWI Index

The MSCI ACWI Index is a free float-adjusted market capitalization weighted index that is designed to capture large and mid cap representation across countries designated as Developed Markets (“DM”) and Emerging Markets (“EM”) by MSCI. The MSCI ACWI Index is calculated daily in U.S. dollars. As of March 30, 2018, the MSCI ACWI Index covers 23 DM and 24 EM countries.

DM countries include: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the UK and the US.

EM countries include: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, the Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates.

As of March 30, 2018, the three largest industries represented in the MSCI ACWI Index were Information Technology, Financials and Consumer Discretionary. The U.S. dollar price return version of the MSCI ACWI Index is reported by Bloomberg under the ticker symbol “MXWD.” For information concerning the methodology of the MSCI ACWI Index, please refer to “Global Investable Market Indexes Methodology” below.

According to MSCI, beginning in June 2018, MSCI will include China A shares in the MSCI ACWI Index.

Global Investable Market Indexes Methodology

MSCI undertakes an index construction process, which involves: (a) defining the Equity Universe; (b) determining the Market Investable Equity Universe for each market; (c) determining market capitalization size-segments for each market; (d) applying Index Continuity Rules for the MSCI Standard Index; (e) creating style segments within each size-segment within each market; and (f) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(a) Identifying Eligible Equity Securities: all listed equity securities, including Real Estate Investment Trusts (“REITs”) and certain income trusts listed in Canada are eligible for inclusion in the Equity Universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the USA and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the Equity Universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts are not eligible for inclusion in the Equity Universe.

(b) Country Classification of Eligible Securities: each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by identifying eligible listings for each security in the Equity Universe and applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in Developed Markets (“DM”) Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indexes within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indexes methodology.

The Global Investable Equity Universe is the aggregation of all Market Investable Equity Universes. The DM Investable Equity Universe is the aggregation of all the Market Investable Equity Universes for Developed Markets.

Some of the investability requirements referred to above are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

As of the November 2015 semiannual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for an MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (a) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (b) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(a)	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe sorted in descending order by full market capitalization.

(b)	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(c)	Developed Market (“DM”) and Emerging Market (“EM”) Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity measured by the twelve-month and three-month Annualized Traded Value Ratio (“ATVR”), and the three-month frequency of trading. The ATVR mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. The three-month frequency of trading is determined by dividing the number of days a security traded during a three-month period by the number of trading days within this period. If three months of data are not available, one month of data is used for the calculation of the three-month frequency of trading. The aim of the twelve-month and the three-month ATVR together with the three-month frequency of trading is to select securities with a sound long and short-term liquidity. A minimum liquidity level of 20% of three-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developed Market. A minimum liquidity level of 15% of three-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an EM. Only one listing per security may be included in the Market Investable Equity Universe. In instances when a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the Market Investable Equity Universe:

Local listing;

Foreign listing in the same geographical region; and

Foreign listing in a different geographical region.

(d)	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the relevant MSCI Index’s ability to fully and fairly represent the characteristics of the underlying market.

(e)	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs and large primary/secondary offerings of non- index-constituents are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

(f)	Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size-Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indexes:

Investable Market Index (Large + Mid + Small)

Standard Index (Large + Mid)

Large Cap Index

Mid Cap Index

Small Cap Index

Creating the Size-Segment Indexes in each market involves the following steps: (a) defining the Market Coverage Target Range for each size-segment; (b) determining the Global Minimum Size Range for each size-segment; (c) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (d) assigning companies to the Size-Segments; and (e) applying Final Size-Segment investability requirements.

Index Continuity Rules for the Standard Indexes

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a Developed Market Standard Index and a minimum number of three constituents will be maintained for an Emerging Market Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization among the securities included in the Market Investable Equity Universe are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if after the application of the index maintenance methodology a Standard Index contains less than five securities in a Developed Market or three securities in an Emerging Market, then the remaining securities are selected for inclusion in the Standard Index using the following process: (a) the securities included in the updated Market Investable Equity Universe are identified; (b) these securities are ranked by descending free float-adjusted market capitalization, however in order to increase index stability the free float-adjusted market capitalization of the securities included in the Standard Index prior to the index review is multiplied by a factor of 1.5; and (c) the securities are added to the Standard Index in order to reach five constituents for a Developed Market or three for an Emerging Market in the ranking order determined in the step above.

Creating Style Indexes within Each Size-Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Global, the Global Industry Classification Standard (“GICS”). As of August 31, 2016, the GICS consisted of 11 sectors, 24 industry groups, 68 industries, and 157 sub-industries. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS. Please refer to “Background on GICS®” below for further information.

Maintenance of the MSCI Indexes

The MSCI Global Investable Market Indexes are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indexes, and index stability and low index turnover.

In particular, index maintenance involves:

(a)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size-Segment and Global Value and Growth Indexes which include:

updating the indexes on the basis of a fully refreshed Equity Universe;

taking buffer rules into consideration for migration of securities across size-segments and style segments; and

updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semiannual timetable. A SAIR involves a comprehensive review of the Size-Segment and Global Value and Growth Indexes.

(b)	Quarterly Index Reviews (“QIRs”) in February and August of the Size-Segment Indexes aimed at:

including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

allowing for significant moves of companies within the Size-Segment Indexes, using wider buffers than in the SAIR; and

reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indexes continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size-Segment Index, addition of significant new investable companies to the Standard Index, deletion of companies from the Investable Market Indexes due to low liquidity, and changes in FIFs and in NOS. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size-segment.

(c)	Ongoing event-related changes. Ongoing event-related changes to the indexes are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate events that take place on a continuing basis. These changes generally are reflected in the indexes at the time of the event. Significantly large IPOs are included in the indexes after the close of the company’s tenth day of trading.

Client Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indexes as “expected” announcements, or as “undetermined” announcements, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indexes provided that all necessary public information concerning the event is available.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

Early deletions of constituents due to events such as bankruptcy are announced as soon as practicable prior to their implementation.

Calculation of the MSCI Indexes

The MSCI Indexes are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s MSCI Indexes levels are obtained by applying the change in the market performance to the previous period MSCI Indexes levels.

Price Index Level USDt = Price Index Level USDt-1 *	Index Adjusted Market Cap USDt Index Initial Market Cap USDt

Price Index Level Localt = Price Index Level Localt-1 *	Index Adjusted Market Cap For Localt Index Initial Market Cap USDt

Where:

Price Index Level USDt-1 is the Price Index level in USD at time t-1.

Index Adjusted Market Cap USDt is the Adjusted Market Capitalization of the index in USD at time t.

Index Initial Market Cap USDt is the Initial Market Capitalization of the index in USD at time t.

Price Index Level Localt-1 is the Price Index level in local currency at time t-1.

Index Adjusted Market Cap for Localt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t.

The Index Market Capitalization is calculated as follows:

Index Adjusted Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt FXratet

Index Adjusted Market for Localt =

Σ sεl,t	(	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt FXratet-1	*	ICIt ICIt-1)

Index Initial Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet-1 * Inclusion Factort FXratet-1

Where:

End of Day Number of Sharest-1 is the number of shares of security at the end of day t-1.

Price Per Sharet is the price per share of security s at time t.

Price Per Sharet-1 is the price per share of security s at time t-1.

Inclusion Factort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor, Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

PAFt is the Price Adjustment Factor of security s at time t. The Price Adjustment Factor (the “PAF”) is needed to ensure historical price comparability. This factor often accounts for assets that contribute to the index performance for a day, such as rights offerings, spun-off companies or extraordinary dividends.

FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g., from Turkish Lira to New Turkish Lira − ICI = 1,000,000).

ICIt-1 is the Internal Currency Index of price currency at time t-1.

Note: The only difference in the formulas between U.S. dollars and local currency indexes calculation is that the same exchange rate is used in the numerator and denominator for local currency, which means that there is no impact of currency change in the performance. Time-variant exchange rates are used for the U.S. dollar calculation.

If the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of a MSCI Index, the MSCI Index will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the level of the MSCI Index. Conversely, if the U.S. dollar strengthens against such currencies, the level of the relevant MSCI Index will decrease. Fluctuations in currency exchange rates can have a continuing impact on the level of the MSCI Index. The return on an index composed of the component securities of the MSCI Index where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI Index, which is converted into U.S. dollars.

Corporate Events

When a corporate event affects securities from different size-segments, countries or regions leading to several possible implementations, MSCI generally adopts the most global point of view to implement the event, provided that at least one security involved in the event is a constituent of the MSCI Indexes. MSCI reserves the right to use a different approach when appropriate. Any implementation decisions related to such cases are announced to clients prior to the change becoming effective in the MSCI Indexes.

Mergers and Acquisitions. MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI determines the most appropriate implementation method and announces it prior to the changes becoming effective in the indexes.

Tender Offers. In hostile tender offers, MSCI systematically waits for the results of the tender offer to be publicly announced before making any related changes to the MSCI Indexes. In friendly tender offers, the acquired or merging security is deleted from MSCI Indexes at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be decreased below 15% of the total number of shares outstanding (except for Standard Index constituents, which are maintained if their float-adjusted market capitalizations after the event are above 2/3rds of 1.8 times one half of the Standard Index Interim Size-Segment Cutoff). This rule applies even if the offer is extended. If the friendly tender offer’s outcome is uncertain, after the results of the offer have been officially communicated and the security’s free float has decreased below 15% of the total number of shares outstanding, MSCI will remove the acquired or merging security from the MSCI Indexes.

The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: (a) the announcement of the offer as friendly or hostile, (b) a comparison of the offer price to the acquired security’s market price, (c) the recommendation by the acquired company’s board of directors, (d) the major shareholders’ stated intention whether to tender their shares, (e) the required level of acceptance, (f) the existence of pending regulatory approvals and legal actions, (g) the market perception of the transaction, (h) official preliminary results, if any, and (i) other additional conditions for the offer.

If a security is deleted from an index, the security is not reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It will be reconsidered for index inclusion at the following regularly scheduled index review.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. In cases where the distribution of the spun-off is subject to a withholding tax, MSCI reinvests a negative cash amount in the MSCI Net Daily Total Return Indexes on the ex date. In order to determine whether the spun-off entity qualifies for inclusion in the MSCI Indexes, the full company market capitalization of the spun-off entity is estimated by MSCI prior to the spin-off being effective based on public information provided by the parent company and estimates from brokers. In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float.

When the spun-off security does not trade on the ex-date, a PAF is applied to the price of the parent entity and a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included in the MSCI Indexes as of the close of the ex date and is maintained until the spun-off security begins trading, and is deleted thereafter. The value of the detached security is equal to the difference between the cum price and the ex price of the parent security. The treatment of the spun-off entity remains the same as under the general treatment. In certain cases where the spun-off security is not trading on the ex date and its market capitalization is estimated to be very small or there is a risk that the market price of the parent entity could potentially increase on the ex date, the impact of the event on the parent security’s market capitalization may be considered as negligible. In those situations, as the detached security cannot have a negative value and to avoid neutralizing the performance of the parent entity on the ex-date of the event, MSCI may decide not to add the detached security. Instead, MSCI would apply a PAF of 1 to the market price of the parent entity on the ex-date of the event. In addition, the spun-off security, once it starts trading on the market, would not be included in the MSCI Indexes at the time of the event.

Corporate Actions. Corporate actions such as splits, stock dividends and rights issues, which affect the price of a security, require a price adjustment. PAFs are applied on the ex date of the event to ensure that security prices are comparable between the ex date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI does not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex date of the corporate action, the event will be implemented on the day the security resumes trading.

Share Placements and Offerings. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. Pending NOS and/or float changes, if any, are implemented simultaneously with the event. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% and 10% for Standard and Small Caps, respectively, of the security’s pre-event number of shares are implemented at the next regularly scheduled Index Review following the completion of the event.

Secondary offerings involve the distribution of existing shares of current shareholders and in most of the cases are pre-announced by a company or by a company’s shareholders. Block sales and secondary offerings (outside the U.S.) are treated the same way in the MSCI Indexes. Changes due to block sales or secondary offerings (outside of the U.S.) are reflected at the time of the event with two full business days advance notice provided the free float-adjusted market capitalization change (including NOS and/or float changes) is above USD 1 billion for Developed Markets countries and USD 500 million for Emerging Markets countries. MSCI computes the free float-adjusted market capitalization change (including NOS and/or float changes) using the closing market price and foreign exchange rate prior to the announcement of the event for block sales and secondary offerings (outside the US).

Events that do not meet the above conditions at the time of the event are considered for implementation at subsequent index reviews. Such cases will be subjected to the rules applicable for the index reviews.

Pending NOS and/or float changes, if any, are implemented simultaneously with the event.

In cases where the overallotment is fully exercised and completed simultaneously with the offering and the information is publicly disclosed, MSCI considers the overallotment size in assessing if the free float-adjusted market capitalization change (including updates) is above USD 1 billion for Developed Markets countries and USD 500 million for Emerging Markets countries to reflect changes immediately for secondary offerings (outside of the US).

Once the event is completed and provided that sufficient post-event information is publicly available, MSCI implements changes giving two full business days’ advance notice. If any uncertainty on the post-event free float information, MSCI may decide to postpone the event implementation to a next Index Review.

Block sales and secondary offerings (outside the US) that were not captured at the time of completion will be reflected at a following regularly scheduled Index Review.

Due to the nature of secondary offerings, being usually pre-announced by the company or company shareholders, MSCI generally announces changes due to secondary offerings (outside the US) with an undetermined or expected status and sends the confirmed only after the event is completed.

MSCI announces changes due to block sales (outside the US) as soon as possible after the event is announced completed.

Changes due to block sales and secondary offerings (outside the US) not meeting the thresholds for immediate implementation will be communicated with an Index Review announcement.

Debt-to-Equity Swaps. Large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent Foreign Inclusion Factor (“FIF”) and/or Domestic Inclusion Factor (“DIF”) changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. Pending NOS and/or float changes, if any, are implemented simultaneously with the event. Shares issued in debt-to-equity swaps are assumed to be issued to strategic investors, unless stated otherwise. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented at a regularly scheduled Index Review.

Suspensions, Delistings and Bankruptcies. MSCI removes from the MSCI Indexes as soon as practicable companies that file for bankruptcy or for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely to occur in the future. MSCI treats in the same way companies that fail stock exchange listing requirements and are to be delisted. In cases where the company is still trading, MSCI deletes the company on the same day at its last trading price, if feasible, and sends an intraday announcement. When the primary exchange price is not available, MSCI deletes securities at an over-the-counter or equivalent market price when such a price is available and deemed relevant. If no such price is available, the security will be deleted at the lowest system price, provided the securities are suspended at least one day prior to the implementation date of the deletion. For securities that are suspended, MSCI carries forward the market price prior to the suspension during the suspension period.

MSCI 25/50 Indices Methodology

MSCI takes into account the investment limits required of regulated investment companies, or RICs, under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of a MSCI 25/50 Index. Additionally, the sum of the weights of all issuers representing more than 5% of a MSCI 25/50 Index cannot exceed a maximum of 50% of the weight of the MSCI 25/50 Index in the aggregate. The MSCI 25/50 Indices seek to offer a benchmarking alternative for RIC-compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices from the applicable underlying non-constrained, free float-adjusted market capitalization-weighted MSCI equity index (a “Parent Index”).

Reflecting the 25% and 50% Concentration Constraints

Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and ongoing reflection of the constraints requires the MSCI 25/50 Indices to be rebalanced periodically. The MSCI 25/50 Indices are rebalanced in February, May, August and November.

Minimizing Tracking Error to the Parent Index

MSCI seeks to minimize the tracking error between an MSCI 25/50 Index and its Parent Index, while keeping the index turnover to a reasonable level. MSCI seeks to achieve this by rebalancing the MSCI 25/50 Indices using an optimization process that aims to minimize the constituent weight differences between an MSCI 25/50 Index and its Parent Index.

Index Construction and Maintenance Methodology

Constructing and Rebalancing the MSCI 25/50 Indices. The MSCI 25/50 Indices Methodology follows a portfolio optimization framework aimed at minimizing index turnover, tracking error and extreme deviation from the applicable Parent Index.

Constraint Targets. An MSCI 25/50 Index is subject to the following caps:

•	no single issuer may exceed 25% of index weight; and

•	all issuers with weight above 5% may not together exceed 50% of the index weight.

Minimizing Tracking Error from the Parent Index. The MSCI 25/50 Indices Methodology aims at minimizing the tracking error from the applicable Parent Index. The tracking error of a MSCI 25/50 Index versus its Parent Index is measured as the sum of the squared weight differences between the constituent weights of the MSCI 25/50 Index and its Parent Index.

Minimizing Transaction Cost. A transaction cost is applied as a proxy for index turnover on rebalancing from a MSCI 25/50 Index.

Minimum Weight of Constituents. The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the applicable Parent Index.

Buffer Rules. A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short-term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing a MSCI 25/50 Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

Maintenance Rules

Quarterly Index Reviews. The MSCI 25/50 Indices are rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of the applicable Parent Index.

The MSCI 25/50 Indices are in general rebalanced five business days before the effective date. The changes resulting from the rebalancing are announced on the same day.

In case an MSCI 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI 25/50 Index will be announced.

There is no index rebalancing due to non-compliance between quarterly index reviews.

At each rebalancing, a constraint factor is calculated for each constituent of an MSCI 25/50 Index. The constraint factor is defined as the weight in the MSCI 25/50 Index at the time of the rebalancing divided by the weight in its Parent Index. The constraint factor as well as the constituents of the MSCI 25/50 Index remains constant between index reviews except in case of corporate events.

Ongoing Event-Related Changes. A security added to its Parent Index following a corporate event is added to the MSCI 25/50 Index with an estimated capped weight, without rebalancing of the MSCI 25/50 Index.

In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the MSCI 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to its Parent Index, it will be added to the MSCI 25/50 Index with the same constraint factor as the parent security.

The deletion of a constituent from its Parent Index following a corporate event triggers its deletion from the MSCI 25/50 Index without rebalancing of the MSCI 25/50 Index.

The addition of a newly eligible security in its Parent Index—for example, an early inclusion of a large initial public offering, or a security migrating to the Parent Index from another size-segment—will result in the inclusion of that security in the MSCI 25/50 Index and consequently trigger the full rebalancing of the MSCI 25/50 Index.

Group Entity Concentration Issues

A minimum of 15 issuers in its Parent Index is required at any point in time for the MSCI 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:

•	Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.

•	Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.

•	Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

In case of extremely concentrated Parent Indices where it may not be feasible to construct the pro forma MSCI 25/50 Index using the Barra Open Optimizer, MSCI may temporarily use the capping algorithm described in the MSCI 10/40 Index methodology with the relevant 25/50 parameters to construct the pro forma MSCI 25/50 Index.

The MSCI 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints. MSCI will, however, temporarily maintain the MSCI 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to the MSCI 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:

•	Securities deleted from the MSCI 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.

•	Eligible securities of relevant size not included in its Parent Index, e.g., largest small cap size-segment securities.

In the event that no securities are eligible for temporary addition to the MSCI 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.

Index Calculation and Corporate Events

For further information on index calculation and the treatment of corporate events, please see “Global Investable Market Indexes Methodology—Calculation of the MSCI Indexes” and “—Corporate Events” above.

Background on GICS®

The GICS is a global standard, developed jointly in 1999 by Standard & Poor’s Financial Services LLC (“S&P”) and MSCI, to categorize companies by their business. As of August 31, 2016, it consists of 11 sectors, 24 industry groups, 68 industries and 157 sub-industries, as part of a four-tiered, hierarchical classification system. Over 40,000 companies are classified under the GICS methodology. Companies are classified according to their “principal business activity.” Revenues are a significant factor in determining principal business activity, although earnings and market perception are also considered important. If a company’s subsidiary files separate financials to its reporting government agency, then the subsidiary will be considered a separate entity and classified independently under the GICS methodology. A GICS code will change whenever there is a major corporate action that redefines a company’s primary line of business. At a minimum, companies are reviewed annually to ensure that they have not redefined their lines of business through a series of smaller events. The GICS methodology and structure fall under the overall supervision of the GICS Operations Committee, which consists of both members from S&P and MSCI.

License Agreement with MSCI for the MSCI Indices

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a nonexclusive license and, for a fee, with the right to use the MSCI Indices, which are owned and published by MSCI, in connection with certain securities.

The securities are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the securities, or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the MSCI Indices to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of MSCI Indices which indices are determined, composed and calculated by MSCI without regard to the issuer of these securities. MSCI has no obligation to take the needs of the issuer of these securities, or the owners of these securities, into consideration in determining, composing or calculating the MSCI Indices. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. Neither MSCI nor any other party has an obligation or liability to owners of these securities in connection with the administration, marketing or trading of the securities.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The NASDAQ-100 Index

The NASDAQ-100 Index (the “NASDAQ Index”) includes securities of 100 of the largest domestic and international non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not include financial companies including investment companies. The NASDAQ Index was developed by, and is calculated, maintained and published by NASDAQ. Current information regarding the market value of the NASDAQ Index is available from NASDAQ as well as numerous market information services.

Methodology of the NASDAQ-100 Index

The NASDAQ Index is a modified market capitalization weighted index. The value of the NASDAQ Index equals the aggregate value of the NASDAQ Index share weights of each of the component securities of the NASDAQ Index, multiplied by each such security’s “Last Sale Price,” which is the closing price reported on the NASDAQ Global Select Market or the NASDAQ Global Market, as applicable, and divided by the divisor of the NASDAQ Index. The divisor serves the purpose of scaling the aggregate value to a lower order of magnitude which is more desirable for index reporting purposes. The share weights of the component securities of the NASDAQ Index at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each component security’s influence on the level of the NASDAQ Index is directly proportional to the value of its NASDAQ Index share weight. If trading in a component security is halted on its primary listing market, the last traded price for that security is used for all index computations until trading in such security resumes. If trading is halted on the component security’s primary listing market before the market is open, the previous day’s Last Sale Price is used. The NASDAQ Index began on January 31, 1985, at a base value of 125.00, as adjusted. The price return version of the NASDAQ Index is reported by Bloomberg under ticker symbol “NDX.”

The formula for the NASDAQ Index value is as follows:

Index Market Value Divisor

The NASDAQ Index is ordinarily calculated without regard to cash dividends on the component securities but does reflect extraordinary cash distributions. The Index is calculated during the trading day based on the Last Sale Price and is disseminated once per second.

Component Security Eligibility Criteria

NASDAQ Index eligibility is limited to specific types of securities, including foreign and domestic common stocks, ordinary shares, ADRs and tracking stocks. The following types of securities and companies are not eligible for inclusion in the NASDAQ Index: closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units and other derivative securities. Securities of investment companies are not eligible for inclusion in the NASDAQ Index.

For the purposes of the NASDAQ Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ Index, a security must be listed on the NASDAQ Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Market or the NASDAQ Global Select Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares;

•	if the security is of a foreign issuer (a foreign issuer is determined based on its country of incorporation), such security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being NASDAQ Index eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the security must have “seasoned” on the NASDAQ, NYSE or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months – excluding the first month of its initial listing).

Continued Eligibility Criteria

To be eligible for continued inclusion in the NASDAQ Index, a security must meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three month trading period (as measured annually during the ranking review process);

•	if the security is of a foreign issuer, then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading, as measured annually during the Ranking Review process (see below);

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the NASDAQ Index effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Annual Ranking Review

The NASDAQ Index securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Securities which meet the applicable eligibility criteria are ranked by market value. NASDAQ Index-eligible securities which are already in the NASDAQ Index and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ Index. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NASDAQ Index subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those NASDAQ Index-eligible securities not currently in the NASDAQ Index that have the largest market capitalization. The data used in the ranking includes end of October NASDAQ market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December, and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a NASDAQ Index security is no longer traded on the NASDAQ, or is otherwise determined by the NASDAQ to become ineligible for continued inclusion in the NASDAQ Index, the security will be replaced with the largest market capitalization security not currently in the NASDAQ Index and meeting the Initial Eligibility Criteria listed above. Ordinarily, a security will be removed from the NASDAQ Index at its Last Sale Price. If, however, at the time of its removal the security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the security may, in NASDAQ’s discretion, be removed at a zero price. The zero price will be applied to the security after the close of the market but prior to the time the official closing value of the NASDAQ Index is disseminated, which is ordinarily 17:16:00 ET.

Maintenance of the NASDAQ Index

In addition to the Ranking Review, the securities in the NASDAQ Index are also monitored every day. Changes in the price and/or total shares outstanding arising from corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ Index share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those NASDAQ Index securities.

A special dividend, announced by the listing exchange, will result in an adjustment to the Last Sale Price of a security in the NASDAQ Index prior to market open on the ex date for the special amount distributed. A special dividend may also be referred to as extra, extraordinary, non-recurring, one-time, unusual, etc.

Ordinarily, whenever there is a change in shares of the NASDAQ Index, a change in component security or a change to the price of an component security due to spin-off, rights issuances or special cash dividends, the divisor is adjusted to ensure that there is no discontinuity in the value of the NASDAQ Index, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the NASDAQ Index prior to market open on the NASDAQ Index effective date.

The divisor is determined as follows:

Divisor after Adjustments =	Market Value after Adjustments Market Value before Adjustments	× Divisor before Adjustments

Rebalancing of the NASDAQ Index

The NASDAQ Index is calculated under a modified capitalization-weighted methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (a) retain in general the economic attributes of capitalization weighting; (b) promote portfolio weight diversification (thereby limiting domination of the NASDAQ Index by a few large stocks); (c) reduce NASDAQ Index performance distortion by preserving the capitalization ranking of companies; and (d) reduce market impact on the smallest NASDAQ Index securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with the NASDAQ’s quarterly scheduled weight adjustment procedures, the NASDAQ Index securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ Index (i.e., as a 100-stock index, the average percentage weight in the NASDAQ Index is 1.0%).

This quarterly examination will result in a NASDAQ Index rebalancing if either one or both of the following two weight distribution requirements are not met: (a) the current weight of the single largest market capitalization NASDAQ Index security must be less than or equal to 24.0% and (b) the collective weight of those NASDAQ Index securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, the NASDAQ may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ Index. If either one or both of these weight distribution requirements are not met upon quarterly review, or NASDAQ determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (a) above, if the current weight of the single largest NASDAQ Index security exceeds 24.0%, then the weights of all Large Stocks (those greater than 1%) will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest NASDAQ Index security to be set to 20.0%. Second, relating to weight distribution requirement (b) above, for those NASDAQ Index securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their collective weight exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the collective weight, so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks (those stocks less than or equal to 1%) in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NASDAQ Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NASDAQ Index security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ Index.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NASDAQ Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (a) and/or weight distribution requirement (b).

Then, to complete the rebalancing procedure, once the final percent weights of each of the NASDAQ Index securities are set, the NASDAQ Index share weights will be determined anew based upon the Last Sale Prices and aggregate capitalization of the NASDAQ Index at the close of trading on the last day in February, May, August and November. Changes to the NASDAQ Index share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the NASDAQ Index divisor will be made to ensure continuity of the NASDAQ Index.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ Index share weights. However, the NASDAQ may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NASDAQ Index components. In those instances, the NASDAQ would announce the different basis for rebalancing prior to its implementation.

License Agreement with NASDAQ

We have entered into an agreement with NASDAQ providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the NASDAQ Index which is owned and published by NASDAQ, in connection with certain securities.

The securities are not sponsored, endorsed, sold or promoted by NASDAQ (NASDAQ along with its affiliates, the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied to the owners of the securities, or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the NASDAQ Index, to track general stock market performance. The Corporations’ only relationship to Credit Suisse is in the licensing of the NASDAQ Index trademarks or service marks, and certain trade names of the Corporations and the use of the NASDAQ Index which are determined, composed and calculated by NASDAQ without regard to Credit Suisse or the securities. NASDAQ has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculation the NASDAQ Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF THE CORPORATIONS AND ARE LICENSED FOR USE BY CREDIT SUISSE. THE SECURITIES HAVE NOT BEEN PASSED ON BY THE CORPORATIONS AS TO THEIR LEGALITY OR SUITABILITY. THE SECURITIES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY THE CORPORATIONS. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

The NIFTY 50 Index

The NIFTY 50 Index is a 50-stock, market capitalization-weighted index comprising large and highly liquid securities traded on the National Stock Exchange of India Ltd. (“NSE”). The NIFTY 50 Index covers 13 sectors of the Indian economy and, as of March 31, 2016, includes securities with a market capitalization representing approximately 65% of the free-float market capitalization of the stocks listed on the NSE. The NIFTY 50 Index is calculated and maintained by India Index Services and Products Ltd. (“IISL”), which is a joint venture between the NSE and CRISIL Ltd. (formerly Credit Rating Information Services of India Limited) (“CRISIL”), and is disseminated on the NSE website. Information contained in the NSE website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or any pricing supplement. The NIFTY 50 Index is reported by Bloomberg under the ticker symbol “NIFTY.”

The NIFTY 50 Index was established with a base value of 1,000 and a base capital of 2.06 trillion Indian rupees as of November 3, 1995, which marked the completion of one year of operations of NSE’s Capital Market Segment. All prices for the NIFTY 50 Index are in Indian rupees.

Selection Criteria

To be eligible for inclusion in the NIFTY 50 Index, a company must be domiciled in India and listed on the NSE. In order to become eligible for inclusion in the NIFTY 50 Index, a stock must be available for trading in NSE’s Futures & Options segment . A company must also meet differential voting, liquidity, free float adjusted market capitalization, listing history and trading history requirements, as described below.

Differential Voting Rights

Equity securities with Differential Voting Rights (DVR) are eligible for inclusion in the NIFTY 50 Index subject to fulfillment of criteria given below:

•	Market capitalization criteria is measured at a company level by aggregating the market capitalization of individual class of security meeting the liquidity criteria for the NIFTY 50 Index

•	Free float of DVR equity class share should be at least 10% of free float market capitalization of the company (voting equity class share and DVR equity class share) and 100% free float market capitalization of last security in the NIFTY 50 Index

•	It should meet liquidity criteria applicable for the NIFTY 50 Index

•	Upon inclusion of DVRs in the NIFTY 50 Index, the index may not have fixed number of securities. For example, if DVR of an existing NIFTY 50 Index constituent is included in the NIFTY 50 Index, the NIFTY 50 Index will have 51 securities but continue to have 50 companies

•	It is possible that the DVR is eligible for inclusion in the NIFTY 50 Index whereas the full voting rights security class is ineligible. In such scenario, the DVRs shall be included in the NIFTY 50 Index irrespective of whether full voting rights share class is part of the NIFTY 50 Index

Liquidity

For inclusion in the NIFTY 50 Index, the security should have traded at an average impact cost of 0.50% or less for 90% of the observations for portfolio of Rs. 10 crores during the six months prior to the date of review. Impact cost is the cost of executing a transaction in a security in proportion to its index weight, measured by market capitalization at any point in time. This is the percentage markup suffered while buying or selling the desired quantity of a security compared to its ideal price, which is the average of the best buy price and the best sell price.

Float-Adjusted Market Capitalization

Companies eligible for inclusion in the NIFTY 50 Index must have at least 1.5 times the average free-float market capitalization of the current smallest index constituent.

Listing History

A company which comes out with an initial public offering will be eligible for inclusion in the NIFTY 50 Index if it fulfills the normal eligibility criteria for the NIFTY 50 Index (impact cost and float-adjusted market capitalization) for a three-month period instead of a six-month period. At the time of index reconstitution, a company which has undergone a scheme of arrangement for a corporate event such as a spin-off, capital restructuring, etc. would be considered eligible for inclusion in the NIFTY 50 Index if as of the cut-off date for sourcing data of the preceding six months for index reconstitution, a company has completed three calendar months of trading period after the stock has traded on ex basis subject to fulfillment of all eligibility criteria for inclusion in the NIFTY 50 Index.

Trading Frequency

The company’s trading frequency should be 100% in the last six months.

Index Calculation

Investible Weight Factors (IWFs)

The IWFs for each company in the NIFTY 50 Index are determined based on the public shareholding of the companies as disclosed in the shareholding pattern submitted to the stock exchanges on a quarterly basis accumulated and implemented on a quarterly basis from March, June, September and December effective after the expiry of the F&O contracts. The following categories are excluded from the free float factor computation:

•	shareholding of promoter and promoter group;

•	government holding in the capacity of strategic investor;

•	shares held by promoters through ADR/GDRs;

•	strategic stakes by corporate bodies;

•	investments under FDI category;

•	equity held by associate/group companies (cross-holdings);

•	employee Welfare Trusts; and

•	shares under lock-in category.

Price Index Calculations

The NIFTY 50 Index is computed using a market capitalization weighted method wherein the level of the Index reflects the total market value of all the stocks in the Index relative to the base period as of November 3, 1995. The total market cap of a company or the market capitalization is the product of market price and the total number of outstanding shares of the company.

Market Capitalization = Shares Outstanding * Price

Free Float Market Capitalization = Shares Outstanding * Price * IWF

Index Value = Current Market Value / Base Market Capital * Base Index Value (1,000)

Base Market Capital of the Index is the aggregate market capitalization of each scrip in the Index during the base period. The market cap during the base period is equated to an Index value of 1,000, known as the Base Index Value.

Total Return Index Calculation

The total return version of the Index is also available, which assumes dividends are reinvested in the Index on the ex date. Corporate actions like dividend announcements do not require any adjustment in the normal price Index (other than special dividend).

A separate Total Returns Index (TR) is calculated which shows the returns on Index portfolio, inclusive of dividends.

TR Index = Previous TR index *

Index dividend for the day “t”	=	Total Dividends of the scrips in the Index
Index divisor for the day

Total dividends of scrips in the Index = Σ (Dividend per share * Modified Index shares)

Modified index shares = Total outstanding shares * IWF * Capping Factor (if applicable)

Index Maintenance

There is a three-tier governance structure comprising the board of directors of IISL, the NIFTY 50 Index Policy Committee and the NIFTY 50 Index Maintenance Subcommittee. The NIFTY 50 Index Policy Committee is involved in the policy and guidelines for managing the NIFTY 50 Index. The NIFTY 50 Index Maintenance Subcommittee makes all decisions on additions and deletions of companies in the NIFTY 50 Index.

The NIFTY 50 Index is reconstituted semi-annually considering six months data ending January and July respectively. The replacement of stocks in the NIFTY 50 Index (if any) is generally implemented from the first working day after F&O expiry of March and September. In case of any replacement in the NIFTY 50 Index, a four weeks’ prior notice is given to the market participants.

Additional index reconstitution may be undertaken in case any of the NIFTY 50 Index constituents undergoes a scheme of arrangement for corporate events such as a merger, a spin-off, compulsory delisting or suspension, etc. The equity shareholders’ approval to a scheme of arrangement is considered as a trigger to initiate the exclusion of such stock from the NIFTY 50 Index through additional index reconstitution.

As part of the semi-annual reconstitution of the NIFTY 50 Index, a maximum of 10% of the index size (number of companies in the index) may be changed in a calendar year. However, the limit of maximum 10% change shall not be applicable for any exclusion of a company on account of scheme of arrangement as stated above.

Changes in the NIFTY 50 Index level reflect changes in the total market capitalization of the NIFTY 50 Index that are caused by stock price movements in the market. They do not reflect changes in the market capitalization of the NIFTY 50 Index, or of the individual stocks, that are caused by corporate actions such as dividend payments, stock splits, distributions to shareholders, mergers, or acquisitions. When a stock is replaced by another stock in the NIFTY 50 Index, the NIFTY 50 Index divisor is adjusted so the change in index market value that results from the addition and deletion does not change the NIFTY 50 Index level.

The NIFTY 50 Index is also monitored on a continuing basis to allow for adjustments due to company additions and deletions, share changes, stock splits, stock dividends etc. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the NIFTY 50 Index. Other corporate actions, such as share issuances, change the market value of the NIFTY 50 Index and require a divisor adjustment to prevent the value of the NIFTY 50 Index from changing.

Adjusting the divisor for a change in market value leaves the value of the NIFTY 50 Index unaffected by the corporate action. Divisor adjustments are made after the close of trading and after the calculation of the closing value of the NIFTY 50 Index. Corporate actions such as splits, stock dividends, rights offerings, and share changes are applied on the ex date.

All singular instances of share changes arising out of additional issue of capital, such as ESOPs, QIPs, ADR/GDR issues, private placements, warrant conversions, and FCCB conversions, which have an impact of 5% or more on the issued share capital of the security are implemented as soon as possible after providing a five-day notice period. Share repurchase (buyback) also have the same rules as applicable to share changes. Changes entailing less than 5% impact on the issued share capital or a free float are accumulated and implemented from the first working day after F&O expiry of March, June, September and December after providing five working days’ prior notice. Where cumulative share changes exceed 5% of the issued share capital within a quarter, such changes are implemented after providing five working days’ prior notice, from the date when such cumulative changes exceeded 5%.

License Agreement with IISL

IISL and Credit Suisse have entered into or will enter into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliates, in exchange for a fee, of the right to use the NIFTY 50 Index, which is owned and published by IISL, in connection with certain securities.

The securities are not sponsored, endorsed, sold or promoted by IISL. IISL does not make any representation or warranty, express or implied, to the owners of the securities, or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the NIFTY 50 Index to track general stock market performance in India. The relationship of IISL to Credit Suisse is only in respect of the licensing of certain trademarks and trade names of its Index which is determined, composed and calculated by IISL without regard to Credit Suisse or the securities. IISL has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculating the NIFTY 50 Index. IISL is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. IISL has no obligation or liability in connection with the administration, marketing or trading of the securities.

IISL does not guarantee the accuracy and/or the completeness of the NIFTY 50 Index or any data included therein and it shall have no liability for any errors, omissions, or interruptions therein. IISL makes no warranty, express or implied, as to results to be obtained by Credit Suisse, owners of the securities, or any other person or entity from the use of the NIFTY 50 Index or any data included therein. IISL makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NIFTY 50 Index or any data included therein. Without limiting any of the foregoing, IISL expressly disclaims any and all liability for any damages or losses arising out of or related to the securities, including any and all direct, special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

The Nikkei 225 Index

The Nikkei 225 Index (the “Nikkei Index”) is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of certain Japanese stocks. The Nikkei Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. REITs, preferred stocks, preferred securities and tracking stocks are excluded. All 225 components of the Nikkei Index are listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei Index) be included in the Nikkei Index. The Nikkei 225 Index is reported by Bloomberg under the ticker symbol “NKY.”

Standards for Listing and Maintenance

The Nikkei 225 Index is reviewed annually at the beginning of October. Stocks with high market liquidity are added and those with low liquidity are deleted. At the same time, to take changes in industry structure into account, Nikkei examines the balance of the sectors, in terms of the number of constituents. Liquidity of a stock is assessed by the two measures: “trading value” and “magnitude of price fluctuation by volume,” which is calculated as (High price/Low price) / Volume. Among stocks on the TSE First Section, the top 450 stocks in terms of liquidity are selected to form the “high liquidity group.” Those constituents not in the high liquidity group are deleted. Those non-constituent stocks which are in the top 75 of the high liquidity group are added. After the liquidity deletions and additions, constituents are deleted and added to balance the number of constituents among sectors, and to make the total number of the constituents equal 225.

The 225 companies included in the Nikkei Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. The six sector categories are divided into 36 industrial classifications as follows:

•	Technology—Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials—Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods—Marine Products, Food, Retail, Services;

•	Materials—Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others—Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities—Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Among the 450 “high liquidity” stocks, half of those that belong to any sector are designated as the “appropriate number of stocks” for that sector. The actual number of constituents in a sector is then compared with its “appropriate number,” and if the actual number is larger or smaller than the “appropriate number,” then components are deleted or added, as necessary. Stocks to be deleted are selected from stocks with lower liquidity and stocks to be added are selected from stocks with higher liquidity. Stocks selected according to the foregoing procedures are candidates for addition or deletion, as applicable, and the final determinations will be made by Nikkei.

The Nikkei 225 Index is also reviewed on an ongoing basis in response to extraordinary developments, such as bankruptcies or mergers. Any stock becoming ineligible for listing in the TSE First Section due to any of the following reasons will be removed from the Nikkei 225 Index: (a) bankruptcy, including filing for Corporate Reorganization Act, Civil Rehabilitation Act, or liquidation; (b) corporate restructuring such as merger, share exchange or share transfer; (c) excess debt or other reasons; or (d) transfer to the TSE Second Section. In addition, component stocks designated as “securities under supervision” become deletion candidates. However, the decision to delete such candidates will be made by Nikkei by examining the sustainability and the probability of delisting for each individual case. Upon deletion of a stock from the Nikkei 225 Index, Nikkei will generally select as a replacement the most liquid stock that is both in the “high liquidity group” and in the same sector as the deleted stock. When deletions are known in advance, replacements may be selected as part of the periodic review process or by using similar procedures.

Calculation of the Nikkei 225 Index

The Nikkei 225 Index is a modified price-weighted index (i.e., a stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer) where the sum of the constituent stock prices, adjusted by the presumed par value, is divided by a divisor.

It is calculated by (a) converting the component stocks that do not have a par value of 50 yen to 50 yen par value, as described below, (b) calculating the sum of the share prices of each component stock and (c) dividing such sum by a divisor. Most listed companies in Japan have a par value of 50 yen. All companies included in the Nikkei 225 Index are given an equal weighting based on a par value of 50 yen. Stocks with irregular par values are modified to reflect a 50 yen par value. For example, a stock with a 500 yen par value will have its share price divided by 10 to give a 50 yen par value price. The level of the Nikkei 225 Index is calculated every 5 seconds since July 18, 2017 during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the component stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any component stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change. For the Nikkei 225 Index, presumed par value may be changed for large scale splits and reverse splits. The divisor is not changed in these cases.

License Agreement with Nikkei Inc.

We have derived all information regarding the Nikkei Index contained in this underlying supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nikkei Inc. The Nikkei Index is calculated, maintained and published by Nikkei Inc.

The Nikkei Index is the intellectual property of Nikkei Inc. Nikkei Inc. was formerly known as Nihon Keizai Shimbun, Inc. The name was changed on January 1, 2007. “Nikkei,” “Nikkei 225” and “Nikkei Stock Average” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei Index. Nikkei Digital Media, Inc., a wholly-owned subsidiary of Nikkei Inc., calculates and disseminates the Nikkei Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively referred to as the “Nikkei Index Sponsor.”

The securities are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Nikkei Index or the figure at which the Nikkei Index stands at any particular day or otherwise. The Nikkei Index is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the Nikkei Index and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the securities, of any error therein.

In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei Index.

The S&P Dow Jones Indices

The Dow Jones Industrial Average™, the Dow Jones U.S. Financials Index and the Dow Jones U.S. Real Estate Index (the “Dow Jones Indices”) are published by Dow Jones & Company, Inc. ( “Dow Jones”). The S&P 500® Index, the S&P MidCap 400® Index and the S&P® 100 Index (the “S&P Indices”), the S&P® Homebuilders Select Industry™ Index, the S&P Metals & Mining Select IndustryTM Index and the S&P/ASX 200 Index are published by Standard & Poor’s Financial Services LLC (“S&P”).

In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”) formed a new joint venture, S&P Dow Jones Indices LLC (“S&P Dow Jones”), which owns the S&P Indices business and the Dow Jones Indices business. These indices are each an “S&P Dow Jones Index,” and together, the “S&P Dow Jones Indices.”

The Dow Jones Industrial Average™

The Dow Jones Industrial Average™ (the “DJIA”) is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones & Company, Inc. (the “Dow Jones”), as representative of the broad market of U.S. industry. While stock selection is not governed by quantitative rules, a stock typically is added to the index only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Maintaining adequate sector representation within the indices is also a consideration in the selection process. The index universe consists of securities in the S&P® 500 Index. The DJIA covers all industries with the exception of transportation and utilities. The DJIA is reported by Bloomberg under the ticker symbol “DJI.”

Methodology of the DJIA

The DJIA is a price-weighted index, which means an underlying stock’s weight in the DJIA is based on its price per share rather than the total market capitalization of the issuer. The DJIA is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the DJIA tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The DJIA is maintained by an Averages Committee composed of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal. The Averages Committee meets regularly. At each meeting, the Averages Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the index to the market, companies that are being considered as candidates for addition to the index, and any significant market events. In addition, the Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

Changes in the composition of the DJIA are made entirely by the Averages Committee without consultation with the corporations represented in the DJIA, any stock exchange or any official agency. Although changes to the common stocks included in the DJIA tend to be made infrequently, the underlying stocks of the DJIA may be changed at any time for any reason. The corporations represented in the DJIA are incorporated in the United States and its territories.

Some companies may have more than one listing of common stock outstanding. In the DJIA, each company is represented once by the primary listing.

To calculate the DJIA, the prices of the component stocks on their primary exchanges are summed and then divided by the current divisor. The divisor is adjusted to keep the index consistent through events such as component changes, stock splits, large dividend distributions, mergers and acquisitions, and spin-offs.

The formula used to calculate divisor adjustments is:

New Divisor	=	Current Divisor	×	Adjusted Sum of Closing Prices Unadjusted Sum of Closing Prices

Corporate Actions

Corporate Action	Adjustment Made to Index	Divisor Adjustment?
Spin-off	The price of the parent company is adjusted to the price of the parent company minus (the price of the spun-off company/share exchange ratio). The index divisor adjusts simultaneously.	Yes
Rights Offering	The price is adjusted according to the terms of the rights offering.	Yes
Stock Dividend, Stock Split, Reverse Stock Split	The price is adjusted according to the terms of the stock split.	Yes
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	Index does not use shares or Investable Weight Factor – no impact	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex date.	Yes
Constituent Change	Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the index will be replaced on the effective date of the drop. In the case of a zero price spin-off, the spun-off company is not replaced.	Yes

The Dow Jones U.S. Financials and Real Estate Indices

The Dow Jones U.S. Financials Index

The Dow Jones U.S. Financials Index measures the performance of the financial industry portion of the United States equity market. Dow Jones U.S. Financials Index components are drawn from the Bank, Insurance, Real Estate and Financial Services supersectors. The Dow Jones U.S. Financials Index is a subset of the Dow Jones U.S. Index which in turn is a subset of the Dow Jones Global Indices, a benchmark family that follows some 6,000 stocks from 48 countries. The Dow Jones U.S. Financials Index is reported by Bloomberg under the ticker symbol “DJUSFN.” For information concerning the methodology of the Dow Jones U.S. Financials Index, please refer to “Methodology of the Dow Jones U.S. Indices” below.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index measures the performance of the real estate sector of the United States equity market. This Index is a subset of the Dow Jones U.S. Financials Index. Component companies include those that invest directly or indirectly through development, management or ownership of shopping malls, apartment buildings and housing developments; and Real Estate Investment Trusts (“REITs”) that invest in apartments, office and retail properties. REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests. The Dow Jones U.S. Real Estate Index is reported by Bloomberg under the ticker symbol “DJUSRE.” For information concerning the methodology of the Dow Jones U.S. Real Estate Index, please refer to “Methodology of the Dow Jones U.S. Indices” below.

Methodology of the Dow Jones U.S. Indices

The Dow Jones U.S. Financials Index and the Dow Jones U.S. Real Estate Index (each a “Dow Jones U.S. Index,” and together, the “Dow Jones U.S. Indices”) are market capitalization-weighted indices published by Dow Jones in which only the shares of each company that are readily available to investors—the “float”—are counted. Dow Jones U.S. Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, shares in limited partnerships, and business development companies are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts and similar real-property-owning pass-through structures taxed as REITs by their domiciles also are eligible. In some cases, companies issue multiple share classes. A separate investable weight factor (float factor) is calculated for each class and the class is included, providing it meets eligibility criteria and foreign investors may hold shares in the class. Securities that have had more than ten non-trading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free float market capitalization are selected as components of the Dow Jones U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free float market capitalization and within the bottom .01% of the universe by turnover. Selection is subject to a 2% buffer for current and non-current stocks. Current constituents remain eligible up to the 97th percentile as ranked by float-adjusted market capitalization. Non-constituents are eligible up to the 93rd percentile as ranked by float-adjusted market capitalization.

To be included in the Dow Jones U.S. Financials Index, the issuer of the component securities must be classified in the Financials industry as maintained by the Industry Classification Benchmark (“ICB”). Similarly, to be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate supersector.

The Dow Jones U.S. Indices are reviewed by Dow Jones on a quarterly basis. The number of outstanding shares for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Indices are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date. In addition to the scheduled quarterly review, the Dow Jones U.S. Indices are reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Dow Jones U.S. Indices. You can find a list of the companies whose common stocks are currently included in the Dow Jones U.S. Indices on the Dow Jones website. Information included in such website is not a part of this underlying supplement.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones U.S. Indices offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Financials industry is composed of the Banks supersector, the Insurance supersector, the Real Estate supersector and the Financial Services supersector. The Bank supersector includes companies in the Bank sector; the Insurance supersector includes companies in the Nonlife Insurance and Life Insurance sectors; the Real Estate supersector includes companies in the Real Estate Investment & Services sector and the Real Estate Investment Trusts sector; and the Financial Services supersector includes companies in the Financial Services, Equity Investment Instruments and Nonequity Investment Instrument sectors.

Calculation and Adjustments

Index Formula

The Dow Jones U.S. Indices are calculated using the following formula:

Where:

Pi	= the price of each stock in the index (“i”)
Qi	= the number of shares used in calculation of the index (“i”)
Divisor	= the Index Divisor

Adjustments to Share Counts

The Dow Jones U.S. Indices are float adjusted. Only the stocks readily available to investors are used in calculating the Index Level. Thus, the value for the total number of shares in the index (“Qi”) used in the equation becomes:

The total number of shares (“Qi”) used to calculate a Dow Jones U.S. Index is equal to the Investable Weight Factor (“IWF”) multiplied by the number of total shares outstanding. The IWF is a percentage of the total shares outstanding for each stock that will be used in the calculation of a Dow Jones U.S. Index. However, while the IWF captures the float adjustments made to the underlying, it can also capture adjustments made to reflect foreign ownership restrictions or it can be modified to adjust the weight of a stock in the index. All of the restrictions can be combined into a single multiplier in the place of the IWF.

For example:

In the above equation, the total number of shares in the index (“Qi”) is equal to the fraction of total shares (“IS”) to be excluded based on the float adjustment (“FA”) and the fraction of shares excluded for foreign ownership restrictions (“FR”). IS is the combination of the FA and FR. However, to avoid double counting, if FA is greater than FR, then IS will equal 1 – FA. If FR is greater than FA, then IS will equal 1 – FR.

The Index Divisor

All calculations to a Dow Jones U.S. Index rely on the Index Divisor to provide a continuous measure of the market valuation of such Dow Jones U.S. Index. The Index Divisor scales the market value of the stocks in a Dow Jones U.S. Index to ensure that any index maintenance does not change the level of such index. Index maintenance includes changes in the composition (additions, deletions or replacements), weighting (following large changes in a single component’s share number) or corporate actions (mergers, spin-offs, rights offerings, repurchase of shares, public offerings, return of capital, or special cash or stock distributions of other stocks).

To keep the Index Level for a Dow Jones U.S. Index the same and the price of each stock in such index (“Pi”) constant, when there is a change to the total number of shares in the index (“Qi”), the Index Divisor must change accordingly.

In the following formula, a single stock (“r”) is separated out from the stocks that will remain in the Dow Jones U.S. Index.

For the ease of the example, there are no IWF or IS adjustments to the share counts. The key change in the above example is the addition of the time period (“t-1”) directly before stock (“r”) is removed from the relevant Dow Jones U.S. Index. The following formula shows the addition of stock (“s”) to replace stock (“r”).

The time period has shifted from the moment before the change (“t-1”) to the moment immediately after the change has taken place (“t”). The index level of the relevant Dow Jones U.S. Index will not change from (“t-1”) to (“t”).

Let MVt-1 act as the numerator for the equation reflecting the index level before the change and MVt act as the numerator for the equation representing the index level at the moment after the change:

“MV” represents the market value of a Dow Jones U.S. Index. The market value of a U.S. Dow Jones Index is worth the total sum of the price of the stocks that make up the index multiplied by the quantity of each stock. The above formula can be reduced to determine what the current Index Divisor (“Divisort”) needs to be to maintain the same index level throughout the removal of stock (“r”) and the replacement with stock (“s”):

Adjustments to the Index Divisor are made “after the close,” meaning that the calculations are made using the closing prices of the stocks that make up the index. Thus, at the end of the trading day, there exists the old Index Divisor, which reflects the Index Divisor used for the trading day that just ended, and the new Index Divisor, which will be used at the start of the next trading day.

Corporate Action Related Changes

There are a large range of different corporate actions ranging from routine share issuances or buybacks to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the Index Divisor is adjusted.

Corporate Action	Comments	Index Divisor Adjustment
Company added/deleted	The net change in market value will determine the Index Divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buyback that affects the share counts will cause the share counts to be revised to reflect the change.	Yes
Stock split	The share count will be revised to reflect new count. Index Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	☐ If the spun-off company is not being added to the index, the Index Divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
	☐ If the spun-off company is being added to the index, another company is removed to keep the number of names fixed. The Index Divisor adjustment reflects the deletion.	Yes
	☐ The spun-off company is being added to the index and no company removed from the index.	No
Change in IWF	Increasing (or decreasing) the IWF increases (or decreases) the total market value of the index. The Index Divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend, the share price is assumed to drop by the amount of the dividend; the Index Divisor adjustment reflects this drop in index market value.	Yes
Rights offering	Each shareholder receives the right	Yes

Corporate Action	Comments	Index Divisor Adjustment
to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. The Index Divisor adjustment reflects increase in market cap measured as the shares issued are multiplied by the price paid.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (as discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P Dow Jones chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P Dow Jones may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P Dow Jones include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Although the S&P 500 contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies may be represented by multiple share class lines in the index. The S&P 500® Index is reported by Bloomberg under the ticker symbol “SPX.” For information concerning the methodology and the criteria for inclusion in the S&P 500® Index, please refer to “The S&P Indices Methodology” and “Criteria for Inclusion in the S&P Indices,” respectively, below.

The S&P MidCap 400® Index

The S&P MidCap 400® Index is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1.6 billion to $6.8 billion. S&P Dow Jones chooses companies for inclusion in the S&P MidCap 400® Index with an aim of ensuring that the index remains an accurate measure of mid-sized companies, reflecting the risk and return characteristics of the broader mid cap universe on an ongoing basis. Relevant criteria employed by S&P Dow Jones include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company. The change also does not affect any new public company spun off from a current constituent of the S&P MidCap 400® Index. The S&P MidCap 400® Index is reported by Bloomberg under the ticker symbol “MID.” For information concerning the methodology and the criteria for inclusion in the S&P MidCap 400® Index, please refer to “The S&P Indices Methodology” and “Criteria for Inclusion in the S&P Indices,” respectively, below.

The S&P 100® Index

The S&P 100® Index is a subset of the S&P 500® Index and is composed of 100 leading U.S. stocks with exchange-listed options. Constituents of the S&P 100® Index are selected for sector balance and represent over 60% of the market capitalization of the S&P 500® Index and almost 45% of the market capitalization of the U.S. equity markets. Because the S&P 100® Index is derived from the S&P 500® Index, the S&P 100® Index stocks are also subject to the published S&P 500® criteria for additions and deletions. In addition, only companies included in the S&P 500® Index are eligible for inclusion in the S&P 100® Index. All stocks added to the S&P 100® Index must maintain exchange-listed options. Sector balance is considered in the selection of companies for the S&P 100®

Index. S&P Dow Jones may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 100® Index to achieve the objectives stated above. Relevant criteria employed by S&P Dow Jones include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company. S&P Dow Jones may remove a company that substantially violates one or more of the criteria for index inclusion from the S&P 100® Index. The S&P 100® Index is reported by Bloomberg under the ticker symbol “OEX.” For information concerning the methodology and the criteria for inclusion in the S&P 100® Index, please refer to “The S&P Indices Methodology” and “Criteria for Inclusion in the S&P Indices,” respectively, below.

The S&P 500® Index, the S&P MidCap 400® Index and the S&P 100® Index are each an “S&P Index” and together, the “S&P Indices.”

Criteria for Inclusion in the S&P Indices

As of July 31, 2017, the securities of companies with multiple shares class structures are no longer eligible to be added to an S&P Index. Existing S&P Index constituents with multiple share class structures are grandfathered in and will remain in the index. The change also does not affect any new public company spun off from a current constituent of an S&P Index. Non-S&P Index companies with multiple share class structures that acquire S&P Index constituents are not eligible for inclusion in an S&P Index. If a constituent company of an S&P Index reorganizes into a multiple share class structure, that company will remain in such S&P Index at the discretion of the index committee in order to minimize turnover.

In order to be included in the S&P Indices, the stock must meet the following criteria:

•	the issuer must have an unadjusted market capitalization of $6.1 billion or more for the S&P 500® Index and the S&P 100® Index and $1.6 billion to $6.8 billion for the S&P MidCap 400® Index. The market capitalization requirements are reviewed periodically so as to ensure consistency with market conditions. For spin-offs, index membership eligibility is determined using when-issued prices, if available;

•	the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) to float-adjusted market capitalization should be at least 1.00, and the stock must trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date;

•	the issuer of the stock must be a U.S. company (to determine whether an issuer is a U.S. company, S&P Dow Jones considers a number of factors, including the location of the company’s operations, corporate structure, accounting standards and exchange listings);

•	at least 50% of the issuer’s market capitalization must be publicly floated;

•	the sector representation for the S&P 500® Index is periodically evaluated and updated based on activity in the U.S. economy. Updates to the sector representation for the component indices result in equivalent updates to the sector representation in other S&P indices;

•	the issuer must also be found to be financially viable. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (“GAAP”) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter;

•	initial public offerings should be traded on an eligible exchange for at least 12 months before being considered for addition to an S&P Index; however, spin-offs or in-specie distributions from existing constituents are not required to have 12 months of trading prior to their inclusion in an S&P Index; and

•	eligible securities are the common stock of U.S. companies with a primary listing on one of the following U.S. exchanges:

NYSE	NASDAQ Capital Market
NYSE Arca	Bats BZX

NYSE American	Bats BYX
NASDAQ Global Select Market	Bats EDGA
NASDAQ Select Market	Bats EDGX
Investors Exchange (“IEX”)

Ineligible exchanges include:

OTC Bulletin Board	Pink Sheets

Eligible organizational structures and share types are:

Corporations (including equity and mortgage REITs)	Common stock (i.e., shares)

Ineligible organizational structures and share types include:

Business development companies (“BDCs”)	Preferred stock
Limited partnerships (“LPs”)	Convertible preferred stock
Master limited partnerships (“MLPs”)	Unit trusts
Limited liability companies (“LLCs”)	Equity warrants
Closed-end funds	Convertible bonds
ETFs	Investment trusts
ETNs	Rights
Royalty trusts	American Depositary Receipts (“ADRs”)
Tracking Stocks	Companies with multiple share class structures

A company can be removed from the S&P Indices if it substantially violates one or more of the criteria for index inclusion, or if the company is involved in a merger, acquisition or restructuring such that it no longer meets the inclusion criteria.

The S&P Indices Methodology

On March 21, 2005, S&P began to calculate the S&P Indices based on a half float-adjusted formula, and on September 16, 2005, the S&P Indices became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P Indices have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

On September 21, 2012, all share-holdings with a position greater than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float unless those shares form a control block. If a company has more than one class of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

S&P Dow Jones Indices includes all publicly listed multiple share class lines separately in its float market cap weighted indices subject to liquidity and float criteria currently in place for each index. Index membership eligibility for a company with multiple share class lines is based on the total market capitalization of the company. The decision to include each publicly listed share class is evaluated line by line; the weight of each line will only reflect its own float, not the combined float of all company lines. It is possible that one listed share class line may be included in an S&P Index while a second listed share class line of the same company is excluded. Unlisted share class lines are not combined with any listed share class lines, but these unlisted share class lines are included when computing company total market capitalization. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

The S&P Indices are calculated using a base-weighted aggregate methodology: the level of the relevant S&P Index reflects the total market value of all component stocks relative to such S&P Index’s base period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P Indices is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P Indices, it is the only link to the original base period level of the S&P Indices.

The S&P Indices Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spin-offs. Changes to the S&P Indices are made on an as-needed basis. There is no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

To prevent the level of the S&P Indices from changing due to corporate actions, all corporate actions that affect the total market value of the S&P Indices require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P Indices remains constant. This helps maintain the level of the S&P Indices as an accurate barometer of stock market performance and ensures that the movement of the S&P Indices does not reflect the corporate actions of individual companies in the S&P Indices. All index divisor adjustments are made after the close of trading based on closing prices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P Indices and do not require index divisor adjustments.

The table below summarizes the types of S&P Index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Company added/deleted	Net change in market value determines the divisor adjustment.	Yes

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buyback – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	The spin-off is added to the relevant index on the ex-date at a price of zero.	No
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Any changes to the stocks in an S&P Index that alters the total market value of such S&P Index while holding stock prices constant will require a divisor adjustment.

A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies included in each S&P Index. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P Indices are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the index.

Confirmed share changes that are at least 5% of the total shares outstanding are implemented weekly. Total shares outstanding and not float-adjusted shares are used to determine whether the share change meets this 5% threshold. The 5% rule applies to share changes only. IWF changes are only considered if a share change meets the 5% threshold.

Changes to an index constituent’s total shares outstanding of at least 5% are applied weekly and are announced after the market close on Fridays for implementation after the close of trading the following Friday (i.e., one week later). Examples of such changes include public offerings (also known as secondary offerings or follow-on offerings), tender offers, Dutch auctions, exchange offers, bought deal equity offerings, prospectus offerings, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of derivative securities, at-the-market stock offerings, and acquisitions of private companies or non-index companies that do not trade on a major exchange. If an exchange holiday/closure falls on a Friday, the weekly share change announcement will be made the day before the exchange holiday/closure, and the implementation date will remain after the close of trading the following Friday (i.e., one week later).

Notwithstanding the foregoing, share or IWF changes of 5% or more due to public offerings (also known as placements or secondary offerings) are made effective at the open of the next day under certain conditions. Secondary offerings by selling shareholders are recognized the next day if certain conditions are met, or weekly via an IWF change if the secondary offering is at least 5% of the total shares outstanding.

The S&P Select Industry Indices

The S&P® Homebuilders Select Industry™ Index, the S&P® Metals & Mining Select Industry™ Index and the S&P® Oil & Gas Exploration & Production Select IndustryTM Index (each an “S&P Select Industry Index,” and together the “S&P Select Industry Indices”) are each designed to measure the performance of a portion of the S&P® Total Market Index (the “S&P TMI”), a benchmark that measures the performance of the U.S. equity market. The S&P TMI offers broad market exposure to stocks of all market capitalization, including all common equities listed on the NYSE (including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. stocks are eligible for inclusion in the S&P TMI. The S&P Select Industry Indices are equal-weighted, with adjustments to individual constituent weights to ensure concentration and liquidity requirements. For information concerning the methodology of the S&P Select Industry Indices, please refer to “Methodology of the S&P Select Industry Indices” below.

The S&P® Homebuilders Select IndustryTM Index

The S&P® Homebuilders Select Industry™ Index (“S&P Homebuilders Index”) is an equal-weighted index that is designed to measure the performance of the homebuilders sub-industry portion of the S&P TMI. The S&P Homebuilders Index includes stocks in the following sub-industries: homebuilding, building products, home furnishings, home improvement, home furnishing retail and household appliances. Each of the component stocks in the S&P Homebuilders Index is a constituent stock within the homebuilding sub-industry of the S&P TMI. The U.S. dollar price return version of the S&P Homebuilders Index is reported by Bloomberg under ticker symbol “SPSIHO.”

The S&P® Metals & Mining Select IndustryTM Index

The S&P® Metals & Mining Select Industry™ Index (“S&P Metals & Mining Index”) is an equal-weighted index that is designed to measure the performance of the metals and mining sub-industry portion of the S&P TMI. The S&P Metals and Mining Index includes stocks in the following sub-industries: aluminum, coal and consumable fuels, copper, diversified metals and mining, gold, precious metals and minerals, silver and steel. Each of the component stocks in the S&P Metals & Mining Index is a constituent stock within the metals and mining sub-industry of the S&P TMI. The U.S. dollar price return version of the S&P Metals & Mining Index is reported by Bloomberg under ticker symbol “SPSIMM.”

The S&P® Oil & Gas Exploration & Production Select IndustryTM Index

The S&P® Oil & Gas Exploration & Production Select IndustryTM Index (“S&P Oil & Gas Exploration & Production Index”) is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI. The S&P Oil & Gas Exploration & Production Index includes stocks in the following sub-industries: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. Each of the component stocks in the S&P Oil & Gas Exploration & Production Index is a constituent stock within the oil and gas sub-industry portion of the S&P TMI. The U.S. dollar price return version of the S&P Oil & Gas Exploration & Production Index is reported by Bloomberg under the ticker symbol “SPSIOP.”

Methodology of the S&P Select Industry Indices

Membership in each of the S&P Select Industry Indices is based on a stock’s GICS classification, as well as a stock’s float-adjusted liquidity ratio (“FALR”), float-adjusted market capitalization and domicile.

To be eligible for an S&P Select Industry Index, stocks must be in the S&P TMI and must satisfy one of the two following combined size and liquidity criteria:

•	Float-adjusted market capitalization above $500 million and FALR above 90%.

•	Float-adjusted market capitalization above $400 million and FALR above 150%.

All stocks satisfying the above requirements are included in the applicable S&P Select Industry Index. The total number of stocks in each S&P Select Industry Index should be at least 35. If there are fewer than 35 stocks in an S&P Select Industry Index, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 stocks in each S&P Select Industry Index as of each rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization

Float-adjusted market capitalization should be at least $400 million for index inclusion. Existing index components must have a float-adjusted market capitalization of $300 million to remain in the index at each rebalancing. If an S&P Select Industry Index still does not have enough stocks that meet the criteria for inclusion, the minimum market capitalization requirements may be relaxed until the other requirements have been satisfied.

Liquidity

The liquidity measurement used is a liquidity ratio, defined by dollar value traded over the previous 12 months divided by float-adjusted market capitalization as of the index-rebalancing date. Stocks having a float-adjusted market capitalization above $500 million must have a liquidity ratio greater than 90% to be eligible for addition to an S&P Select Industry Index. Stocks having a float-adjusted market capitalization between $400 and $500 million must have a liquidity ratio greater than 150% to be eligible for addition to an S&P Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in an S&P Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history. In these cases, the dollar value traded available as of the rebalance reference date is annualized.

Takeover Restrictions

At the discretion of S&P Dow Jones, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the relevant S&P Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a stock may be excluded from the eligible universe or removed from the relevant S&P Select Industry Index.

Turnover

At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the S&P Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to the S&P Select Industry Index will not be deleted unless ongoing conditions warrant an index change.

Timing of Changes

Index rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for float-adjusted market capitalization and FALR is after the closing of the last trading date of the previous month. The reference date for GICS classification is as of the rebalancing effective date. S&P Dow Jones may change the date of a given rebalancing for reasons including market holidays occurring on or around the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Additions

Stocks are added between rebalancings only if a deletion in the S&P Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new stock will be added to the S&P Select Industry Index at the weight of the deleted constituent.

In the case of spin-offs, the S&P Select Industry Index will follow the S&P TMI’s treatment of the action.

Deletions

A stock is deleted from an S&P Select Industry Index if the S&P TMI drops the stock. If a stock deletion causes the number of stocks in the relevant index to fall below 22, each stock deletion is accompanied with a corresponding stock addition.

In the case of mergers involving two index constituents, the merged entity will remain in the index provided that it meets all general eligibility requirements. The merged entity will be added to the index at the weight of the stock deemed to be the surviving stock in the transaction (i.e., the surviving stock will not experience a weight change and its subsequent weight will not be equal to that of the pre-merger weight of the merged entities).

In case of GICS changes, where a stock does not belong to a qualifying sub-industry after the classification change, it is removed from the relevant index at the next rebalancing.

S&P Select Industry Index Construction and Calculations

The S&P Select Industry Indices are equal-weighted and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1,000 on December 17, 1999. The index value is simply the index market value divided by the index divisor:

Index Value = (Index Market Value) / Divisor

In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

(Index Value)before rebalance = (Index Value)after rebalance

Therefore,

(Divisor)after rebalance = (Index Market Value)after rebalance / (Index Value)before rebalance

At each quarterly rebalancing, stocks are initially equally weighted, using closing prices as of the second Friday of the last month of the quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the index exceeds the value that can be traded in a single day for a theoretical $1 billion portfolio, in the case of the S&P Metals & Mining Index, or for a theoretical $2 billion portfolio, in the case of the S&P Homebuilders and S&P Oil & Gas Exploration & Production Indices. S&P Dow Jones calculates a maximum basket liquidity weight for each stock in the index using the ratio of its three-month median daily value traded to theoretical portfolio value. Each stock’s weight in the index is then compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight and its initial equal weight. All excess weight is redistributed across the index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the index has a weight greater than 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P Dow Jones will make no further adjustments. If any of the S&P Select Industry Indices contains exactly 22 stocks as of the rebalancing effective date, the index is equally weighted without basket liquidity constraints.

S&P Select Industry Index Maintenance

Index maintenance follows the S&P TMI and the treatment of corporate actions is the same in the S&P TMI. The membership of an S&P Select Industry Index is reviewed quarterly. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. However, a stock will be deleted from an S&P Select Industry Index if the S&P TMI drops the constituent. Unless a constituent deletion causes the number of stocks in an S&P Select Industry Index to fall below 22, no addition will be made to such S&P Select Industry Index until the next rebalancing. At that time, the entire such S&P Select Industry Index will be rebalanced based on all eligibility criteria, including the minimum number of stocks. In case of GICS changes, where a stock does not belong to the homebuilding sub-industry after the classification change, it is removed from such S&P Select Industry Index at the next rebalancing.

The table below summarizes the types of index maintenance adjustments and indicates whether an index adjustment is required.

S&P TMI Action	Adjustment Made to Index	Divisor Adjustment?
Constituent deletion	If the constituent is a member of the applicable S&P Select Industry Index, it is dropped.	Yes
Constituent addition	Only in cases where the deletion causes the component count to fall below 22 stocks, then the deletion is accompanied by an addition assuming the weight of the dropped stock.	No, except in the case of stocks removed at $0.00
If a stock is removed from an index at a price of $0.00, the stock’s replacement will be added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.
GICS change	None. If, after the GICS change, a stock no longer qualifies to belong to the applicable S&P Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

Corporate Action	Adjustment Made to Index	Divisor Adjustment?
Spin-off	In general, both the parent stock and spin-off stocks will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index. When there is no market-determined price available for the spin, the spin is added to the index at zero price at the close of the day before the ex date.	No
Rights Offering	The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Subscription/Rights Ratio). The Index Shares change so that the stock’s weight remains the same as its weight before the spin-off.	No
Stock Dividend, Stock Split, Reverse Stock Split	The Index Shares are multiplied by and price is divided by the split factor.	No
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex date.	Yes

The S&P/ASX 200 Index

The S&P/ASX 200 Index is intended to provide a performance benchmark for the Australian equity market. The S&P/ASX 200 Index is composed of the stocks included in the S&P/ASX 100 Index plus an additional 100 stocks selected by the Standard & Poor’s Australian Index Committee (“S&P/ASX Committee”). The S&P/ASX 200 Index is float-adjusted and essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. The components of the S&P/ASX 200 Index are drawn from the universe of ordinary and preferred equity stocks listed on the Australian Securities Exchange (“ASX”). Other types of securities, including convertible stock, bonds, warrants and preferred stocks that provide a guaranteed fixed return are not eligible for inclusion. The S&P/ASX 200 Index was launched in the Australian market in April 2000. The launch of the S&P/ASX 200 Index coincided with S&P Dow Jones Indices taking over the index business, formerly owned and managed by the ASX. The S&P/ASX 200 Index is reported by Bloomberg under the ticker symbol “AS51.”

Methodology of the S&P/ASX 200 Index

The S&P/ASX 200 Index weights companies according to the GICS®, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P/ASX 200 Index. As of March 29, 2018, the securities included in the S&P/ASX 200 Index were classified into the following eleven sectors: Financials, Materials, Real Estate, Consumer Staples, Health Care, Industrials, Consumer Discretionary, Energy, Telecommunications Services, Utilities and Information Technology.

Calculation of the S&P/ASX 200 Index

The calculation of the value of the S&P/ASX 200 Index is based on the relative float-adjusted aggregate market capitalization of the stocks of 200 companies in the Australian market as of a particular time as compared to the base value of the S&P/ASX 200 Index. The index market capitalization for each S&P/ASX 200 component stock is calculated by multiplying the company’s stock price times the number of ordinary shares times the investable weight factor (as discussed below). Calculations for the S&P/ASX 200 Index are based on stock prices taken from the ASX. The official daily S&P/ASX 200 Index closing values are calculated after the market closes and are based on the last traded price for each S&P/ASX 200 component stock. Component stocks of the S&P/ASX 200 Index are determined after an analysis of the stocks’ liquidity, free float and market capitalization. A constituent of the S&P/ASX 200 Index must be sufficiently liquid to enable institutional investors to buy in and sell out of the company without severely distorting the share price of that stock. The S&P/ASX Committee assesses whether a company has sufficient liquidity to be eligible for the S&P/ASX 200 Index by analyzing each company’s free float and daily share turnover. Free float is defined as the portion of shares not being held by the following: (a) government and government agencies, (b) controlling and strategic shareholders/partners, (c) any other entities or individuals which hold more than 5%, excluding some financial institutions and funds and (d) other restricted portions such as treasury stocks. Stocks are deemed ineligible for inclusion in the S&P/ASX 200 if their free float is less than 30%. In addition, the S&P/ASX Committee considers market capitalization, adjusting each company’s market capitalization for free float. An investable weight factor is used in the adjustment process. In most cases, a stock’s factor will be a direct reflection of its level of free float. The S&P/ASX Committee considers average float-adjusted market capitalization over a six-month period when assessing whether a company’s market capitalization is sufficient for the company to be represented in the S&P/ASX 200.

The S&P/ASX Committee is responsible for setting policy, determining index composition and administering the S&P/ASX 200 Index in accordance with the S&P/ASX methodology. The S&P/ASX Committee is a team of voting members representing both S&P Dow Jones Indices and the ASX. The S&P/ASX Committee may add, remove or bypass any company or security during the selection process. In maintaining the S&P/ASX 200 Index, the S&P/ASX Committee considers the guiding principle of minimizing changes to the index portfolio. The S&P/ASX Committee deletes component stocks from the S&P/ASX 200 Index for reasons including acquisition, insufficient market capitalization, insufficient liquidity, liquidation or insolvency and company restructurings. Between index rebalancings, additions to the S&P/ASX 200 Index are triggered only by deletions, and are evaluated using the criteria described above for selection of S&P/ASX 200 component stocks. Initial public offerings may be eligible for inclusion prior to six months of data being available, but only if a deletion occurs and the S&P/ASX Committee decides that the inclusion is justified.

The S&P/ASX Committee rebalances the S&P/ASX 200 Index quarterly at the end of March, June, September and December; the free float and investable weight factors of S&P/ASX 200 component stocks are reviewed as part of the March rebalance. Quarterly rebalances analyze market capitalization and liquidity over the previous six months. Rebalancing announcements are made on the second Friday of March, June and December and the first Friday of September. Quarterly changes become effective at the close of trade on the third Friday of March, June, September and December. The S&P/ASX 200 Index is also rebalanced, and investable weight factors are adjusted, on an as needed basis when significant corporate events occur.

Share counts for S&P/ASX 200 Index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float-adjusted shares or 100 million Australian dollars (“A$”) in value. Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the six-month average of CDIs or the Total Securities held in the Australian branch of issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by either 5% or a market-cap dollar amount greater than A$100 million. Intra-quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances: (a) changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance, (b) rights issues, bonus issues and other major corporate actions, (c) Dividend Reinvestment Plan share issuances of more than A$100 million in value and (d) share issues resulting from index companies merging and major off-market buybacks. Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same S&P index and regardless of the size of the change.

On any given day, the S&P/ASX 200 Index value is the quotient of the total available market capitalization of its constituents and its divisor. Maintaining the S&P/ASX 200 Index includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to restructurings or spin-offs. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P/ASX 200 Index. Other corporate actions, such as share issuances, change the market value of the S&P/ASX 200 Index and require an index divisor adjustment to prevent the value of the S&P/ASX 200 Index from changing.

The following table summarizes the types of index maintenance adjustments and indicates whether a divisor adjustment is required.

Corporate Actions and the Effect on the Divisor

Events	Index Treatment	Divisor Adjustment Required
Cash dividend	Applied only to total return indices	No
Special cash dividend	Price adjustment needed	Yes
Stock dividend and/or split	Shares are multiplied by and price is divided by the split factor	No
Stock dividend from class A shares into existing class B shares, both of which are included in the index	Adjustment for price of A; adjustment for shares in B	Yes
Stock dividend of different class, same company and is not included in the index	Price adjustment	Yes
Reverse split	Adjustment for price and shares	No
Rights offering	Adjustment for price and shares	Yes

Events	Index Treatment	Divisor Adjustment Required
Rights offering for a new line	Adjustment for price	Yes
New share issuance	Adjustment for shares	Yes
Reduction of capital	Share adjustment	Yes
New addition to index	Share adjustment	Yes
Deletion from index	Share adjustment	Yes
Merger (acquisition by index company for stock)	Share increase	Yes

A spun-off company is added to the S&P/ASX 200 Index at a zero price on the ex date. Should the spun-off company not be considered eligible for the S&P/ASX 200 Index on the basis of its float-adjusted market capitalization, then it will be removed from the S&P/ASX 200 Index after at least one day of regular way trading.

License Agreement with S&P

We and S&P are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the securities.

The license agreement between S&P and us provides that language substantially the same as the following language must be stated in this underlying supplement:

“S&P/ASX 200™,” “ASX,” “All Ords,” “All Ordinaries,” “All Ordinaries Index,” “All Ordinaries Price Index,” “All Ord Share Price Index” and “All Ordinaries Accumulation Index” are trademarks of ASX Operations Pty Limited. The foregoing marks have been licensed for use by Credit Suisse. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s or the Australian Securities Exchange (formerly known as the Australian Stock Exchange) and Standard & Poor’s and the Australian Securities Exchange makes no representation, warranty, or condition regarding the advisability of investing in the securities.

The S&P Select Sector Indices

The stocks included in each of the Consumer Discretionary Select Sector Index, the Consumer Staples Select Sector Index, the Energy Select Sector Index, the Financial Select Sector Index, the Health Care Select Sector Index, the Industrials Select Sector Index, the Materials Select Sector Index, the Real Estate Select Sector Index, the Technology Select Sector Index and the Utilities Select Sector Index (each a “Select Sector Index” and one of the ten “Select Sector Indices”) are selected by S&P Dow Jones from the universe of companies represented by the S&P Indices. The ten Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to at least one of the Select Sector Indices. S&P Dow Jones acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. For information concerning the methodology of the Select Sector Indices, please refer to “Methodology of the Select Sector Indices” below.

The Consumer Discretionary Select Sector Index

The Consumer Discretionary Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: (a) auto components; (b) automobiles; (c) household durables; (d) leisure products; (e) textiles, apparel and luxury goods; (f) hotels, restaurants and leisure; (g) diversified consumer services; (h) media; (i) distributors; (j) internet and direct marketing retail; (k) multiline retail; and (l) specialty retail. The Consumer Discretionary Select Sector Index is reported by Bloomberg under the ticker symbol “IXY.”

The Consumer Staples Select Sector Index

The Consumer Staples Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: (a) food and staples retailing; (b) beverage; (c) food products; (d) tobacco; (e) household products; and (f) personal products. The Consumer Staples Select Sector Index is reported by Bloomberg under the ticker symbol “IXR.”

The Energy Select Sector Index

The Energy Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: energy equipment and services; and oil, gas and consumable fuels. The Energy Select Sector Index is reported by Bloomberg under the ticker symbol “IXE.”

The Financial Select Sector Index

The Financial Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: (a) banks; (b) thrifts and mortgage finance; (c) diversified financial services; (d) consumer finance; (e) capital markets; (f) mortgage REITs; and (g) insurance. The Financial Select Sector Index is reported by Bloomberg under the ticker symbol “IXM.”

The Health Care Select Sector Index

The Health Care Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: (a) health care equipment and services; (b) health care providers and services; (c) health care technology; (d) biotechnology; (e) pharmaceuticals; and (f) life sciences tools and services. The Health Care Select Sector Index is reported by Bloomberg under the ticker symbol “IXV.”

The Industrials Select Sector Index

The Industrials Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and include those involved in the following industries: (a) aerospace and defense; (b) building products; (c) construction and engineering; (d) electrical equipment; (e) industrial conglomerates; (f) machinery; (g) trading companies and distributors; (h) commercial services and supplies; (i) professional services; (j) air freight and logistics; (k) airlines; (l) marine; (m) road and rail; and (n) transportation infrastructure. The Industrials Select Sector Index is reported by Bloomberg under the ticker symbol “IXI.”

The Materials Select Sector Index

The Materials Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: (a) chemicals; (b) construction materials; (c) containers and packaging; (d) metals and mining; and (e) paper and forest products. The Materials Select Sector Index is reported by Bloomberg under the ticker symbol “IXB.”

The Real Estate Select Sector Index

The Real Estate Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: equity REITs (but excluding mortgage REITs); and real estate management and development. The Real Estate Select Sector Index is reported by Bloomberg under the ticker symbol “IXRE.”

The Technology Select Sector Index

The Technology Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: (a) internet software and services; (b) IT services; (c) software; (d) communications equipment; (e) technology hardware, storage and peripherals; (f) electronic equipment, instruments and components; (g) semiconductors and semiconductor equipment; (h) diversified telecommunication services; and (i) wireless telecommunication services. In November 2017, S&P Dow Jones and MSCI announced that, after the close of business on September 28, 2018, (a) the companies classified in the GICS® internet software and services industry (within the GICS® information technology sector) will be moved to the GICS® IT services or software industries (both within the GICS® information technology sector) and the internet software and services industry will be discontinued and (b) the GICS® telecommunication services sector will be broadened and renamed the communication services sector to include companies that facilitate communication and offer related content and information through various media, resulting in the addition of three GICS® industries within the renamed communication services sector: media, entertainment and interactive media & services. The Technology Select Sector Index is reported by Bloomberg under the ticker symbol “IXT.”

The Utilities Select Sector Index

The Utilities Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index from the following industries: (a) electric utilities; (b) gas utilities; (c) multi-utilities; (d) water utilities; and (e) independent power and renewable electricity producers. The Utilities Select Sector Index is reported by Bloomberg under the ticker symbol “IXU.”

Methodology of the Select Sector Indices

Each Select Sector Index was developed and is maintained in accordance with the criteria set forth below.

•	Each of the component stocks in a Select Sector Index is a constituent company of the S&P 500® Index.

•	The ten Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to at least one of the Select Sector Indices.

•	S&P Dow Jones assigns a company’s stock to a particular Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”). S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index.

•	Each Select Sector Index is calculated by S&P Dow Jones using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

•	For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the third Friday of March, June, September and December using the following procedures: (a) The rebalancing reference date is the second Friday of March, June, September and December; and (b) With prices reflected on the rebalancing reference date, and membership, shares outstanding, additional weight factor (capping factor) and investable weight factors (“IWFs”) as of the rebalancing effective date, each company is weighted by float adjusted market capitalization. Modifications are made as defined below:

(i) If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.

(ii) All excess weight is proportionally redistributed to all uncapped component stocks within the relevant Select Sector Index.

(iii) After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stock(s) breaches the 23% weight cap.

(iv) The sum of the component stocks with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

(v) If the rule in step (v) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached is identified. The weight of this component stock is then reduced to 4.5%.

(vi)  This excess weight is equally redistributed to all component stocks with weights below 4.5%. This process is repeated iteratively until step (v) is satisfied.

(vii) Index share amounts are assigned to each component stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.

(viii) If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

When companies represented in the Select Sector Indices are represented by multiple share classes, maximum weight capping is based on company float-adjusted market capitalization, with the weight of multiple-class companies allocated proportionally to each share class based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the relevant Select Sector Index at their natural float-adjusted market capitalization.

Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones in calculating the S&P 500® Index, using a base-weighted aggregate methodology. Aside from the sector classification, all index constituents’ corporate actions follow the parent S&P 500® Index. See “The S&P Indices Methodology” and “The S&P 500® Index” above. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The index compilation agent at any time may determine that an S&P 500® Index component stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the index compilation agent notifies S&P that an S&P 500® component stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that S&P 500® component stocks will change sectors frequently.

Component stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

License Agreement with S&P

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” “500®,” “MidCap 400®,” “S&P 100®,” “100®,” “S&P® Homebuilders Select Industry™ Index,” “S&P® Metals & Mining Select Industry™ Index,” “SPDR®,” “S&P® Select Industry,” “S&P® TMI Index,” “S&P/ASX 200 Index,” “S&P® Select Sector Index,” “Consumer Discretionary Select Sector Index,” “Consumer Staples Select Sector Index,” “Energy Select Sector Index,” “Financial Select Sector Index,” “Financial Services Select Sector Index,” “Health Care Select Sector Index,” “Industrials Select Sector Index,” “Materials Select Sector Index,” “Technology Select Sector Index” and “Utilities Select Sector Index” are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Credit Suisse. “Dow JonesSM,” “Dow Jones Industrial AverageSM,” “Dow Jones U.S. Financials IndexSM” and “Dow Jones U.S. Real Estate IndexSM” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Credit Suisse. The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, the “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the above indices (the “Indices”) to track general market performance.  S&P Dow Jones Indices’ only relationship to the licensee with respect to the Indices is the licensing of the Indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Indices are determined, composed and calculated by S&P Dow Jones Indices without regard to the licensee or the securities.  S&P Dow Jones Indices have no obligation to take the licensee’s needs or the needs of the owners of the securities into consideration in determining, composing or calculating the Indices.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Indices will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Indices is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by the licensee, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Indices.  It is possible that this trading activity will affect the value of the Indices and the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

The STOXX Indices

The STOXX® Europe 600 Index, the EURO STOXX 50® Index, the EURO STOXX® Banks Index and the STOXX® Europe 600 Basic Resources Index are each a “STOXX Index,” and together, the “STOXX Indices.”

The STOXX® Europe 600 Index

The STOXX® Europe 600 Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Europe 600 Index began on June 15, 1998, based on an initial STOXX® Europe 600 Index value of 100 at December 31, 1991. The STOXX® Europe 600 Index is disseminated on the STOXX Limited website, which sets forth, among other things, the country and industrial sector weightings of the securities included in the STOXX® Europe 600 Index and updates these weightings at the end of each quarter. For information concerning the computation of the STOXX® Europe 600 Index, please refer to “Computation of the STOXX Indices” below.

Composition of the STOXX® Europe 600 Index

The STOXX® Europe 600 Index covers the 600 largest companies in Europe and represents large, mid and small capitalization companies across 17 European countries. The STOXX® Europe 600 Index is derived from the STOXX Europe Total Market Index. The STOXX Europe Total Market Index represents the Western Europe region as a whole and covers approximately 95% of the free float market capitalization of the relevant investable stock universe. The selection list for the STOXX® Europe 600 Index is composed of each company’s most liquid stock with a minimum liquidity of greater than one million EUR measured over a three-month average daily trading value and is ranked in terms of free float market capitalization. From the selection list, the largest 550 stocks qualify for selection. The remaining 50 stocks are selected from the largest remaining current components ranked between 551 and 750. If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are enough stocks.

The composition of the STOXX® Europe 600 Index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented after the close on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free float factors and weighting cap factors for each component stock used to calculate the STOXX® Europe 600 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of the 50 largest component stocks of supersector leaders in terms of free float market capitalization from within the EURO STOXX® Index. The EURO STOXX® Index is a Eurozone subset of the STOXX Europe 600® Index. The EURO STOXX® Index has a variable number of components and represents large, mid and small capitalization companies. Only countries eligible for the Eurozone are chosen from the STOXX Europe 600® Index to obtain the EURO STOXX® Index.

The EURO STOXX 50® Index is reported by Bloomberg under the ticker symbol “SX5E.” The EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial EURO STOXX 50® Index value of 1,000 on December 31, 1991. The EURO STOXX 50® Index is disseminated on the STOXX Limited website, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX 50® Index and updates these weightings at the end of each quarter. For information concerning the computation of the EURO STOXX 50® Index, please refer to “Computation of the STOXX Indices” below.

Composition of the EURO STOXX 50® Index

The EURO STOXX 50® Index is reviewed annually in September. The review cut-off date is the last trading day of August. Components are capped at a maximum weight of 10% quarterly. The weighting cap factors are published on Wednesday two trading days prior to quarterly review implementation using Tuesday’s closing prices. The composition of the EURO STOXX 50® Index is also reviewed monthly to ensure that component stocks still remain eligible for inclusion.

Component changes are announced on the last trading day prior to the review month. The implementation is usually conducted quarterly after the close of every third Friday in March, June, September and December and effective the next trading day.

Replacements

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest selection list that is updated monthly. In case of merger and acquisition where a blue-chip stock is involved, the original stock is replaced by the new stock. If a stock is deleted from the EURO STOXX in between the regular review dates but is still a component of the STOXX Regional Total Market Index, then this stock will remain in the EURO STOXX 50® Index until the next regular review.

Fast Exit

The components are monitored for any changes based on the monthly selection list ranking, i.e., on an ongoing monthly basis. A component is deleted if: it ranks 75 or below on the monthly selection list; and it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The announcement will be on the first trading day of the month after close of markets. The addition will be announced based on the monthly selection list, i.e., the highest-ranked noncomponent will be selected. Changes will be implemented on the close of the fifth trading day and are effective the next trading day.

Fast Entry

All stocks on the latest selection lists and initial public offering (“IPO”) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if it qualifies for the latest blue-chip selection list generated end of February, May, August or November; and it ranks within the lower buffer (ranks 1 - 25) on this selection list. If it is added, the stock replaces the smallest stock in the Blue-Chip Index. The announcement will be on the first trading day of the month after close of markets. The implementation is together with the STOXX Total Market indices.

Spin-Offs

Each spin-off stock qualifies for addition if it lies within the lower buffer (ranks 1 – 40) on the latest selection list for the index. The spin-off replaces the lowest ranked stock in that index as determined by the selection list. Qualifying spin-off stocks are added in sequence: The largest qualifying spin-off stock replaces the original stock in the index. The next qualifying spin-off stock replaces the lowest ranked stock in the index. Likewise for the other qualifying spin-off stocks.

Corporate Actions

Generally, corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the EURO STOXX 50® Index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation. For changes in the primary revenue source, they are announced on the quarterly component announcement dates, implemented on the quarterly implementation dates and effective the next trading day after implementation.

Ordinary Adjustments

The free float factors and outstanding number of shares are reviewed on a quarterly basis based on the most recent available data. The final data are published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. The cut-off date for free float data is the fourth Friday of the month preceding the review month, i.e., February, May, August and November. Data arriving after the cut-off dates are implemented in the following quarterly review.

The EURO STOXX® Banks Index

The EURO STOXX® Banks Index is one of 19 STOXX® Europe Supersector indices that comprise the STOXX® Europe 600 Index. The STOXX® Europe 600 Index covers the 600 largest companies in Europe and represents large, mid and small capitalization companies across 17 European countries. Each of the 19 STOXX® Europe Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited. The EURO STOXX® Banks Index includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. The EURO STOXX® Banks Index is calculated in euros and is reported by Bloomberg under the ticker symbol “SX7E.”

The EURO STOXX® Banks Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX® Banks Index began on June 15, 1998, based on an initial EURO STOXX® Banks Index value of 100 at December 31, 1991. The EURO STOXX® Banks Index is disseminated on the STOXX Limited website, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX® Banks Index and updates these weightings at the end of each quarter.

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX® Banks Index. For information concerning the computation of the EURO STOXX® Banks Index, please refer to “Computation of the STOXX Indices” below.

Composition of the EURO STOXX® Banks Index

The composition of the EURO STOXX® Banks Index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

All components of the EURO STOXX® Banks Index are subject to a 30% cap for the largest company and a 15% cap for the second-largest company. The weighting cap factors are published on the second Friday of each March, June, September and December, one week prior to quarterly review implementation, and calculated using Thursday’s closing prices. In addition, an intra-quarter capping will be triggered if the largest company exceeds 35% or the second-largest exceeds 20%.

Generally, corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the EURO STOXX® Banks Index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation. For changes in the primary revenue source, they are announced on the quarterly component announcement dates, implemented on the quarterly implementation dates and effective the next trading day after implementation.

The free float factors and outstanding number of shares are reviewed on a quarterly basis based on the most recent available data. The final data are published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. The cut-off dates for free float data are on the 20th of February, May, August and November. Data arriving after the cut-off dates are implemented in the following quarterly review.

The STOXX® Europe 600 Basic Resources Index

The STOXX® Europe 600 Basic Resources Index is one of 19 STOXX® Europe 600 Supersector indices that comprise the STOXX® Europe 600 Index. The STOXX® Europe 600 Index covers the 600 largest companies in Europe and represents large, mid and small capitalization companies across 17 European countries. Each of the 19 STOXX® Europe 600 Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited. The STOXX® Europe 600 Index includes companies in the basic resources supersector, which tracks companies operating in the forestry and paper sector, the industrial metals and mining sector (including aluminum, nonferrous metals and iron and steel) and the mining sector (including coal, diamonds and gemstones, general mining, gold mining and platinum and precious metals). The STOXX® Europe 600 Basic Resources Index is calculated in euros and is reported by Bloomberg under the ticker symbol “SPXX.”

The STOXX® Europe 600 Basic Resources Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Europe 600 Basic Resources Index began on June 15, 1998, based on an initial value of 100 at December 31, 1991. The STOXX® Europe 600 Basic Resources Index is disseminated on the STOXX Limited website, which sets forth, among other things, the country and industrial sector of the each component included in the STOXX® Europe 600 Basic Resources Index and updates these weightings at the end of each quarter.

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the STOXX® Europe 600 Basic Resources Index. For information concerning the computation of the STOXX® Europe 600 Basic Resources Index, please refer to “Computation of the STOXX Indices” below.

Composition of the STOXX® Europe 600 Basic Resources Index

The composition of the STOXX® Europe 600 Basic Resources Index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

All components of the STOXX® Europe 600 Basic Resources Index are subject to a 30% cap for the largest company and a 15% cap for the second-largest company. The weighting cap factors are published on the second Friday of each March, June, September and December, one week prior to quarterly review implementation, and calculated using Thursday’s closing prices. In addition, an intra-quarter capping will be triggered if the largest company exceeds 35% or the second-largest exceeds 20%.

Generally, corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the STOXX® Europe 600 Basic Resources Index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation. For changes in the primary revenue source, they are announced on the quarterly component announcement dates, implemented on the quarterly implementation dates and effective the next trading day after implementation.

The free float factors and outstanding number of shares are reviewed on a quarterly basis based on the most recent available data. The final data are published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. The cut-off dates for free float data are on the 20th of February, May, August and November. Data arriving after the cut-off dates are implemented in the following quarterly review.

Computation of the STOXX Indices

The STOXX Indices are calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating each STOXX Index value at any time can be expressed as follows:

Index	=	free float market capitalization of the relevant STOXX Index divisor

The “free float market capitalization of the relevant STOXX Index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the relevant STOXX Index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The free float factors and outstanding number of shares used to calculate the STOXX Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur from certain corporate actions, depending on the magnitude of the change.

Each STOXX Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase (á), decrease (â) or be held constant (¡).

DIVISOR:	â

A) Cash dividend (applies to return indices only)
Adjusted price (net return) = closing price − announced dividend * (1 − withholding tax)

Adjusted price (gross return) = closing price − announced dividend

DIVISOR:	â	B) Special Cash dividend (applies to price and return indices) Adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)

DIVISOR:	¡	C) Split and Reverse Split Adjusted price = closing price * A / B New number of shares = old number of shares * B / A
DIVISOR:	á

D) Rights Offering

Standard rights issue treatments:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Extremely dilutive rights issues with a share ratio larger or equal to 2000% (B/A≥20) are treated as following:

STOXX will announce the deletion of the company from all indices following the standard rules for index replacements if sufficient notice period (which means STOXX is able to make an announcement about index changes two trading days before the ex-date) can be given. The company may enter the indices again at the next periodic index review, but only after the new shares have been listed.

Extremely dilutive rights issues without sufficient notice period and all highly dilutive rights issues with a share ratio larger or equal to 200% (B/A≥2) are treated as following:

The rights will be included into the indices with a theoretical price on the ex-date. The rights must be listed on an eligible stock exchange and tradable starting on the ex-date; otherwise only a price adjustment is made. The rights will have the same parameters as the parent company. The rights will be removed at the close of the day they start to trade with traded price being available. The number of shares and weighting factors will be increased after the new shares have been listed.

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

DIVISOR:	¡	E) Stock Dividend Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A
â

F) Stock Dividend (from treasury stock)

If treated as regular cash dividend, only the return indices are adjusted.

Adjusted price = closing price – closing price * B / (A + B)

If treated as extraordinary dividend, the price and the return indices are adjusted.

Adjusted price = closing price – closing price * B / (A + B)

DIVISOR:	â	G) Stock Dividend of a Different Company Security Adjusted price = (closing price * A − price of the different company security * B) / A

DIVISOR:	â	H) Return of Capital and Share Consolidation Adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B New number of shares = old number of shares * B / A
DIVISOR:	â

I) Repurchase Shares/Self-Tender

Adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)

New number of shares = old number of shares − number of tendered shares

DIVISOR:	â	J) Spinoff Adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:

K) Combination Stock Distribution (Dividend or Split) and Rights Offering

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held:

If A is not equal to one share, all the following “new number of shares” formulas need to be divided by A:

á

● If rights are applicable after stock distribution (one action applicable to other)

Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

á

● If stock distribution is applicable after rights (one action applicable to other)

Adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

New number of shares = old number of shares * [(A + C) * (1 + B / A)] / A

á

● Stock distribution and rights (neither action is applicable to the other)

Adjusted price = [closing price * A + subscription price * C] / [A + B + C]

New number of shares = old number of shares * [A + B + C] / A

DIVISOR:		L) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
DIVISOR:		M) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement with STOXX Limited

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the STOXX Indices, which is owned and published by STOXX Limited, in connection with certain securities, including the securities.

STOXX Limited and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the STOXX Indices and the related trademarks for use in connection with the securities. STOXX Limited and its Licensors do not sponsor, endorse, sell or promote the securities; recommend that any person invest in the securities; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the securities; have any responsibility or liability for the administration, management or marketing of the securities; or consider the needs of the securities or the owners of the securities in determining, composing or calculating the STOXX Indices or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the securities. Specifically, STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the securities, the owners of the securities or any other person in connection with the use of the STOXX Indices and the data included in the STOXX Indices; the accuracy or completeness of the STOXX Indices and their data; and the merchantability and the fitness for a particular purpose or use of the STOXX Indices and their data. STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the STOXX Indices or their data. Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.

The licensing agreement between us and STOXX Limited is solely for our benefit and the benefit of STOXX Limited and not for the benefit of the owners of the securities or any other third parties.

The Swiss Market Index

The Swiss Market Index (“SMI”) is a free float adjusted market capitalization weighted index that represents about 85% of the free float capitalization of the Swiss equity market. The SMI was introduced on June 30, 1988 at a baseline value of 1500 points. Its composition is examined once a year. The SMI comprises the 20 largest and most liquid equities of the Swiss Performance Index (“SPI”). Calculation takes place in real-time: as soon as a new transaction occurs in a security contained in the SMI, an updated index level is calculated and displayed. The Swiss Market Index was developed by the SIX Swiss Exchange and is calculated, maintained and published by the SIX Swiss Exchange. The U.S. dollar price return version of the SMI is reported by Bloomberg under the ticker symbol “SMI.”

Methodology of the SMI

The SMI is calculated according to the Laspeyres method using a weighted arithmetic mean over a defined selection of securities. The current index level can be calculated by dividing the sum of the market capitalizations of the securities contained in the index by the divisor. The securities included in the SMI are weighted according to their free float. This means that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization.

The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Conditional and authorized capital does not count as issued and outstanding equity capital. The free float is calculated on the basis of listed shares only. Where a company has different categories of listed securities, these are considered separately for the purposes of calculating the index. The weight of any SMI constituent that exceeds a weight of 18% within the SMI is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of that constituent’s free float market capitalization. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other SMI constituents. The constituents are also capped to 18% as soon as two SMI constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, a new calculation of the capping factors is executed immediately and communicated to the market in order to ensure that the maximum weight per constituent is capped at 18% for the opening on the next day. In order to achieve a capped weighting while attempting to not cause market distortion, a stepwise reduction is conducted based on the ordinary quarterly index adjustment reviews to ensure that no reduction in the weight (as a result of capping) from one review to the next exceeds 3%. The transition period is in effect until no component has a weight larger than 18%. In the case of an intra-quarter breach, the weights are limited to the last defined weights as of the prior review.

In principle, shares in fixed ownership are deemed to be those that have been reported to the SIX Swiss Exchange by a person or group of persons whose shareholding has exceeded the relevant threshold values under Art. 120 of the Financial Markets Infrastructure Act (“FinfraG”). Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in fixed ownership.

The SIX Swiss Exchange may use sources in addition to the reports pursuant to FinfraG to calculate shares in fixed ownership. In particular, the SIX Swiss Exchange may use data gained from issuer surveys that it conducts itself.

Exceptions

Shares held by the following groups are deemed free floating regardless whether a report has been made pursuant to the above:

•	Custodian nominees

•	Trustee companies

•	Investment funds

•	Pension funds

•	Investment companies

The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned. The free float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates and bonus certificates is taken into full account in calculating the index because it does not confer voting rights.

Calculation and publication intervals

The SMI is calculated in real time. The index is recalculated and republished immediately upon any changes in the price of any security. The shortest interval between calculation is one second. All index data is distributed by SIX Exfeed Ltd (subsidiary of SIX Group Ltd) via information service providers (e.g., Reuters, Telekurs and Bloomberg).

Prices used

In calculating the SMI, the last paid price is taken into account. If no price has been paid on the day of calculation, the bid price is used. In the absence of a bid price, the previous day’s price is used. Only the prices achieved via the electronic order book of the SIX Swiss Exchange are used.

Trading hours

The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SIX Swiss Exchange. Since the opening phase usually causes strong price fluctuations, the SMI is first calculated two minutes after the start of order book trading. This index level is called the “open”. A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI are established.

Determination of rankings and identification of candidates

The basic universe for admission to the SMI is the SPI. In order to be admitted and remain in the SPI universe a given security must meet a minimum free float rate of 20%. If a stock falls below this limit and does not reach or exceed it again within three months, it is excluded. Securities which are not admitted to the SPI universe because they do not meet the free float conditions are admitted if the minimum free float rate of 20% has been met continuously over a period of three months.

A selection list in which all SPI securities are ranked and which forms the basis for the rankings can be downloaded from the SIX Swiss Exchange website. The position of each security is determined by a combination of the following criteria:

•	Average free float capitalization over the last 12 months (compared to the capitalization of the entire SPI)

•	Cumulated on order book turnover over the last 12 months (compared to the total turnover of the SPI).

For companies that have been listed during the 12-month period, the cumulated on order book turnover will be extrapolated, whereby generally the first five trading days for those shares will not be included in the calculation.

For the ordinary index review the time period used for the calculations is July 1 through June 30 of the following year. At the cut-off dates September 30, December 31 and March 31, a provisional selection list based on the average free float market capitalization and cumulated on order book turnover over the last 12 months is created.

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the so-called weighted market share.

Ordinary adjustment dates

The number of securities and free float shares are adjusted on four ordinary adjustment dates a year:

•	The third Friday in March (after close of trading)

•	The third Friday in June (after close of trading)

•	The third Friday in September (after close of trading)

•	The third Friday in December (after close of trading)

The SIX Swiss Exchange may conduct a capital survey among issuers in order to obtain the required data. The announcement of the provisional new securities occurs at least one month before the adjustment date. The SIX Swiss Exchange reserves the right to take account of recent changes before the adjustment date, so the definite new securities are announced only five trading days before the adjustment date.

Extraordinary adjustment of the number of shares

In order to maintain the stability of the SMI and avoid frequent minor changes to the weighting, a change of the total number of outstanding securities or the free float leads to an extraordinary adjustment only if it is equal to or greater than 10% and 5%, respectively, and is in conjunction with a corporate action.

After a takeover, the free float of the company in question may be adjusted upon publication of the end result. A five-day notification period applies. At the same time, the SIX Swiss Exchange may exclude the security from the relevant index family.

Where an insolvency has been announced, an extraordinary adjustment will be made and an exclusion from the indices, taking into account a notification period of five trading days.

In case SIX Regulation has confirmed a delisting, an exclusion from the indices will be made at the upcoming ordinary adjustment date (March, June, September and December) taking into account a notification period of at least five trading days. If a company is deleted from indices with a fixed number of constituents as a result of a delisting, takeover or bankruptcy, a replacement is determined based on the current selection list.

The foregoing notwithstanding, SIX Swiss Exchange reserves the right to make this adjustment, in exceptional cases, without observing the notification period.

Dividend payments

As a price index, the SMI is not adjusted for dividends. Dividend payments are always treated as gross amounts, including the withholding tax portion. Repayments of capital through the reduction of a share’s par value, which can take the place of a cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the price index divisor). However, distributions (e.g., special dividends and anniversary bonuses) that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisors of price indices.

Share dividends are not treated like ordinary dividend payments. The increase in the number of shares is offset by the lower price of the share on the ex date. The capitalization does not change in total and the divisors are not adjusted. The distribution of a dividend on shares of another company is not classified as an ordinary dividend payment and so necessitates an adjustment of the price index divisor.

At variance to the treatment of dividends and other distributions described above, SIX Swiss Exchange reserves the right in justifiable instances to diverge from these treatments.

Information on corporate events

Any forthcoming extraordinary corporate events that result in an adjustment to the indices are published by email via Investor Service Equity. This service is offered free of charge by the SIX Swiss Exchange Indices department. The registration form is available on the SIX Swiss Exchange website. The SIX Swiss Exchange accepts no liability for Investor Service Equity.

Should a data source (for example a price source) not be available as a result of challenging economic conditions or other market distortions, the last available data will normally be used. In extraordinary cases a deviation from the rules discussed herein can occur, for example, shifting the schedule of a regular index review. All changes will be publicly announced at least two trading days in advance.

License Agreement

SIX Swiss Exchange has had the names of all the indices created by it protected under trademark law. They have been registered in Switzerland as well as in key markets both in Europe and overseas. Under certain conditions, SIX Swiss Exchange permits third parties to use the trademarks of its index family for commercial purposes. It has levied a license fee for such use since 1999.

We have entered into a license agreement with SIX Swiss Exchange whereby we, in exchange for a fee, are permitted to use the SMI in connection with certain securities, including the securities. We are not affiliated with SIX Swiss Exchange, the only relationship between SIX Swiss Exchange and us is any licensing of the use of SIX Swiss Exchange’s indices and trademarks relating to them.

The securities are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange and the SIX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. However, SIX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and SIX Swiss Exchange shall not be under any obligation to advise any person of any error therein. Swiss Market Index® is a registered trademark of SIX Swiss Exchange which is used under license.

The Tokyo Stock Price Index

The Tokyo Stock Price Index (“TOPIX® Index”) is a free float-adjusted market capitalization weighted index developed by the Tokyo Stock Exchange (“TSE”). Publication of the TOPIX® Index began on July 1, 1968, based on an initial index value of 100 at January 4, 1968. The price return version of the TOPIX® Index is computed and published every second via TSE’s Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks. The TOPIX® Index is reported by Bloomberg under the ticker symbol “TPX.”

Methodology of the TOPIX® Index

The component stocks of the TOPIX® Index consist of all Japanese common stocks listed on the First Section of the TSE. The TOPIX® Index measures changes in the aggregate market value of these stocks. The TSE Japanese stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. The component stocks of the TOPIX® Index are determined based on market capitalization and liquidity. Review and selection of component stocks is conducted semiannually, based on market data as of the base date for selection.

The TOPIX® Index is a free float-adjusted market capitalization weighted index, with the market price of each component stock multiplied by the number of shares listed (as adjusted by multiplying the free float weight to take into account only the listed shares deemed to be available for trading in the market). The TSE is responsible for calculating and maintaining the TOPIX® Index, and can add, delete or substitute the stocks underlying the TOPIX® Index or make other methodological changes that could change the value of the TOPIX® Index. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the TOPIX® Index if such stock ceases to meet the criteria for inclusion. Stocks listed on the Second Section of the TSE may be transferred to the First Section if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a First Section stock falls within the coverage of TSE rules prescribing reassignment thereof to the Second Section, such stock will be removed from the First Section.

Computation of the TOPIX® Index

The TOPIX® Index is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The TOPIX® Index is calculated by multiplying 100 by the figure obtained by dividing the current free float-adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of free float-adjusted common shares listed on the First Section of the TSE at the same instance) (the “Current Market Value”) by the base market value (i.e., the free float-adjusted market value on the base date of January 4, 1968) (the “Base Market Value”).

The calculation of the TOPIX Index can be represented by the following formula:

Index	=	Current Market Value Base Market Value	×	100

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TOPIX® Index. Such factors include, without limitation: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants, and transfer of listed securities from the First Section to the Second Section of the TSE.

The formula for the adjustment is as follows:

Free float adjusted Market Value on business day before Adjustment Date Base Market Value before adjustment	=	(Free float adjusted Market Value on business day before Adjustment Date ± Adjustment Amount) Base Market Value after adjustment

Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TOPIX® Index multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New Base Market Value	=	Free float old Base Market Value × (Adjusted Market Value on business day before Adjustment Date ± Adjustment Amount) Free float adjusted Market Value on business day before Adjustment Date

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the TOPIX® Index, the Base Market Value is adjusted in such a way that the new value of the TOPIX® Index will equal the level of the TOPIX® Index immediately prior to such change.

No adjustment is made to the Base Market Value, however, in the case of events such as stock splits or reverse stock splits, which theoretically do not affect market capitalization.

License Agreement with the TSE

We have entered into a non-exclusive license agreement with the TSE providing for the license to Credit Suisse and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the TOPIX® Index, which is owned and published by the TSE, in connection with the securities.

The TOPIX® Index Value and the TOPIX® Trademarks are subject to the intellectual property rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the TOPIX® Index, such as calculation, publication and use of the TOPIX® Index Value and relating to the TOPIX® Trademarks.

The Tokyo Stock Exchange, Inc. reserves the right to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX® Index Value or to change the TOPIX® Trademarks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemming from the use of the TOPIX® Index Value and the TOPIX® Trademarks or as to the figure at which the TOPIX® Index Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX® Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX® Index Value. The securities are not in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities, or any advice on investments to any purchaser of the securities, or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuer or any purchaser of the securities, for calculation of the TOPIX Index Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.

“TOPIX®” and “TOPIX Index®” are trademarks of the Tokyo Stock Exchange, Inc. and prior to the settlement date we expect them to be licensed for use by Credit Suisse. The securities have not been, and they will not be, passed on by the TSE as to their legality or suitability. The securities will not be issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE SECURITIES.